Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

L&F ACQUISITION CORP.,

L&F ACQUISITION HOLDINGS, LLC,

ZF MERGER SUB, INC.,

IDX MERGER SUB, INC.,

IDX FORWARD MERGER SUB, LLC,

ZEROFOX, INC.,

and

ID EXPERTS HOLDINGS, INC.

Dated as of December 17, 2021

i

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Amended and Restated Sponsor Support Letter Agreement
Exhibit D	–	Form of Amended and Restated Registration Rights Agreement
Exhibit E	–	Form of Amended and Restated ZF Certificate of Incorporation

Exhibit F	–	Form of Amended and Restated IDX Forward Merger Sub Certificate of Formation
Exhibit G	–	Form of Amended and Restated IDX Forward Merger Sub Limited Liability Company Agreement
Exhibit H	–	Form of Incentive Equity Plan
Exhibit I	–	Form of ESPP
Exhibit J	–	Form of ZF FIRPTA Certificate
Exhibit K	–	Form of IDX FIRPTA Certificate

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2021, by and among L&F Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZF”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”, and each of ZF and IDX, a “Company Party”, and together, the “Company Parties”).  Acquiror, L&F Holdings, ZF, ZF Merger Sub, IDX, IDX Merger Sub, and IDX Forward Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Supermajority Acquiror Shareholder Approval, transfer by way of continuation from the Cayman Islands and domestication in the State of Delaware (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Islands Companies Act (As Revised), as amended and restated from time to time (the “Companies Act”);

WHEREAS, concurrently with the Domestication, (i) Acquiror shall cause to be filed, subject to obtaining Supermajority Acquiror Shareholder Approval, a certificate of incorporation with the Secretary of State of Delaware in the form attached hereto as Exhibit A (such certificate of incorporation, the “Acquiror Charter”) and (ii) following the consummation of the Domestication and prior to the Closing, subject to obtaining Majority Acquiror Shareholder Approval, Acquiror shall cause to be adopted bylaws consistent with the laws of the State of Delaware in the form attached hereto as Exhibit B (such bylaws, the “Acquiror Bylaws”);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of Acquiror (“Pre-Domestication Acquiror Ordinary Shares”), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”); (ii) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Acquiror (“Pre-Domestication Acquiror Class B Shares”), shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Sponsor Holders Class B Conversion”); and (iii) each then issued and outstanding whole warrant of Acquiror exercisable for one share of Pre-Domestication Acquiror Ordinary Shares (“Pre-Domestication Acquiror Warrant”) shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock (“Acquiror Warrant”), pursuant to the Warrant Agreement;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the DGCL, the DLLCA and other applicable Laws, (i) ZF Merger Sub shall be merged with and into ZF (the “ZF Merger”), with ZF being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned Subsidiary of L&F Holdings, (ii) IDX Merger Sub shall be merged with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger (“Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned Subsidiary of L&F Holdings, and (iii) Transitional IDX Entity shall be merged with and into IDX Forward Merger Sub (the “IDX Forward Merger”, and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned Subsidiary of L&F Holdings (the “Surviving IDX Entity”);

WHEREAS, for U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), each of the Parties intends that (i) the ZF Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the IDX Merger and the IDX Forward Merger, taken together, be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and pursuant to Rev. Rul. 2001-46, (iii) the Domestication be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iv) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder (clauses (i)-(iv), the “Intended Income Tax Treatment”);

WHEREAS, the board of directors of ZF has (i) determined that the Mergers and the other Transactions are in the best interests of ZF and the stockholders of ZF, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the stockholders of ZF the approval and adoption of this Agreement and the Transactions contemplated hereby, including the ZF Merger;

WHEREAS, the board of directors of IDX has unanimously (i) determined that the Mergers and the other Transactions are in the best interests of IDX and the stockholders of IDX, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the stockholders of IDX the approval and adoption of this Agreement and the Transactions contemplated hereby, including the IDX Merger;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”), on behalf of Acquiror, in its capacity as the sole member of L&F Holdings, has approved this Agreement and the Transactions, including the Mergers;

WHEREAS, the board of directors of ZF Merger Sub has unanimously (i) determined that the Mergers and the other Transactions are in the best interests of ZF Merger Sub and the sole stockholder of ZF Merger Sub, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the sole stockholder of ZF Merger Sub the approval and adoption of this Agreement and the Transactions contemplated hereby, including the ZF Merger;

WHEREAS, the board of directors of IDX Merger Sub has unanimously (i) determined that the Mergers and the other Transactions are in the best interests of IDX Merger Sub and the sole stockholder of IDX Merger Sub, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the sole stockholder of IDX Merger Sub the approval and adoption of this Agreement and the Transactions contemplated hereby, including the IDX Merger;

WHEREAS, L&F Holdings, (i) in its capacity as the sole member of IDX Forward Merger Sub, has approved this Agreement and the Transactions, including the IDX Forward Merger, (ii) in its capacity as the sole stockholder of ZF Merger Sub, has delivered a consent approving this Agreement and the Transactions, including the ZF Merger, that will become effective immediately after the execution of this Agreement, and (iii) in its capacity as the sole stockholder of IDX Merger Sub, has delivered a consent approving this Agreement and the Transactions, including the IDX Merger, that will become effective immediately after the execution of this Agreement;

WHEREAS, the Acquiror Board has unanimously (i) determined that the Domestication, the Mergers, the issuance of shares of Acquiror Common Stock in connection with the ZF Merger and the IDX Merger, and the other Transactions are in the best interests of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement, the Domestication and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the shareholders of Acquiror the approval of the Acquiror Shareholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, on or prior to the date hereof, each of ZF and IDX has delivered to Acquiror, and Acquiror has approved, a spreadsheet (the “Spreadsheet”), which sets forth (i) the capitalization of ZF and IDX as of the date hereof, (ii) the Ownership Allocation and the Stockholder Ownership Allocation based on the capitalization of each of ZF and IDX as of the date hereof, and (iii) the number of shares of Acquiror Common Stock constituting part of the ZF Closing Stock Consideration receivable by each ZF Pre-Closing Holder and the number of shares of Acquiror Common Stock constituting part of the IDX Closing Stock Consideration and the IDX Closing Cash Consideration and/or IDX Liquidation Preference receivable by each IDX Pre-Closing Holder pursuant to the terms of this Agreement (in each case, subject to update, to the extent necessary, pursuant to Section 3.12);

WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into subscription agreements (collectively, the “PIPE Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and Acquiror has agreed to issue to the PIPE Investors, an aggregate of at least 2,000,000 shares of Acquiror Common Stock in exchange for an aggregate purchase price of at least $20,000,000 (the “PIPE Investment Amount”) on the Closing Date immediately prior to the Effective Time, on the terms and subject to the conditions set forth in the PIPE Subscription Agreements (the “PIPE Investment”);

WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into subscription agreements (collectively, the “Convertible Notes Subscription Agreements” and together with the PIPE Subscription Agreements, the “Subscription Agreements”) with certain investors (collectively, the “Convertible Notes Investors” and together with the PIPE Investors, the “Investors”) pursuant to which, among other things, the Convertible Notes Investors have agreed to subscribe for, and Acquiror has agreed to issue to the Convertible Notes Investors on the Closing Date immediately prior to the Effective Time, an aggregate principal amount of at least $150,000,000 (the “Convertible Notes Investment Amount” and together with the PIPE Investment Amount, the “Investment Amount”) of 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Convertible Notes”) with a conversion price of $11.50 per share of Acquiror Common Stock, on the terms and subject to the conditions set forth in the Convertible Notes Subscription Agreements and the indenture (the “Convertible Notes Indenture”) governing such Convertible Notes (the “Convertible Notes Investment” and together with the PIPE Investment, the “Investments”);

WHEREAS, concurrently with the execution of this Agreement, the Sponsor Holders, other board and management team members of Acquiror, Acquiror, ZF and IDX, have amended and restated that certain Letter Agreement, dated November 18, 2020 (as amended and restated, the “Sponsor Support Letter Agreement”), in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, (i) in connection with the Closing, the Sponsor Holders shall, on a Pro Rata Basis, subject the Sponsor Holders Earnout Shares to potential forfeiture in the event that certain milestones are not achieved by Acquiror following the Closing, in each case, upon the terms and subject to the conditions set forth in Section 3.10 and therein, (ii) the Sponsor Holders have agreed to waive the anti-dilution rights set forth in Article 17 of the Articles of Association or any other anti-dilution or similar adjustment rights to which Sponsor Holders otherwise are entitled with respect to the Pre-Domestication Acquiror Class B Shares and Acquiror Common Stock held by such Sponsor Holders that may be triggered from the PIPE Investment, the Convertible Notes Investment, the Domestication, the Mergers or any of the other Transactions, (iii) the Sponsor Holders and other board and management team members of Acquiror have agreed to the provisions set forth in Section 8.03(b) and Section 8.05(a), (iv) the Sponsor Holders have agreed to vote all shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares held by them in favor of the adoption and approval of this Agreement and the approval of the other Acquiror Shareholder Matters, and (v) the Sponsor Holders have agreed to certain transfer restrictions in respect of the Acquiror Common Stock and other equity securities of Acquiror held by such Sponsor Holders;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Pre-Domestication Acquiror Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination Proposal;

WHEREAS, at the Closing, Acquiror and the other parties thereto shall enter into the Amended and Restated Registration Rights Agreement (with such changes as may be agreed in writing by the Acquiror, ZF and IDX, the “A&R Registration Rights Agreement”) substantially in the form of Exhibit D attached hereto; and

WHEREAS, in connection with the Domestication, Acquiror shall be renamed “ZeroFox Holdings, Inc.” and shall trade publicly on NASDAQ, as applicable, under a new ticker symbol, which will be “ZFOX” or, if “ZFOX” is not available, another ticker symbol selected by the Parties.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01          Definitions.  For purposes of this Agreement, the following capitalized terms have the following meanings:

“280G Approval” has the meaning specified in Section 6.11.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Closing Statement” has the meaning specified in Section 3.06(a).

“Acquiror Closing Stock Price” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Acquiror Common Stock on the NYSE or NASDAQ, as applicable, for the five consecutive trading days ending with the complete trading day ending three Business Days prior to the Closing Date.

“Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Acquiror Extension Shareholder Meeting” has the meaning specified in Section 8.02(c).

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of Acquiror and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of any of the Acquiror Parties or Sponsor to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by any Governmental Authority after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by this Agreement; (vi) the announcement of this Agreement or consummation of the Transactions; or (vii) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Company Party or (viii) the consummation of any Acquiror Shareholder Redemption.

“Acquiror Option” has the meaning specified in Section 3.01(d).

“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s amended and restated memorandum of association, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Parties” means, collectively, Acquiror, L&F Holdings, ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub.

“Acquiror Preference Shares” has the meaning specified in Section 5.11(a).

“Acquiror Shareholder” means a holder of Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares.

“Acquiror Shareholder Approval” means the vote of the shareholders of Acquiror set forth in the Proxy Statement/Prospectus to the extent required to approve the Acquiror Shareholder Matters.

“Acquiror Shareholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the Domestication (the “Domestication Proposal”), (iii) the adoption and approval of the issuance of shares of Acquiror Common Stock in connection with the Transactions as may be required under NYSE or NASDAQ, as applicable, listing requirements (the “Listing Proposal”), (iv) the adoption and approval of the Acquiror Charter (the “Charter Proposal”), (v) the adoption and approval of the Acquiror Bylaws (the “Bylaws Proposal”), (vi) the adoption and approval of each of the Incentive Equity Plan and ESPP (together, the “Equity Incentive Plan Proposal”), (vii) the election of the members of the Acquiror Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (viii) the adoption and approval of each other proposal that the SEC, NYSE or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto, (ix) the adoption and approval of each other proposal reasonably agreed to by Acquiror, ZF and IDX as necessary or appropriate in connection with the consummation of the Domestication, the Transactions or any of the other transactions contemplated by the Transaction Agreements, and (x) the adoption and approval of a proposal for one or more adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Shareholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Specified Representations” has the meaning specified in Section 9.03(a)(i).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror (inclusive of any deferred underwriting fees) incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Domestication, the Transactions and any other transactions contemplated by the Transaction Agreements, to the extent unpaid as of the Closing, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, as determined pursuant to Section 3.06(a), and any Sponsor Working Capital Loans; provided, that notwithstanding anything in this Agreement to the contrary, in no event shall Acquiror Transaction Expenses include any fees, costs or expenses related to (a) the PIPE Investment or the Convertible Notes Investment other than any placement agent fees paid to Jefferies, (b) any financing activities in connection with the Transactions and (c) the D&O Tail.

“Acquiror Transaction Expenses Cap” has the meaning specified in Section 3.06(a).

“Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Acquisition Transaction” has the meaning specified in Section 8.03.

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.  The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.  For the avoidance of doubt, with respect to either Company Party, Affiliate shall be deemed to include any Subsidiaries of such Company Party.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Business Combination Proposal” has the meaning specified in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Articles of Association” means the Amended and Restated Articles of Association of Acquiror, adopted on November 18, 2020.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption), plus (ii) the aggregate amount of net cash proceeds that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.  For all purposes, the amounts determined pursuant to clause (ii) of the immediately foregoing sentence shall include (x) any portion of the IDX Cash Amount otherwise payable to certain PIPE Investors (in their capacity as IDX Pre-Closing Holders) at Closing pursuant to this Agreement that funds the PIPE Investment of such PIPE Investors pursuant to the PIPE Subscription Agreements and (y) $5,000,000 in principal amount of the ZF PIK Promissory Notes, to the extent that such principal amount is discharged and settled by funding the PIPE Investment of the holders of the ZF PIK Promissory Notes.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“Bylaws Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization or works council.

“Certificate” has the meaning specified in Section 3.11(c).

“Change of Control” means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of Acquiror and its significant Subsidiaries (taken together as a whole) to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, as amended, (ii) the acquisition by any Person or “group” (as defined in the Exchange Act) directly or indirectly, of beneficial ownership of securities representing at least 50% of the voting power of the securities issued by Acquiror having the power to vote (measured by voting power rather than number of shares) in the election of directors of Acquiror (“Voting Stock”), provided that an acquisition pursuant to a transaction which does not constitute a Change of Control under clause (iii) shall not constitute a Change of Control under this clause (ii), or (iii) the consolidation, merger or other business combination of Acquiror with or into any other Person or Persons, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring directly or indirectly beneficial ownership of at least 50% of the voting power of the securities of the combined entity outstanding immediately after such combination; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to such transaction continue after such transaction to hold, directly or indirectly, beneficial ownership of at least 50% of the voting power of the securities of the combined entity outstanding immediately after such combination (including, without limitation, the entity which as a result of such transaction owns Acquiror or all or substantially all of Acquiror’s assets either directly or through one or more subsidiaries), or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Acquiror.

“Charter Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“Closing” has the meaning specified in Section 3.07.

“Closing Date” has the meaning specified in Section 3.07.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comerica Credit Facility” means that certain Amended and Restated Loan and Security Agreement, dated as of December 29, 2020, by and among IDX, ITGS and Comerica Bank, as may be amended, amended and restated, modified or supplemented from time to time.

“Common Share Price” shall mean the maximum volume-weighted average price of one share of Acquiror Common Stock as reported on the NYSE or NASDAQ, as applicable (or the exchange on which the shares of Acquiror Common Stock are then listed) and displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for the Acquiror Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, such page is not available or the “ticker” for the Acquiror Common Stock has changed, as applicable) achieved for a period of at least 20 days within any 30 consecutive trading days commencing on or after the Closing Date and ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Acquiror Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock) and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Companies Act” has the meaning specified in the Recitals hereto.

“Company Group” means, as applicable, (i) ZF and its direct and indirect Subsidiaries, and/or (ii) IDX and its direct and indirect Subsidiaries.

“Company Group Member” means each member of the Company Group.

“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Material Adverse Effect” means, with respect to ZF, a ZF Material Adverse Effect, and with respect to IDX, an IDX Material Adverse Effect.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Party” has the meaning specified in the Preamble hereto.

“Company Party Benefit Plan” means, with respect to ZF, a ZF Benefit Plan, and with respect to IDX, an IDX Benefit Plan.

“Company Party Employees” means, with respect to a Company Party, each employee of such Company Party or any of its Subsidiaries.

“Company Party Intellectual Property” means, with respect to a Company Party, the Owned Intellectual Property and Licensed Intellectual Property of such Company Party.

“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party or any of its Subsidiaries.

“Confidentiality Agreements” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Continuing Employee” has the meaning specified in Section 7.11(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“Convertible Notes” has the meaning specified in the Recitals hereto.

“Convertible Notes Indenture” has the meaning specified in the Recitals hereto.

“Convertible Notes Investment” has the meaning specified in the Recitals hereto.

“Convertible Notes Investment Amount” has the meaning specified in the Recitals hereto.

“Convertible Notes Investors” has the meaning specified in the Recitals hereto.

“Convertible Notes Subscription Agreements” has the meaning specified in the Recitals hereto.

“Court of Chancery” has the meaning specified in Section 11.12.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or variants thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

“D&O Tail” has the meaning specified in Section 7.01(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“DLLCA” means the Delaware Limited Liability Company Act.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

“Earnout Period” shall mean the time period beginning on the Closing Date and ending on and including the date of the five-year anniversary of the Closing Date.

“Effective Time” has the meaning specified in Section 2.02(c).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Incentive Plan Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“Equity Securities” means, with respect to any Person, without duplication (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” means, with respect to a Company Party or any of its Subsidiaries, any Person or entity (whether or not incorporated) that, together with such Company Party or Subsidiary, is (or at relevant time has been or would be) under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“ESPP” has the meaning specified in Section 7.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.11(b).

“Extension Proposal” has the meaning specified in Section 8.02(c).

“Extension Proxy Statement” has the meaning specified in Section 8.02(c).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.03(a) (in the case of Acquiror), Schedule 1.03(b) (in the case of ZF) or Schedule 1.03(c) (in the case of IDX) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company Parties, Article IV, or, in the case of Acquiror, Article V, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Bid” means, as applicable, a bid submitted by IDX or any of its Subsidiaries, or ZF or any of its Subsidiaries, to a Governmental Authority, including a prime contractor or a higher tier subcontractor to a Governmental Authority for the design, manufacture or sale of products or the provision of services by IDX or any of its Subsidiaries, or by ZF or any of its Subsidiaries, as applicable.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, purchase order, delivery order, change order or other contractual arrangement of any kind, between IDX or any of its Subsidiaries, or ZF or any of its Subsidiaries, as applicable, on the one hand, and (i) any Governmental Authority (acting on its own behalf or on behalf of another Governmental Authority or international organization), (ii) any prime contractor of any Governmental Authority or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GSA” has the meaning specified in Section 4.32.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“IDX” has the meaning specified in the Preamble hereto.

“IDX Accounting Principles” means the principles, practices, methodologies and procedures used by IDX in the preparation of the IDX Most Recent Balance Sheet, to the extent consistent with GAAP and the IDX Audited Financial Statements (as applicable).

“IDX Assumed Warrant” has the meaning specified in Section 3.02(b).

“IDX Audited Financial Statements” has the meaning specified in Section 4.08(e).

“IDX Benefit Plan” has the meaning specified in Section 4.15(a).

“IDX Board Recommendation” has the meaning specified in Section 6.07.

“IDX Cancelled Shares” has the meaning specified in Section 3.02(a).

“IDX Cancelled Warrant” means the Warrant to Purchase IDX Common Stock, dated as of August 2, 2016, by and between IDX and MODA Health.

“IDX Capital Stock” means the IDX Common Stock and the IDX Preferred Stock.

“IDX Cash Amount” means the sum of all cash and cash equivalents (but excluding restricted cash) of IDX as of the IDX Effective Time as determined in accordance with the IDX Accounting Principles.  For the avoidance of doubt, the IDX Cash Amount will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of IDX or its Subsidiaries.

“IDX Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of IDX, dated as of July 29, 2016, as amended from time to time.

“IDX Certificate of Merger” has the meaning specified in Section 2.02(b).

“IDX Closing Cash Consideration” means (a) $50,000,000, plus (b) the IDX Positive Adjustment Amount, if any, minus (c) the IDX Negative Adjustment Amount, if any, minus (d) the IDX Liquidation Preference Amount.

“IDX Closing Cash Per Share Consideration” means the IDX Closing Cash Consideration, divided by the IDX Fully Diluted Shares of Stock.

“IDX Closing Statement” has the meaning specified in Section 3.06(c).

“IDX Closing Stock Consideration” means a number of shares of Acquiror Common Stock equal to (a) $288,750,000, divided by (b) $10 (as appropriately adjusted as provided in Section 1.04).

“IDX Closing Stock Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (i) the IDX Closing Stock Consideration divided by (ii) the IDX Fully Diluted Shares of Stock.

“IDX Closing Working Capital” means (a) the IDX Current Assets, minus (b) the IDX Current Liabilities, in each case, as of the IDX Effective Time as determined in accordance with the IDX Accounting Principles.

“IDX Closing Working Capital Shortfall” means (a) the IDX Closing Working Capital Target Amount, minus (b) the amount of the IDX Closing Working Capital (whether positive or negative), whether such resulting figure is positive or negative.

“IDX Closing Working Capital Target Amount” means the amount of $1,500,000.

“IDX Common Stock” means the common stock of IDX, par value $0.0001 per share, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.

“IDX Common Warrant” has the meaning specified in the defined term “IDX Warrant”.

“IDX Confidentiality Agreement” has the meaning specified in Section 11.09.

“IDX Convertible Promissory Notes” means the Convertible Promissory Notes issued by IDX to PELOTON EQUITY I, L.P., PELOTON ID EXPERTS, LLC, BlueCross BlueShield Venture Partners II, L.P., Sandbox Advantage Fund, L.P., Escalate Capital Partners SBIC III, LP, ForgePoint Cybersecurity Fund I, LP and ForgePoint Cyber Affiliates Fund I, LP on December 20, 2018.

“IDX Current Assets” means the sum of accounts receivables, other receivables, prepaid expenses and other current assets, as determined in accordance with the IDX Accounting Principles; provided, however, that IDX Current Assets shall exclude the IDX Cash Amount.

“IDX Current Liabilities” means the sum of accounts payables and other current liabilities, as determined in accordance with the IDX Accounting Principles; provided, however, that IDX Current Liabilities shall exclude any deferred revenue or current portion of long-term debt of IDX, as determined in accordance with the IDX Accounting Principles.

“IDX Debt Amount” has the meaning specified in Section 3.05.

“IDX Debt Payoff Letters” has the meaning specified in Section 6.06(c).

“IDX Dissenting Shares” has the meaning specified in Section 3.02(e).

“IDX Earnout Documents” means (a) that certain Agreement and Plan of Merger, dated August 2, 2016, by and among IDX, ITGS and the other parties thereto, and (b) that certain Liquidity Earnout Payment Agreement, dated August 2, 2016, by and among IDX and the other parties thereto.

“IDX Effective Time” has the meaning specified in Section 2.02(b).

“IDX Financial Statements” has the meaning specified in Section 4.08(e).

“IDX Foreign Plan” has the meaning specified in Section 4.15(k).

“IDX Forward Certificate of Merger” has the meaning specified in Section 2.02(c).

“IDX Forward Merger” has the meaning specified in the Recitals hereto.

“IDX Forward Merger Sub” has the meaning specified in the Preamble hereto.

“IDX Fully Diluted Shares of Stock” means the sum of (i) the total number of shares of IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock and IDX Common Stock issued and outstanding immediately prior to the IDX Effective Time, plus (ii) the total number of shares of IDX Common Stock issuable upon the exercise of all vested IDX Options that are outstanding immediately prior to the IDX Effective Time (including after giving effect to any acceleration of any unvested IDX Options in connection with the consummation of the Transactions), plus (iii) the total number of shares of IDX Capital Stock issuable upon the exercise or settlement of all IDX Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the IDX Effective Time (and which are assumed and converted into IDX Assumed Warrants), in each case of clauses (ii) and (iii), determined on a net exercise basis.  For purposes of determining the number of shares of IDX Capital Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the IDX Capital Stock shall be equal to the (A) the sum of (1) $288,750,000, plus (2) the IDX Closing Cash Consideration, plus (3) the aggregate exercise price of all vested IDX Options that are outstanding immediately prior to the IDX Effective Time (including after giving effect to any acceleration of any unvested IDX Options in connection with the consummation of the Transactions) and all IDX Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the IDX Effective Time (and which are assumed and converted into IDX Assumed Warrants), divided by (B) the IDX Fully Diluted Shares of Stock determined as if the words “net exercise basis” were replaced with the words “cash exercise basis.”

“IDX Interim Financial Statements” has the meaning specified in Section 4.08(e).

“IDX Knowledge Parties” has the meaning specified in Section 1.03.

“IDX Liquidation Preference” means with respect to each share of IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock and IDX Series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time and each share of IDX Preferred Stock issuable upon the exercise or settlement of all IDX Preferred Warrants as of immediately prior to the IDX Effective Time, an amount in cash equal to $0.361.

“IDX Liquidation Preference Amount” means an amount in cash equal to the product of (i) the IDX Liquidation Preference, multiplied by (ii) the total number of shares of IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock and IDX Series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time, plus the total number of shares of IDX Preferred Stock issuable upon the exercise or settlement of all IDX Preferred Warrants as of immediately prior to the IDX Effective Time.

“IDX Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of IDX and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of IDX or its Subsidiaries to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether an IDX Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by any Governmental Authority after the date of this Agreement (including COVID-19 Measures); (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by this Agreement; (vi) any acts of terrorism (including cyberterrorism) or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (vii) any failure of IDX to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any event not otherwise excluded from this definition of IDX Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result in, an IDX Material Adverse Effect); (viii) any changes, events, circumstances, occurrences, effects or developments generally applicable to the industries or markets in which IDX and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (ix) the announcement of this Agreement or consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of IDX and its Subsidiaries; or (x) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Acquiror Party; provided, further, that any change, event, circumstance, occurrence, effect, development or state of facts referred to in the foregoing clauses (i), (ii), (iv), (vi) and (viii) shall be taken into account in determining whether an IDX Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance, occurrence, effect, development or state of facts has a disproportionate impact on IDX and its Subsidiaries (taken as a whole), as compared to other industry participants.

“IDX Material Contracts” has the meaning specified in Section 4.13(a).

“IDX Merger” has the meaning specified in the Recitals hereto.

“IDX Merger Sub” has the meaning specified in the Preamble hereto.

“IDX Most Recent Balance Sheet” has the meaning specified in Section 4.08(e).

“IDX Negative Adjustment Amount” means the sum of (a) the IDX Debt Amount, plus (b) any IDX Closing Working Capital Shortfall, minus (c) the IDX Cash Amount, but only to the extent such sum is positive.

“IDX Option” means each option to purchase shares of IDX Common Stock granted pursuant to the IDX 2016 Stock Option and Grant Plan, as effective July 29, 2016, or the IDX 2017 Equity Incentive Plan, as amended effective November 18, 2017, or otherwise.

“IDX Option Plans” means the IDX 2016 Stock Option and Grant Plan and the IDX 2017 Equity Incentive Plan, each as amended from time to time.

“IDX Positive Adjustment Amount” means the sum of (a) the IDX Cash Amount, minus (b) the IDX Debt Amount, minus (c) any IDX Closing Working Capital Shortfall, but only to the extent such sum is positive.

“IDX Pre-Closing Holder” means each Person who holds IDX Capital Stock immediately prior to the IDX Effective Time.

“IDX Preferred Stock” means the IDX Series A‑1 Preferred Stock, IDX Series A-2 Preferred Stock, and IDX Series B Preferred Stock.

“IDX Preferred Warrant” has the meaning specified in the defined term “IDX Warrant”.

“IDX Series A‑1 Preferred Stock” means the preferred stock of IDX, par value $0.0001 per share, designated in the IDX Certificate of Incorporation as Series A-1 Preferred Stock, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.

“IDX Series A-2 Preferred Stock” means the preferred stock of IDX, par value $0.0001 per share, designated in the IDX Certificate of Incorporation as Series A-2 Preferred Stock, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.

“IDX Series B Preferred Stock” means the preferred stock of IDX, par value $0.0001 per share, designated in the IDX Certificate of Incorporation as Series B Preferred Stock, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.

“IDX Total Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (a) the IDX Closing Stock Per Share Consideration plus (b) a number of shares of Acquiror Common Stock equal to (i) the IDX Closing Cash Per Share Consideration, divided by (ii) the Acquiror Closing Stock Price.

“IDX Total Preferred Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (a) the IDX Closing Stock Per Share Consideration plus (b) a number of shares of Acquiror Common Stock equal to (i) the IDX Closing Cash Per Share Consideration, plus the IDX Liquidation Preference, divided by (ii) the Acquiror Closing Stock Price.

“IDX Transaction Expenses” means all fees, costs and expenses of IDX and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Transactions and any other transactions contemplated by the Transaction Agreements, to the extent unpaid as of the Closing, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of IDX and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the Investments), and (b) all severance, transaction-related bonuses, stay bonuses, retention awards, termination and change in control payments or other similar payments or benefits that become vested or payable upon or in connection with the consummation of the Transactions to any current or former contractor, employee, consultant or other individual service provider of IDX by IDX or any of its Subsidiaries or Affiliates (including the employer portion of any payroll, employment or similar Taxes associated with the foregoing), including, for the avoidance of doubt, any amounts payable in connection with the arrangements specified in Section 6.10.

“IDX Warrant” means each of (i) the Amended and Restated Warrant to Purchase IDX Common Stock, dated as of August 2, 2016, by and between IDX and Escalate Capital Partners SBIC III, LP (the “IDX Common Warrant”), and (ii) the Warrant to Purchase IDX Preferred Stock, dated as of December 18, 2018, by and between IDX and Escalate Capital Partners SBIC III, LP (the “IDX Preferred Warrant”).

“IDX Written Consent” has the meaning specified in Section 6.07.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (viii) any unpaid severance, bonuses or other similar payments or benefits and any obligations arising from unfunded deferred compensation or pension obligations (whether or not accrued), in each case, together with the employer portion of any payroll, social security, unemployment or similar Taxes associated with the foregoing, (ix) deferrals of payroll Taxes pursuant to the CARES Act, and (x) all obligations of the type referred to in clauses (i) through (ix) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.  Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person, and “Indebtedness” of IDX shall not include any IDX Transaction Expenses or any items that would otherwise constitute “Indebtedness” of IDX with respect to any equipment leases existing as of the date hereof and set forth on Schedule 4.09(b).

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including:  (i) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source or origin together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works and works of authorship, (iv) intellectual property rights in Software (including object code and source code), (v) intellectual property rights in data, database, and collections of data, (vi) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (vii) Trade Secrets and know-how and intellectual property rights in data and databases, (viii) rights of publicity and commercial rights to a personal name, and (ix) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Investment Amount” has the meaning specified in the Recitals hereto.

“Investment Company Act” has the meaning specified in Section 5.06.

“Investments” has the meaning specified in the Recitals hereto.

“Investors” has the meaning specified in the Recitals hereto.

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IRS” has the meaning specified in Section 4.14(b).

“IT Systems” means, with respect to a Company Party, Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by such Company Party or any of its Subsidiaries.

“ITGS” means Identity Theft Guard Solutions, Inc., a Delaware corporation and wholly-owned Subsidiary of IDX.

“JOBS Act” has the meaning specified in Section 8.07.

“Key Employee” means the following Company Party Employees, as applicable: (i) for ZF, James C. Foster, Mike Price, Kevin Reardon, Tim Bender and John Prestridge and (ii) for IDX, Jonathan Boston, Brian Cleaver, Denyl Green, Ian Kelly, Jorge Zelaya, Brent VanLoo and Doug Pollack.

“L&F Holdings” has the meaning specified in the Preamble hereto.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Company Party or its Subsidiaries.

“Leases” has the meaning specified in Section 4.22(a).

“Letter of Transmittal” has the meaning specified in Section 3.11(c).

“Licensed Intellectual Property” has the meaning specified in Section 4.23(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Listing Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” shall not include any punitive damages other than to the extent payable to a third party in connection with a third-party claim.

“Majority Acquiror Shareholder Approval” means, (a) with respect to any Acquiror Shareholder Matter other than the Domestication Proposal, Charter Proposal and Director Election Proposal, the affirmative vote of holders of at least a majority of the shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares, voting together as a single class, cast at the Special Meeting at which a quorum is present, and (b) with respect to the Director Election Proposal, the affirmative vote of holders of at least a majority of the shares of Pre-Domestication Acquiror Class B Shares cast at the Special Meeting at which a quorum is present.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, an IT System on which such code is stored or installed; or (b) damaging or destroying any data or file without consent or knowledge.

“Mergers” have the meaning specified in the Recitals hereto.

“Most Favored Customer” means the customer or category of customers, as applicable, disclosed as the Company Group’s most favored customer to the General Services Administration in connection with the award of GSA Schedule Contract No. GS-23F-0037T.

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“NASDAQ” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“New Plan” has the meaning specified in Section 7.11(b).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the defined term “Sanctions Laws”.

“Open Source Code” has the meaning specified in Section 4.23(e).

“OPM” has the meaning specified in Section 4.32.

“OPM BPA” has the meaning specified in Section 4.32.

“Organizational Documents” has the meaning specified in Section 4.01.

“Owned Intellectual Property” means, with respect to a Company Party, all Intellectual Property that is owned or purported to be owned by such Company Party or any of its Subsidiaries.

“Owned Software” has the meaning specified in Section 4.23(e).

“Ownership Allocation” means, with respect to each holder of ZF Common Stock, ZF Restricted Shares, IDX Common Stock, ZF Preferred Stock, IDX Preferred Stock, ZF Options (whether vested or not vested), IDX Options (whether vested or not vested), ZF Warrants, and IDX Warrants, in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such holder in the Spreadsheet under the heading “Ownership Allocation” (subject to update, to the extent necessary, pursuant to Section 3.12).

“Party” and “Parties” have the meanings specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, and similar restrictions of record) that (a) are matters of record and (b) do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (vii) Liens securing obligations under the Comerica Credit Facility, (viii) Liens securing obligations under the ZF Orix LSA or the ZF Stifel LSA, and (ix) Liens incurred in the ordinary course of business consistent with past practice, including security deposits.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any data or other information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “medical information,” “personal information”, or similar term under any applicable Law, including any such data or information that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer, household or device, including any personally identifiable data (e.g., name, address, geolocation information, Internet Protocol (IP) address, financial account number, payment card data, government-issued identifier, health or medical information, cookies, and unique device identifiers).

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“PIPE Investors” has the meaning specified in the Recitals hereto.

“PIPE Subscription Agreements” has the meaning specified in the Recitals hereto.

“Plan Termination Date” has the meaning specified in Section 7.11(d).

“PRC” has the meaning specified in Section 4.32.

“Pre-Closing Holders” means, collectively, the ZF Pre-Closing Holders and the IDX Pre-Closing Holders.

“Pre-Domestication Acquiror Class B Shares” has the meaning specified in the Recitals hereto.

“Pre-Domestication Acquiror Ordinary Shares” has the meaning specified in the Recitals hereto.

“Pre-Domestication Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Privacy and Security Laws” means all applicable Laws concerning data protection, privacy, or data security with respect to the Processing of Personal Information (including any security breach notification requirements), which may, as applicable, include the Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Gramm-Leach-Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transaction Act (FACTA), the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Family Educational Rights and Privacy Act (FERPA), the Children’s Online Privacy Protection Act (COPPA), state Social Security number protection Laws, state data breach notification Laws, the California Consumer Privacy Act (CCPA), the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Data Protection (Processing of Sensitive Personal Data) Order 2000, the Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (also referred to as the General Data Protection Regulation or GDPR), the UK Data Protection Act 2018, the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act.

“Privacy and Security Requirements” means, with respect to a Company Party, any of the following to the extent relating to data privacy, data protection, or data security with respect to the Processing of Personal Information: (a) all Privacy and Security Laws (including security breach notification requirements), (b) such Company Party’s and its Subsidiaries’ own internal or external-facing privacy policies, (c) binding industry standards and codes of conduct with which such Company Party and its Subsidiaries have represented compliance (including the Payment Card Industry Data Security Standard, if applicable), and (d) any obligations under any Contracts of such Company Party and its Subsidiaries.

“Pro Rata Basis” shall mean, with respect to each Sponsor Holder, in accordance with the ratio calculated by dividing (i) the number of shares of Acquiror Common Stock held by such Sponsor Holder (after giving effect to the Sponsor Holders Class B Conversion) as of immediately following the Closing by (ii) the aggregate number of shares of Acquiror Common Stock held by all of the Sponsor Holders (after giving effect to the Sponsor Holders Class B Conversion) as of immediately following the Closing.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Statement/Prospectus” has the meaning specified in Section 8.02(a)(i).

“Public Shareholders” has the meaning specified in Section 6.03.

“RBP” has the meaning specified in the defined term “ZF Orix LSA”.

“Registered Intellectual Property” has the meaning specified in Section 4.23(a).

“Registration Statement” has the meaning specified in Section 8.02(a)(i).

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares entitled to vote thereon, who attend and vote, whether in person or by proxy at the Special Meeting (or any adjournment or postponement thereof), in accordance with the Acquiror Organizational Documents, the rules and regulations of the NYSE or NASDAQ, as applicable, and applicable Law.

“Required IDX Stockholder Approval” means the approval and adoption of this Agreement and the Transactions by the written consent of the holders of a majority in voting power of (i) the outstanding shares of IDX Capital Stock and (ii) the outstanding shares of IDX Series A-1 Preferred Stock and IDX Series A-2 Preferred Stock voting together as one class and on an as-converted basis, in each case in accordance with the IDX Certificate of Incorporation and applicable Law.

“Required Transaction Proposals” means, collectively, the Domestication Proposal, the Business Combination Proposal, the Listing Proposal, the Equity Incentive Plan Proposal, the Charter Proposal, the Bylaws Proposal and the Director Election Proposal.

“Required ZF Mandatory Conversion Approval” means the approval of the ZF Mandatory Conversion by (i) the holders of at least a majority of the then-outstanding shares of ZF Preferred Stock, voting together as a single class on an as-converted basis, and (ii) the holders of at least a majority of the then-outstanding shares of ZF Combined Series D Preferred Stock, voting together as a single class on an as-converted basis.

“Required ZF Stockholder Approval” means (i) the approval and adoption of this Agreement and the Transactions by the written consent of the holders of a majority in voting power of (a) the outstanding shares of ZF Common Stock and the ZF Preferred Stock voting together as a single class on an as-converted basis and (b) the outstanding shares of ZF Preferred Stock voting together as one class and on an as-converted basis, in each case in accordance with the ZF Certificate of Incorporation and applicable Law and (ii) the Required ZF Mandatory Conversion Approval.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of applicable sanctions or restrictions under Sanctions Laws or export-import Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), U.S. Department of Commerce, or the U.S. Department of State), and the United Nations Security Council.

“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software, technology, technical data, and computer programs, whether in source code or object code form, and including (i) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (ii) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Specified Employees” means with respect to a Company Party, each Company Party Employee, officer, director, or other independent contractor of such Company Party or any of its Subsidiaries, whose target annual cash compensation exceeds $250,000.

“Sponsor” means JAR Sponsor, LLC, a Delaware limited liability company.

“Sponsor Holders” shall mean Sponsor, Albert Goldstein and Joseph Lieberman.

“Sponsor Holders Class B Conversion” has the meaning specified in the Recitals hereto.

“Sponsor Holders Earnout Shares” has the meaning specified in Section 3.10(a).

“Sponsor Support Letter Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Working Capital Loan” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor of any of Sponsor’s officers or directors, and evidenced by a promissory note or other Contract, for the purpose of financing expenses incurred in connection with a business combination, provided that the aggregate principal amount of all Sponsor Working Capital Loans shall not exceed $2,000,000, the interest rate on any Sponsor Working Capital Loan shall not exceed 5% per annum, and provided further, that any Sponsor Working Capital Loan may only be repayable in cash as an Acquiror Transaction Expense and may not be settled or converted into Acquiror Warrants or other Equity Securities of Acquiror.

“Spreadsheet” has the meaning specified in the Recitals.

“Stockholder Ownership Allocation” means, with respect to each ZF Pre-Closing Holder and IDX Pre-Closing Holder, in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such ZF Pre-Closing Holder and IDX Pre-Closing Holder in the Spreadsheet under the heading “Stockholder Ownership Allocation” (subject to update, to the extent necessary, pursuant to Section 3.12).

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Domestication Proposal and the Charter Proposal only, the affirmative vote of holders of a majority of at least two-thirds of the shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares, voting together as a single class cast at the Special Meeting at which a quorum is present.

“Surviving Entities” means, collectively, ZF and the Surviving IDX Entity.

“Surviving IDX Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (ii) any liability for, or in respect of, any item described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (iii) any liability for, or in respect of, any item described in clauses (i) or (ii) of this definition as a transferee or successor.

“Tax Proceeding” has the meaning specified in Section 8.04(d).

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating 401(k) Plan” has the meaning specified in Section 7.11(d).

“Termination Date” has the meaning specified in Section 10.01(c).

“Trade Controls” has the meaning specified in Section 4.30(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Transaction Agreements” shall mean this Agreement, the Convertible Notes, the Convertible Notes Indenture, the Sponsor Support Letter Agreement, the Subscription Agreements, the A&R Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(d).

“Transactions” means the transactions, other than the Domestication, contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(b).

“Transitional IDX Entity” has the meaning specified in the Recitals hereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” shall mean the first date on which the Common Share Price is equal to or greater than $12.50 after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Acquiror’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $12.50 to each share of Acquiror Common Stock (as agreed in good faith by Sponsor and the board of directors of Acquiror), then Triggering Event I shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Acquiror Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $12.50) will, for all purposes of this Agreement (and the Sponsor Support Letter Agreement), in each case be equitably adjusted to reflect such change.

“Triggering Event II” shall mean the first date on which the Common Share Price is equal to or greater than $15.00 after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Acquiror’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $15.00 to each share of Acquiror Common Stock (as agreed in good faith by Sponsor and the board of directors of Acquiror), then Triggering Event II shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Acquiror Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $15.00) will, for all purposes of this Agreement (and the Sponsor Support Letter Agreement), in each case be equitably adjusted to reflect such change.

“Triggering Event III” shall mean the first date on which the Common Share Price is equal to or greater than $17.50 after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Acquiror’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $17.50 to each share of Acquiror Common Stock (as agreed in good faith by Sponsor and the board of directors of Acquiror), then Triggering Event III shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Acquiror Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $17.50) will, for all purposes of this Agreement (and the Sponsor Support Letter Agreement), in each case be equitably adjusted to reflect such change.

“Triggering Events” shall mean Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Units” has the meaning specified in Section 5.12.

“Updated Acquiror Closing Statement” has the meaning specified in Section 3.06(a).

“Updated IDX Closing Statement” has the meaning specified in Section 3.06(c).

“Updated ZF Closing Statement” has the meaning specified in Section 3.06(b).

“US ZF Subsidiaries” has the meaning specified in the defined term “ZF Orix LSA”.

“VigilanteATI” has the meaning specified in the defined term “ZF Orix LSA”.

“Waived 280G Benefits” has the meaning specified in Section 6.11.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time).

“Written Consents” has the meaning specified in Section 6.07.

“ZF” has the meaning specified in the Preamble hereto.

“ZF Assumed Warrant” has the meaning specified in Section 3.01(c).

“ZF Audited Financial Statements” has the meaning specified in Section 4.08(a).

“ZF Benefit Plan” has the meaning specified in Section 4.14(a).

“ZF Board Recommendation” has the meaning specified in Section 6.07.

“ZF Cancelled Shares” has the meaning specified in Section 3.01(a).

“ZF Capital Stock” means the ZF Common Stock and the ZF Preferred Stock.

“ZF Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of ZF, dated as of September 30, 2020, as amended from time to time.

“ZF Certificate of Merger” has the meaning specified in Section 2.02(a).

“ZF Chile” has the meaning specified in the defined term “ZF Orix LSA”.

“ZF Closing Statement” has the meaning specified in Section 3.06(b).

“ZF Closing Stock Consideration” means a number of shares of Acquiror Common Stock equal to (i) $866,250,000 divided by (ii) $10 (as appropriately adjusted as provided in Section 1.04).

“ZF Closing Stock Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (i) the ZF Closing Stock Consideration divided by (ii) the ZF Fully Diluted Shares of Stock.

“ZF Combined Series D Preferred Stock” means the ZF Series D Preferred Stock, ZF Series D-1 Preferred Stock and ZF Series D-2 Preferred Stock.

“ZF Common Stock” means the common stock of ZF, par value $0.00001 per share, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Confidentiality Agreement” has the meaning specified in Section 11.09.

“ZF Dissenting Shares” has the meaning specified in Section 3.01(f).

“ZF Effective Time” has the meaning specified in Section 2.02(a).

“ZF Financial Statements” has the meaning specified in Section 4.08(a).

“ZF Foreign Plan” has the meaning specified in Section 4.14(k).

“ZF Fully Diluted Shares of Stock” means the sum of (i) the total number of shares of ZF Common Stock (excluding unvested ZF Restricted Shares) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion), plus (ii) the total number of shares of ZF Common Stock issuable upon the exercise of all vested ZF Options that are outstanding immediately prior to the ZF Effective Time (including after giving effect to any acceleration of any unvested ZF Options in connection with the consummation of the Transactions), plus (iii) the total number of shares of ZF Common Stock issuable upon the exercise or settlement of all ZF Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the ZF Effective Time (and which are assumed and converted into ZF Assumed Warrants), in each case of clauses (ii) and (iii), determined on a net exercise basis.  For purposes of determining the number of shares of ZF Common Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the ZF Common Stock shall be equal to the (A) the sum of (1) $866,250,000 plus (2) the aggregate exercise price of all vested ZF Options that are outstanding immediately prior to the ZF Effective Time (including after giving effect to any acceleration of any unvested ZF Options in connection with the consummation of the Transactions) and all ZF Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the ZF Effective Time (and which are assumed and converted into ZF Assumed Warrants), divided by (B) the ZF Fully Diluted Shares of Stock determined as if the words “net exercise basis” were replaced with the words “cash exercise basis.”

“ZF India” has the meaning specified in the defined term “ZF Orix LSA”.

“ZF Interim Financial Statements” has the meaning specified in Section 4.08(a).

“ZF Knowledge Parties” has the meaning specified in Section 1.03.

“ZF Mandatory Conversion” means the conversion of the ZF Preferred Stock into shares of ZF Common Stock immediately prior to Closing in accordance with Article Fourth, Section B, Sub-Section 5.1 of the ZF Certificate of Incorporation.

“ZF Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of ZF and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of ZF or its Subsidiaries to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether a ZF Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by any Governmental Authority after the date of this Agreement (including COVID-19 Measures); (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by this Agreement; (vi) any acts of terrorism (including cyberterrorism) or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (vii) any failure of ZF to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any event not otherwise excluded from this definition of ZF Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result in, a ZF Material Adverse Effect); (viii) any changes, events, circumstances, occurrences, effects or developments generally applicable to the industries or markets in which ZF and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (ix) the announcement of this Agreement or consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of ZF and its Subsidiaries; or (x) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Acquiror Party; provided, further, that any change, event, circumstance, occurrence, effect, development or state of facts referred to in the foregoing clauses (i), (ii), (iv), (vi) and (viii) shall be taken into account in determining whether a ZF Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance, occurrence, effect, development or state of facts has a disproportionate impact on ZF and its Subsidiaries (taken as a whole), as compared to other industry participants.

“ZF Material Contracts” has the meaning specified in Section 4.12(a).

“ZF Merger” has the meaning specified in the Recitals hereto.

“ZF Merger Sub” has the meaning specified in the Preamble hereto.

“ZF Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“ZF Option” means each option to purchase shares of ZF Common Stock granted pursuant to the ZeroFox, Inc. 2013 Equity Incentive Plan, as amended through May 20, 2021, or otherwise.

“ZF Option Plan” means the ZeroFox, Inc. 2013 Equity Incentive Plan, as amended from time to time.

“ZF Orix LSA” means that certain Loan and Security Agreement, dated as of January 7, 2021, by and among ZF, RBP Financial Services, LLC (“RBP”), ZeroFOX Chile Holdings, LLC (“ZF Chile”), ZeroFOX India Holding, LLC (“ZF India”) and VigilanteATI, Inc. (“VigilanteATI” and, together with RBP, ZF Chile and ZF India, the “US ZF Subsidiaries”), as Borrowers, and Orix Growth Capital, LLC, as Lender (as amended or amended and restated from time to time).

“ZF Payoff Amount” has the meaning specified in Section 3.04.

“ZF PIK Promissory Notes” means the promissory notes issued by ZF on December 16, 2021 to each of New Enterprise Associates 14, L.P.,  Alsop Louie Capital 4, L.P., Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, and Highland Entrepreneurs’ Fund 9 Limited Partnership, and Wolf Acquisitions, L.P.

“ZF Pre-Closing Holder” means each Person who holds ZF Common Stock or ZF Restricted Shares immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion).

“ZF Preferred Stock” means the ZF Series Seed Preferred Stock, ZF Series A Preferred Stock, ZF Series B Preferred Stock, ZF Series C Preferred Stock, ZF Series C-1 Preferred Stock, ZF Series D Preferred Stock, ZF Series D-1 Preferred Stock, ZF Series D-2 Preferred Stock and ZF Series E Preferred Stock with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Restricted Shares” means shares of ZF Common Stock granted to employees or directors of ZF or an Affiliate of ZF, which shares are subject to vesting conditions.

“ZF Series A Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series A Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series B Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series B Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series C Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series C Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series C-1 Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series C-1 Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series D Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series D Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series D-1 Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series D-1 Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series D-2 Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series D-2 Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series E Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series E Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series Seed Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series Seed Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Stifel LSA” has the meaning specified in Section 6.06(b).

“ZF Transaction Expenses” means all fees, costs and expenses of ZF and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Transactions and any other transactions contemplated by the Transaction Agreements, to the extent unpaid as of the Closing, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of ZF and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the Investments) and (b) all severance, transaction-related bonuses, stay bonuses, retention awards, termination and change in control payments or other similar payments or benefits that become vested or payable upon or in connection with the consummation of the Transactions, whether prior to, upon or after such consummation and whether alone or in connection with another event, to any current or former contractor, employee, consultant or other individual service provider of ZF by ZF or any of its Subsidiaries or Affiliates (including the employer portion of any payroll, employment or similar Taxes associated with the foregoing).

“ZF Warrant” means each of (i) the Warrant to Purchase ZF Series A Preferred Stock, dated as of May 22, 2015, by and between ZF and Silicon Valley Bank, (ii) the Warrant to Purchase ZF Series B Preferred Stock, dated as of September 1, 2016, by and between ZF and Silicon Valley Bank, (iii) the Warrant to Purchase ZF Common Stock, dated as of June 1, 2017, between ZF and Silver Lake Waterman Fund II, LP, (iv) the Amended and Restated Warrant to Purchase ZF Series C-1 Preferred Stock, dated as of May 7, 2020, by and between ZF and Hercules Capital, Inc., (v) the Warrant to Purchase ZF Series E Preferred Stock, dated as of January 7, 2021, between ZF and Stifel Bank, (vi) the Warrant to Purchase ZF Series E Preferred Stock, dated as of January 7, 2021, between ZF and Orix Finance Equity Investors, LP, and (vii) the Warrant to Purchase ZF Series E Preferred Stock, dated as of December 8, 2021, between ZF and Stifel Bank.  The term ZF Warrant also shall include the warrants that ZF may grant to Orix Growth Capital, LLC or its Affiliate as disclosed on Schedule 6.01(d).

“ZF Written Consent” has the meaning specified in Section 6.07.

Section 1.02          Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)          When used herein with respect to a Company Party or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID‑19 or COVID-19 Measures).

(c)          Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)        Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)        The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on the date that is three Business Days prior to the date hereof to the Party to which such information or material is to be provided or furnished in the virtual “data room” maintained on (i) Intralinks under the title “IDX Virtual Data Room” regarding IDX and its Subsidiaries, or (ii) Venue under the title “Northstar Confirmatory DD” regarding ZF and its Subsidiaries or (iii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)           References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j)          Unless the context of this Agreement otherwise requires, references to (i) a Company Party shall be deemed to refer to ZF and/or IDX, as applicable, and (ii) the Company Group shall be deemed to refer to (x) ZF and its direct and indirect Subsidiaries and/or (y) IDX and its direct and indirect Subsidiaries, as applicable.

Section 1.03        Knowledge.  As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), (b) with respect to ZF, the individuals listed on Schedule 1.03(b) (the “ZF Knowledge Parties”), and (c) with respect to IDX, the individuals listed on Schedule 1.03(c) (the “IDX Knowledge Parties”).

Section 1.04       Equitable Adjustments.  If, between the date of this Agreement and the Closing, the outstanding shares of ZF Common Stock, ZF Preferred Stock, IDX Common Stock, IDX Preferred Stock, Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of ZF Common Stock, ZF Preferred Stock, IDX Common Stock, IDX Preferred Stock, Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares, as applicable, will be appropriately adjusted to provide to the holders of shares of ZF Common Stock, ZF Preferred Stock, IDX Common Stock, IDX Preferred Stock, Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.  For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (a) the PIPE Subscription Agreements or (b) the conversion of Pre-Domestication Acquiror Class B Shares into Pre-Domestication Acquiror Ordinary Shares.

ARTICLE II
THE MERGERS

Section 2.01         The Mergers.  Following the Domestication:

(a)          At the ZF Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, ZF and ZF Merger Sub shall consummate the ZF Merger, pursuant to which ZF Merger Sub shall be merged with and into ZF, following which the separate existence of ZF Merger Sub shall cease and ZF shall continue after the ZF Merger as a direct, wholly-owned Subsidiary of L&F Holdings.

(b)          At the IDX Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, IDX and IDX Merger Sub shall consummate the IDX Merger, pursuant to which IDX Merger Sub shall be merged with and into IDX, following which the separate existence of IDX Merger Sub shall cease and IDX shall continue as the surviving entity after the IDX Merger (referred to herein as Transitional IDX Entity) as a direct, wholly-owned Subsidiary of L&F Holdings.

(c)          Immediately following the IDX Merger, at the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and DLLCA, Transitional IDX Entity and IDX Forward Merger Sub shall consummate the IDX Forward Merger, pursuant to which Transitional IDX Entity shall be merged with and into IDX Forward Merger Sub, following which the separate existence of Transitional IDX Entity shall cease and IDX Forward Merger Sub shall continue as the surviving entity after the IDX Forward Merger as a direct, wholly-owned Subsidiary of L&F Holdings.

Section 2.02         Effective Time.  On the terms and subject to the conditions set forth herein, following the Domestication, on the Closing Date:

(a)          ZF and ZF Merger Sub shall cause the ZF Merger to be consummated by filing a certificate of merger (the “ZF Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.  The time of such filing, or such later time as may be agreed in writing by ZF and Acquiror and specified in the ZF Certificate of Merger, will be the effective time of and constitute the consummation of the ZF Merger (the “ZF Effective Time”).

(b)         Immediately following the filing of the ZF Certificate of Merger, IDX and IDX Merger Sub shall cause the IDX Merger to be consummated by filing a certificate of merger (the “IDX Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by IDX and Acquiror and specified in the IDX Certificate of Merger, will be the effective time of and constitute the consummation of the IDX Merger (the “IDX Effective Time”).

(c)         Immediately following the filing of the IDX Certificate of Merger, Transitional IDX Entity and IDX Forward Merger Sub shall cause the IDX Forward Merger to be consummated by filing a certificate of merger (the “IDX Forward Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA.  The time of such filing, or such later time as may be agreed in writing by IDX Forward Merger Sub and Transitional IDX Entity and specified in the IDX Forward Certificate of Merger, will be the effective time of and constitute the consummation of the IDX Forward Merger (the “Effective Time”).

Section 2.03          Effect of the Mergers.

(a)       The effect of the ZF Merger shall be as provided in this Agreement, the ZF Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the ZF Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ZF Merger Sub and ZF shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ZF.

(b)       The effect of the IDX Merger shall be as provided in this Agreement, the IDX Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the IDX Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of IDX Merger Sub and IDX shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of IDX.

(c)          The effect of the IDX Forward Merger shall be as provided in this Agreement, the IDX Forward Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Transitional IDX Entity and IDX Forward Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving IDX Entity.

Section 2.04          Governing Documents.

(a)         At the ZF Effective Time, the ZF Certificate of Incorporation shall, by virtue of the ZF Merger and without any further action on the part of ZF or ZF Merger Sub, be amended and restated to be in the form attached hereto as Exhibit E, which shall be the certificate of incorporation of ZF from and after the ZF Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.  At the ZF Effective Time, the parties shall take all actions so that the bylaws of ZF shall be amended and restated to conform to the bylaws of ZF Merger Sub as in effect immediately prior to the ZF Effective Time except that the name of the surviving corporation shall be “ZeroFox, Inc.” and as such shall be the bylaws of ZF until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of ZF and applicable law.

(b)          At the IDX Effective Time, the IDX Certificate of Incorporation and bylaws of IDX shall be the certificate of incorporation and bylaws of Transitional IDX Entity from and after the IDX Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.

(c)         At the Effective Time, the certificate of formation and pursuant to Section 18-209(f) of the DLLCA, the limited liability company agreement of IDX Forward Merger Sub shall, by virtue of the IDX Forward Merger and without any further action on the part of IDX Forward Merger Sub or its members, be amended and amended and restated, respectively, to be in the forms of amended certificate of formation and limited liability company agreement attached hereto as Exhibit F and Exhibit G (including that the name of the Surviving IDX Entity shall be “IDX Holdings, LLC”), which shall be the amended certificate of formation and limited liability company agreement of the Surviving IDX Entity from and after the Effective Time until thereafter amended and in accordance with the provisions thereof and applicable law.

(d)        At the Effective Time, the parties shall take all action so that the certificate of formation and limited liability company agreement of L&F Holdings shall be amended such that the name of L&F Holdings immediately after the Effective Time shall be “ZeroFox Holdings, LLC”.

Section 2.05       Directors and Officers of ZF; Managers and Officers of Surviving IDX Entity; Managers and Officers of L&F Holdings.

(a)        The parties shall take all necessary actions such that immediately after the ZF Effective Time, the board of directors and officers of ZF shall be as set forth on Schedule 2.05(a), each to hold office in accordance with the ZF governing documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such director’s or officer’s death, resignation or removal.

(b)         The parties shall take all necessary actions such that immediately after the Effective Time, the board of managers and officers of Surviving IDX Entity shall be as set forth on Schedule 2.05(b), each to hold office in accordance with the Surviving IDX Entity governing documents until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such manager’s or officer’s death, resignation or removal.

(c)         The parties shall take all necessary actions such that immediately after the Effective Time, the board of managers and officers of L&F Holdings shall be as set forth on Schedule 2.05(c), each to hold office in accordance with the governing documents of L&F Holdings until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such manager’s or officer’s death, resignation or removal.

Section 2.06         Further Assurances.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest ZF following the ZF Merger, IDX following the IDX Merger, and Surviving IDX Entity following the IDX Forward Merger (as applicable) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ZF, ZF Merger Sub, IDX, IDX Merger Sub, Transitional IDX Entity and IDX Forward Merger Sub (as applicable), the applicable directors, officers, stockholders, members and managers of ZF, ZF Merger Sub, IDX, IDX Merger Sub, Transitional IDX Entity, IDX Forward Merger Sub and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
MERGER CONSIDERATION; CLOSING

Section 3.01         Effect of ZF Merger.  On the terms and subject to the conditions set forth herein, at the ZF Effective Time, by virtue of the ZF Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)          ZF Common Stock.  Each share of ZF Common Stock (including ZF Restricted Shares) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion and other than ZF Dissenting Shares and ZF Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Acquiror Common Stock equal to the ZF Closing Stock Per Share Consideration.  The ZF Closing Stock Per Share Consideration issued in respect of ZF Restricted Shares will continue to have, and be subject to, the same terms and conditions (including restrictions on vesting) relating thereto as in effect immediately prior to the ZF Effective Time.  All shares of ZF Common Stock held in ZF’s treasury immediately prior to the ZF Effective Time or owned by Acquiror or ZF Merger Sub immediately prior to the ZF Effective Time shall be automatically cancelled and shall cease to exist (the “ZF Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(b)          ZF Preferred Stock.

(i)           ZF Series Seed Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series Seed Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series Seed Preferred Stock or ZF.

(ii)         ZF Series A Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series A Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series A Preferred Stock or ZF.

(iii)        ZF Series B Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series B Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series B Preferred Stock or ZF.

(iv)        ZF Series C Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series C Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series C Preferred Stock or ZF.

(v)          ZF Series C-1 Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series C-1 Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series C-1 Preferred Stock or ZF.

(vi)        ZF Series D Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series D Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series D Preferred Stock or ZF.

(vii)        ZF Series D-1 Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series D-1 Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series D-1 Preferred Stock or ZF.

(viii)       ZF Series D-2 Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series D-2 Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series D-2 Preferred Stock or ZF.

(ix)        ZF Series E Preferred Stock.  Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series E Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series E Preferred Stock or ZF.

(c)          ZF Warrants.  Immediately prior to the ZF Effective Time, it is anticipated that all outstanding ZF Warrants will have been exercised in exchange for shares of ZF Capital Stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the ZF Capital Stock into which such ZF Warrants are exchanged.  To the extent not exercised and exchanged prior to the ZF Effective Time, each ZF Warrant issued, outstanding and unexercised immediately prior to the ZF Effective Time shall be assumed and converted into a warrant to purchase Acquiror Common Stock (each, a “ZF Assumed Warrant”).  Each such ZF Assumed Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying ZF Warrant immediately prior to the ZF Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each ZF Assumed Warrant shall be a warrant to purchase Acquiror Common Stock).  Each such ZF Assumed Warrant as so assumed and converted shall be a warrant to purchase (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of ZF Common Stock subject to such ZF Warrant immediately prior to the ZF Effective Time (assuming the exercise of such ZF Warrant immediately prior to the ZF Effective Time and, where applicable, the ZF Mandatory Conversion) and (B) the ZF Closing Stock Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of ZF Common Stock applicable to the underlying ZF Warrant immediately prior to the ZF Effective Time (giving effect to the exercise of such ZF Warrant immediately prior to the ZF Effective Time and, where applicable, the ZF Mandatory Conversion) by (y) the ZF Closing Stock Per Share Consideration.

(d)         ZF Options.  Each ZF Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the ZF Effective Time shall be assumed and converted into an option to purchase shares of Acquiror Common Stock (each, an “Acquiror Option”).  Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying ZF Option immediately prior to the ZF Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each Acquiror Option shall be an option to purchase Acquiror Common Stock).  Each such Acquiror Option as so assumed and converted shall be an option to acquire (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of ZF Common Stock subject to such ZF Option immediately prior to the ZF Effective Time and (B) the ZF Closing Stock Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of ZF Common Stock applicable to such ZF Option immediately prior to the ZF Effective Time by (B) the ZF Closing Stock Per Share Consideration.  Notwithstanding anything in this Section 3.01(d) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Sections 424 and 409A of the Code (as applicable).  ZF represents and warrants to IDX and the Acquiror Parties that there are no ZF Option grant agreements, ZF employment agreements or other agreements or arrangements that would preclude the treatment of ZF Options as set forth in this Section 3.01(d).  At the ZF Effective Time, by virtue of the ZF Merger and without any need of any further corporate action, Acquiror shall assume the ZF Option Plan, with the result that Acquiror may issue the shares of Acquiror Common Stock after the ZF Effective Time pursuant to the exercise of the Acquiror Options under the ZF Option Plan.

(e)          ZF Merger Sub Equity Securities.  Each share of common stock of ZF Merger Sub issued and outstanding immediately prior to the ZF Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock of ZF, which shall constitute the only outstanding shares of common stock of ZF immediately following the ZF Effective Time.

(f)           ZF Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, any shares of capital stock of ZF issued and outstanding immediately prior to the ZF Effective Time and held by a holder who has not voted in favor of the ZF Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights (collectively, the “ZF Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for such capital stock of ZF set forth in Section 3.01(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262 of the DGCL; provided, however, that if any holder of ZF Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, the right of such holder to receive the rights as may be granted under Section 262 of the DGCL shall cease and such ZF Dissenting Shares shall be deemed to have been converted as of the ZF Effective Time into, and shall become exchangeable solely for, the right to receive the consideration for shares of capital stock of ZF set forth in Section 3.01(a), without interest.

Section 3.02         Effect of IDX Merger.  On the terms and subject to the conditions set forth herein, at the IDX Effective Time, by virtue of the IDX Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)         IDX Capital Stock.  (i) Each share of IDX Common Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the IDX Closing Stock Per Share Consideration and (B) an amount of cash equal to the IDX Closing Cash Per Share Consideration; (ii) each share of IDX Series A-1 Preferred Stock and IDX Series A-2 Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the IDX Closing Stock Per Share Consideration, (B) an amount of cash equal to the IDX Closing Cash Per Share Consideration, and (C) an amount of cash equal to the IDX Liquidation Preference; and (iii) each share of IDX Series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive an amount of cash equal to the IDX Liquidation Preference; provided, that, the aggregate IDX Closing Cash Per Share Consideration payable to certain IDX Pre-Closing Holders shall be reduced as set forth in the Spreadsheet, and the total amount so reduced shall be paid, at Closing, to such recipients as set forth in the Spreadsheet, in each case, in accordance with the IDX Earnout Documents. All shares of IDX Capital Stock held in IDX’s treasury immediately prior to the IDX Effective Time or owned by Acquiror or IDX Merger Sub immediately prior to the IDX Effective Time shall be automatically cancelled and shall cease to exist (the “IDX Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(b)          IDX Warrants.

(i)          Immediately prior to the IDX Effective Time, it is anticipated that the outstanding IDX Cancelled Warrant will have been exercised in exchange for shares of IDX Common Stock in accordance with its terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and the holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the IDX Common Stock into which such IDX Cancelled Warrant is exchanged.  To the extent not exercised and exchanged prior to the IDX Effective Time, upon notice by IDX in accordance with the terms of the IDX Cancelled Warrant, the IDX Cancelled Warrant will automatically be cancelled, extinguished and retired and will cease to exist, and the holder thereof will cease to have any rights with respect thereto without the payment of any consideration therefor.

(ii)         Immediately prior to the IDX Effective Time, it is anticipated that all outstanding IDX Warrants will have been exercised in exchange for shares of IDX Capital Stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the IDX Capital Stock into which such IDX Warrants are exchanged.  To the extent not exercised and exchanged prior to the IDX Effective Time, each IDX Warrant issued, outstanding and unexercised immediately prior to the IDX Effective Time shall be assumed and converted into a warrant to purchase Acquiror Common Stock (each, an “IDX Assumed Warrant”).  Each such IDX Assumed Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying IDX Warrant immediately prior to the IDX Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each IDX Assumed Warrant shall be a warrant to purchase Acquiror Common Stock).  Each such IDX Common Warrant as so assumed and converted shall be a warrant to purchase (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Common Stock subject to the underlying IDX Common Warrant immediately prior to the IDX Effective Time and (B) the IDX Total Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Common Stock applicable to the underlying IDX Common Warrant immediately prior to the IDX Effective Time by (y) the IDX Total Per Share Consideration.  Each such IDX Preferred Warrant as so assumed and converted shall be a warrant to purchase (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Preferred Stock subject to the underlying IDX Warrant immediately prior to the IDX Effective Time and (B) the IDX Total Preferred Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Preferred Stock applicable to the underlying IDX Preferred Warrant immediately prior to the IDX Effective Time by (y) the IDX Total Preferred Per Share Consideration.

(c)          IDX Options.  Each IDX Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the IDX Effective Time shall be assumed and converted into an Acquiror Option.  Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying IDX Option immediately prior to the IDX Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each Acquiror Option shall be an option to purchase Acquiror Common Stock).  Each such Acquiror Option as so assumed and converted shall be an option to acquire (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Capital Stock subject to such IDX Option immediately prior to the IDX Effective Time and (B) the IDX Total Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Common Stock applicable to such IDX Option immediately prior to the IDX Effective Time by (y) the IDX Total Per Share Consideration.  Notwithstanding anything in this Section 3.02(c) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Sections 424 and 409A of the Code (as applicable).  IDX represents and warrants to ZF and the Acquiror Parties that there are no IDX Option grant agreements, IDX employment agreements, or other agreements or arrangements that would preclude the treatment of IDX Options as set forth in this Section 3.02(c).  At the IDX Effective Time, by virtue of the IDX Merger and without any need of any further corporate action, Acquiror shall assume the IDX Option Plans, with the result that Acquiror may issue the shares of Acquiror Common Stock after the IDX Effective Time pursuant to the exercise of the Acquiror Options under the IDX Option Plans.

(d)         IDX Merger Sub Equity Securities.  Each share of common stock of IDX Merger Sub issued and outstanding immediately prior to the IDX Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock of IDX, which shall constitute the only outstanding shares of common stock of IDX immediately following the IDX Effective Time.

(e)          IDX Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, any shares of capital stock of IDX issued and outstanding immediately prior to the IDX Effective Time and held by a holder who has not voted in favor of the IDX Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights (collectively, the “IDX Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for such capital stock of IDX set forth in Section 3.02(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262 of the DGCL; provided, however, that if any holder of IDX Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, the right of such holder to receive the rights as may be granted under Section 262 of the DGCL shall cease and such IDX Dissenting Shares shall be deemed to have been converted as of the IDX Effective Time into, and shall become exchangeable solely for, the right to receive the consideration for shares of capital stock of IDX set forth in Section 3.02(a), without interest.

Section 3.03         Effect of IDX Forward Merger.  On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the IDX Forward Merger and without any further action on the part of any Party or any other Person, each share of Transitional IDX Entity Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and no consideration shall be issued in respect thereto and the limited liability company interest of IDX Forward Merger Sub shall remain unchanged and continue to remain outstanding and shall constitute 100% of the outstanding Equity Securities of the Surviving IDX Entity.

Section 3.04        ZF Payoff Amount.  At the Closing, immediately prior to the ZF Effective Time, the Acquiror shall cause the Trustee to release from the Trust Account or otherwise cause to be paid an aggregate amount equal to the ZF Transaction Expenses (the “ZF Payoff Amount”), and shall pay, by wire transfer of immediately available funds, the ZF Payoff Amount out of such released funds or other funds of Acquiror pursuant to wire instructions provided to it by ZF for the applicable owed parties at least two Business Days prior to Closing.

Section 3.05         IDX Debt Amount.  At the Closing, immediately prior to the IDX Effective Time, Acquiror shall cause the Trustee to release from the Trust Account or otherwise cause to be paid an aggregate amount equal to the sum of (a) an amount of funds sufficient to pay off and discharge in full all of IDX’s obligations (other than inchoate indemnity obligations and ongoing banking services) under the Comerica Credit Facility and the IDX Convertible Promissory Notes, plus (b) the IDX Transaction Expenses (such aggregate amount pursuant to clauses (a) through (b), the “IDX Debt Amount”), and shall pay, by wire transfer of immediately available funds, the IDX Debt Amount out of such released funds or other funds of Acquiror pursuant to wire instructions provided at least two Business Days prior to Closing to Acquiror by IDX for the applicable owed parties (including under the IDX Debt Payoff Letters).

Section 3.06         Transaction Expenses; Closing Statements.

(a)         On the date that is five Business Days prior to the Closing Date, Acquiror shall deliver to ZF and IDX a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of the Acquiror Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement.  From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to ZF and IDX any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) ZF and IDX shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by ZF or IDX, and ZF, IDX and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by ZF, IDX and Acquiror shall be included in the Updated Acquiror Closing Statement).  Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with ZF, IDX and their respective Representatives to the extent related to ZF’s or IDX’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by ZF, IDX or their respective Representatives in connection with such review; provided, that ZF and IDX shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.  Notwithstanding anything in this Agreement to the contrary, Acquiror Transaction Expenses may not exceed $30,000,000 (the “Acquiror Transaction Expenses Cap”) without ZF’s and IDX’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that any Acquiror Transaction Expenses in respect of or related to an upsizing of the Investments above the Investment Amount shall not be subject to the Acquiror Transaction Expenses Cap.

(b)         On the date that is five Business Days prior to the Closing Date, ZF shall deliver to Acquiror and IDX a written statement (the “ZF Closing Statement”) setting forth its good faith estimate and calculation of the ZF Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement.  From and after delivery of the ZF Closing Statement and through the Closing Date, (i) ZF shall promptly provide to Acquiror and IDX any changes to the ZF Closing Statement (including any component thereof) (the “Updated ZF Closing Statement”), and (ii) Acquiror and IDX shall have the right to review and comment on such calculations and estimates, ZF shall consider in good faith any such comments made by Acquiror and IDX, and ZF, IDX and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated ZF Closing Statement.  ZF shall, and shall cause its Representatives to, (x) reasonably cooperate with Acquiror, IDX and their respective Representatives to the extent related to Acquiror’s or IDX’s review of the ZF Closing Statement and Updated ZF Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the ZF Closing Statement and Updated ZF Closing Statement and reasonably requested by Acquiror, IDX or their respective Representatives in connection with such review; provided, that Acquiror and IDX shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of ZF and its Subsidiaries in connection with any such access.

(c)         On the date that is five Business Days prior to the Closing Date, IDX shall deliver to ZF and Acquiror a written statement (the “IDX Closing Statement”) setting forth its good faith estimate and calculation of the IDX Transaction Expenses and IDX Closing Cash Consideration, including a detailed itemization of the components thereof (including the IDX Debt Amount, the IDX Closing Working Capital Shortfall and the IDX Cash Amount) and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement.  From and after delivery of the IDX Closing Statement and through the Closing Date, (i) IDX shall promptly provide to ZF and Acquiror any changes to the IDX Closing Statement (including any component thereof) (the “Updated IDX Closing Statement”), and (ii) ZF and Acquiror shall have the right to review and comment on such calculations and estimates, IDX shall consider in good faith any such comments made by ZF or Acquiror, and IDX, ZF and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated IDX Closing Statement.  IDX shall, and shall cause its Representatives to, (x) reasonably cooperate with ZF and Acquiror and their respective Representatives to the extent related to ZF’s or Acquiror’s review of the IDX Closing Statement and Updated IDX Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the IDX Closing Statement and Updated IDX Closing Statement and reasonably requested by ZF or Acquiror or their respective Representatives in connection with such review; provided, that each of ZF and Acquiror shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of IDX and its Subsidiaries in connection with any such access.

Section 3.07         Closing.  The closing of the Mergers (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror, ZF and IDX may mutually agree in writing.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.08         Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Acquiror, ZF, IDX, Transitional IDX Entity, ZF Merger Sub, IDX Merger Sub, Surviving IDX Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law.  To the extent that any amounts are to be withheld from value deliverable to the ZF Pre-Closing Holders or the IDX Pre-Closing Holders (other than any such value that is subject to withholding because (a) it is properly treated as compensation for applicable Tax purposes, or (b) ZF or IDX, as applicable, has failed to deliver the certificate and accompanying notice or forms described in Section 9.02(d)), Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding).  To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.08 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.09         Fractional Shares.  No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued in the Mergers, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror.  Notwithstanding any other provision of this Agreement, (a) each ZF Pre-Closing Holder of ZF Common Stock converted pursuant to the ZF Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall receive (aggregating for this purpose all the shares of Acquiror Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock, multiplied by (ii) $10 and (b) each IDX Pre-Closing Holder of IDX Capital Stock converted pursuant to the IDX Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall receive (aggregating for this purpose all the shares of Acquiror Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock, multiplied by (ii) $10.

Section 3.10          Sponsor Holders Earnout Shares.

(a)        Potential Forfeiture.  In accordance with the Sponsor Support Letter Agreement, the Sponsor Holders have agreed that, effective upon the Closing, the Sponsor Holders will, on a Pro Rata Basis, subject 1,293,750 shares of Acquiror Common Stock that will be owned by the Sponsor Holders (the “Sponsor Holders Earnout Shares”) to forfeiture (by automatic transfer to Acquiror) if the Triggering Events do not occur during the Earnout Period, with such Sponsor Holders Earnout Shares vesting (and therefore no longer subject to forfeiture) pursuant to the terms of this Section 3.10.  Until the occurrence of the applicable Triggering Event, certificates representing the Sponsor Holders Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for Acquiror Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Holders Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Holders Earnout Shares in accordance with the terms herein, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.  For the avoidance of doubt, each Triggering Event shall only occur once, if at all.

(b)        Vesting.  Until the earlier of all of the Sponsor Holders Earnout Shares having become fully vested or the expiry of the Earnout Period:

(i)          one-third of the Sponsor Holders Earnout Shares (431,250 shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I;

(ii)          one-third of the Sponsor Holders Earnout Shares (431,250 shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II; and

(iii)        one-third of the Sponsor Holders Earnout Shares (431,250 shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event III.

(c)          Adjustment.  If, and as often as, the outstanding shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Sponsor Holders Earnout Shares to be surrendered or forfeited pursuant to this Section 3.10 will in each case be equitably adjusted to reflect such change.

(d)        Dividends and Distributions.  To the extent any dividends or other distributions are paid or otherwise made by Acquiror (including, without limitation, any shares of Acquiror Common Stock or other equity securities of Acquiror distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Sponsor Holders would have been entitled to such dividends or other distributions in respect of the Sponsor Holders Earnout Shares if such Sponsor Holders Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Acquiror shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Sponsor Holders, and (i) in the event all or any portion of the Sponsor Holders Earnout Shares are earned in accordance with this Section 3.10, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so earned shall be released to the Sponsor Holders, on a Pro Rata Basis, at the time such Sponsor Holders Earnout Shares are earned in accordance with this Section 3.10 or (ii) in the event all or any portion of the Sponsor Holders Earnout Shares are forfeited in accordance with this Section 3.10, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so forfeited shall be forfeited to Acquiror.

Section 3.11          Exchange Agent; Surrender of Share Certificates and Payment of Closing Stock Consideration.

(a)          Subject to this Section 3.11, promptly following the Effective Time, Acquiror shall deliver, or cause to be delivered to each holder of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, payable to such holders in accordance with the terms of this Article III, including any cash in lieu of fractional shares in accordance with Section 3.09.

(b)          Following the date hereof and prior to the Effective Time, Acquiror shall, at the Acquiror’s sole cost and expense, appoint a bank or trust company reasonably acceptable to ZF and IDX (the “Exchange Agent”) to act as the exchange agent for the payment and delivery of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration, and any cash in lieu of fractional shares in accordance with Section 3.09 and IDX Liquidation Preference in accordance with this Section 3.11; provided, however, that Acquiror shall afford ZF and IDX the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall consider in good faith ZF and IDX’s reasonable comments thereto.

(c)          Promptly after the appointment of the Exchange Agent, Acquiror shall cause the Exchange Agent to mail to each holder of record of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock entitled to receive the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, pursuant to this Article III (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent) in a customary form to be agreed to, reasonably and in good faith, by Acquiror, ZF and IDX (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such ZF Common Stock or IDX Capital Stock (which for clarity shall include holders of ZF Preferred Stock as converted to shares of ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), in physical or electronic form, as the case may be (collectively, the “Certificates” and each, a “Certificate”), to the extent such ZF Common Stock or IDX Capital Stock is represented by the Certificates, in exchange for the applicable portion of ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09 payable to such holder).

(d)         The Exchange Agent shall issue to each holder of record of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock entitled to receive a portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, pursuant to this Article III (and any cash in lieu of fractional shares pursuant to Section 3.09) that has delivered a Certificate (only to the extent such ZF Common Stock, ZF Restricted Shares or IDX Capital Stock, as applicable, is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith), the portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, with respect to such Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled.

(e)         The Exchange Agent shall deliver the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09), into which such ZF Common Stock, ZF Restricted Shares or IDX Capital Stock have been converted (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), as reflected in the Stockholder Ownership Allocation, electronically through book-entry delivery, to each ZF Pre-Closing Holder or IDX Pre-Closing Holder, as applicable, whose shares of ZF Common Stock, ZF Restricted Shares or IDX Capital Stock are held in book entry form who have delivered a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith or, upon the written request of any ZF Pre-Closing Holder or IDX Pre-Closing Holder, as applicable, in the form of an original stock certificate to the address set forth in such stockholder’s Letter of Transmittal (and any cash in lieu of fractional shares pursuant to Section 3.09).

(f)         Unless otherwise provided herein, no interest shall be paid or shall accrue on any ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration or IDX Liquidation Preference payable upon surrender of any Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate).  Until so surrendered, each outstanding Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) that prior to the Effective Time represented shares of ZF Common Stock, ZF Restricted Shares or IDX Capital Stock shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09).  If after the Effective Time, any Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 3.11.

(g)         If any portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration or IDX Liquidation Preference, as applicable, is to be paid to a Person other than the Person in whose name the surrendered Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants) or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(h)         No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) with respect to the Acquiror Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) until the holder of such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) shall surrender such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate).  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate), there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

(i)        Notwithstanding anything in this Agreement to the contrary, any ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration or IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09), remaining unclaimed by any ZF Pre-Closing Holder or IDX Pre-Closing Holder, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

(j)         If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ZF, IDX or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as ZF or IDX, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, (and any cash in lieu of fractional shares pursuant to Section 3.09), to be paid in respect of the ZF Common Stock, ZF Restricted Shares or IDX Capital Stock, as applicable (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), formerly represented by such Certificate in accordance with this Agreement.

Section 3.12        Update to Spreadsheet.  No later than the close of business on the fifth Business Day preceding the anticipated Closing Date, ZF and IDX shall have the right to prepare and deliver to Acquiror an updated Spreadsheet containing changes to the Ownership Allocation, the Stockholder Ownership Allocation, the allocation of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference to be received by each holder of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), as well as the number of Acquiror Options, ZF Assumed Warrants and IDX Assumed Warrants, as applicable, to be received by each holder of ZF Options, IDX Options, ZF Warrants, and IDX Warrants pursuant to the terms of this Agreement, as applicable, in each case, as of the Closing Date and by applying the same methodology, assumptions, formulas and techniques used in the preparation of the original Spreadsheet but as of the Closing.  The Parties shall meet and confer regarding such updated Spreadsheet no later than the third Business day prior to the anticipated Closing Date, and shall make such changes thereto as the Parties may mutually and in good faith agree so that the updated Spreadsheet reflects any such changes.  Such updated Spreadsheet shall be the “Spreadsheet” for all purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of ZF and IDX severally (and not jointly) represents and warrants to Sponsor and the Acquiror Parties as follows, in each case as of the date hereof and as of the Closing Date, solely in respect of the matters set forth below regarding itself and, where applicable, its Subsidiaries (for the avoidance of doubt, the representations and warranties made in Section 4.06(a), Section 4.06(b), Section 4.06(c), Section 4.08(a), Section 4.08(b), Section 4.08(c), Section 4.08(d), Section 4.09(a), Section 4.12, Section 4.14, Section 4.17 and Section 4.25 are provided only by ZF and pertain only to ZF and, where applicable, its Subsidiaries, and the representations and warranties made in Section 4.06(d), Section 4.06(e), Section 4.06(f), Section 4.08(e), Section 4.08(f), Section 4.08(g), Section 4.08(h), Section 4.09(b), Section 4.13, Section 4.15, Section 4.18, Section 4.26 and Section 4.32 are provided only by IDX and pertain only to IDX and, where applicable, its Subsidiaries):

Section 4.01         Corporate Organization of the Company Parties.  Such Company Party has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted.  The copies of the certificate of incorporation and bylaws (collectively, “Organizational Documents”) of such Company Party, as in effect on the date hereof, previously made available by such Company Party to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror.  Such Company Party is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Such Company Party is not in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02         Subsidiaries.  The Subsidiaries of such Company Party, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Schedule 4.02.  Such Company Party’s Subsidiaries have been duly incorporated, formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due incorporation (or, as the case may be, due formation or organization) and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of such Company Party’s Subsidiaries is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03      Due Authorization.  Such Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required ZF Stockholder Approval or the Required IDX Stockholder Approval, as applicable) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the other transactions contemplated thereby.  The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the other transactions contemplated thereby have been duly authorized by the board of directors of such Company Party and, except for the Required ZF Stockholder Approval or the Required IDX Stockholder Approval, as applicable, no other corporate proceeding on the part of such Company Party is necessary to authorize this Agreement or any other Transaction Agreements to which it is a party or such Company Party’s performance hereunder or thereunder.  This Agreement has been, and each such other Transaction Agreement to which such Company Party will be party (when executed and delivered by such Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which such Company Party will be party, will constitute, a valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04         No Conflict.  Except as set forth on Schedule 4.04, the execution, delivery and performance by such Company Party of this Agreement and the other Transaction Agreements to which it is a party and upon receipt of the Required ZF Stockholder Approval or the Required IDX Stockholder approval, as applicable, the consummation by such Company Party of the Transactions and the other transactions contemplated thereby do not and will not (a) contravene or conflict with the Organizational Documents of such Company Party or, in any material respect, the equivalent organizational documents of its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Party or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Company Party or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of such Company Party or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of such Company Party or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries, taken as a whole.

Section 4.05        Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of the Acquiror Parties and the other Company Party contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of such Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions and the other transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of (i) the ZF Certificate of Merger, (ii) the IDX Certificate of Merger, (iii) the IDX Forward Certificate of Merger and (iv) the Acquiror Charter, each in accordance with the DGCL and, the DLLCA in the case of the IDX Forward Certificate of Merger, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06         Current Capitalization.

(a)         Schedule 4.06(a) sets forth as of the date hereof the Equity Securities of ZF (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) in each case imposed by or resulting from any Contract to which ZF is a party and have been duly authorized, validly issued, are, in the case of shares of stock, fully paid and non-assessable, and have not been issued in violation of preemptive or similar rights.  With respect to each ZF Option and ZF Restricted Share award, Schedule 4.06(a) sets forth, as of the date hereof (as applicable): (i) the name of the holder thereof; (ii) the number of shares of ZF Common Stock issuable upon the exercise of such ZF Option or subject to such ZF Restricted Share award, as applicable; (iii) in the case of a ZF Option, the exercise price thereof; (iv) the date of grant thereof; (v) in the case of a ZF Option, the expiration date thereof; (vi) in the case of a ZF option, whether such option is intended to be an incentive stock option under Code Section 422; and (vii) the vesting schedule for such ZF Option or ZF Restricted Share award.  Each grant of a ZF Option or a ZF Restricted Share was made in all material respects in accordance with the terms of the applicable governing plan document and award agreements and applicable Law.  All ZF Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of ZF Common Stock on the date such ZF Option was granted (within the meaning of Section 409A or Section 422 of the Code and the Treasury Regulations promulgated thereunder).  Except for the Equity Securities of ZF set forth on Schedule 4.06(a), as of the date hereof, there are no other Equity Securities of ZF authorized, reserved, issued or outstanding other than Equity Securities authorized under the ZF Certificate of Incorporation and Equity Securities reserved for issuance under the ZF Option Plan.

(b)         Except as set forth on Schedule 4.06(a), as of the date hereof, there are no outstanding or authorized stock options, equity appreciation rights, phantom equity, profit participation, restricted stock, restricted stock unit, performance stock unit, or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, ZF or any of its Subsidiaries.  No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of ZF or any of its Subsidiaries.  There are no outstanding contractual obligations of ZF to repurchase, redeem or otherwise acquire any Equity Securities of ZF or any of its Subsidiaries.  Except as set forth on Schedule 4.06(a), there are no outstanding bonds, debentures, notes or other Indebtedness of ZF or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any of ZF’s or any of its Subsidiaries’ stockholders or members may vote.  Except as set forth on Schedule 4.06(b), none of ZF or any of its Subsidiaries is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)        (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of ZF or any of its Subsidiaries and (ii) since December 31, 2020, none of ZF or any of its Subsidiaries has made, declared, set aside, established a record date for or paid any dividends or distributions.

(d)          Schedule 4.06(d) sets forth as of the date hereof the Equity Securities of IDX (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) in each case imposed by or resulting from any Contract to which IDX is a party and have been duly authorized, validly issued, are, in the case of shares of stock, fully paid and non-assessable, and have not been issued in violation of preemptive or similar rights.  With respect to each IDX Option, Schedule 4.06(d) sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the number of shares of IDX Common Stock issuable upon the exercise of such IDX Option; (iii) the exercise price thereof; (iv) the date of grant thereof; (v) the expiration date thereof; (vi) whether such option is intended to be an incentive stock option under Code Section 422; and (vii) the vesting schedule for such IDX Option.  Each grant of an IDX Option was made in all material respects in accordance with the terms of the applicable governing plan document and award agreements and applicable Law.  All IDX Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of IDX Common Stock on the date such IDX Option was granted (within the meaning of Section 409 or Section 422 of the Code and the Treasury Regulations promulgated thereunder).  Except for the Equity Securities of IDX set forth on Schedule 4.06(d), as of the date hereof, there are no other Equity Securities of IDX authorized, reserved, issued or outstanding other than Equity Securities authorized under the IDX Certificate of Incorporation and Equity Securities reserved for issuance under the IDX Option Plans.

(e)         Except as set forth on Schedule 4.06(d), as of the date hereof, there are no outstanding or authorized stock options, equity appreciation rights, phantom equity, profit participation, restricted stock, restricted stock unit, performance stock unit, or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, IDX or any of its Subsidiaries.  No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of IDX or any of its Subsidiaries.  There are no outstanding contractual obligations of IDX to repurchase, redeem or otherwise acquire any Equity Securities of IDX or any of its Subsidiaries.  Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of IDX or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any of IDX’s or any of its Subsidiaries’ stockholders may vote.  Except as set forth on Schedule 4.06(e), none of IDX or any of its Subsidiaries is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(f)        (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of IDX or any of its Subsidiaries and (ii) since December 31, 2020, none of IDX or any of its Subsidiaries has made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07         Capitalization of Subsidiaries.

(a)       The outstanding shares of capital stock or other equity interests of such Company Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  All of the outstanding Equity Securities in each of such Company Party’s Subsidiaries are solely owned by such Company Party, directly or indirectly, free and clear of any Liens (other than Liens securing obligations under the Comerica Credit Facility in the case of IDX) and have not been issued in violation of preemptive or similar rights.  Except for Equity Securities owned by such Company Party or any wholly-owned Subsidiary of such Company Party, there are no Equity Securities of any of such Company Party’s Subsidiaries authorized, reserved, issued or outstanding other than Equity Securities authorized under the organizational documents of such Company Party’s Subsidiaries.

(b)       There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any of such Company Party’s Subsidiaries.  No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any of such Company Party’s Subsidiaries.  There are no outstanding contractual obligations of any of such Company Party’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any such Company Party Subsidiary.  There are no outstanding bonds, debentures, notes or other Indebtedness of any of such Company Party’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any such Company Party Subsidiary’s stockholders may vote.  None of such Company Party’s Subsidiaries is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)        Except for Equity Securities in any wholly-owned Subsidiary of such Company Party or as set forth on Schedule 4.07, neither such Company Party nor any of its Subsidiaries owns any Equity Securities in any Person.  No shares of capital stock are held in treasury by any of such Company Party’s Subsidiaries.

Section 4.08         Financial Statements.

(a)         Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of ZF and its Subsidiaries as of January 31, 2021, January 31, 2020 and January 31, 2019 and the related audited consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon (the “ZF Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of ZF as at October 31, 2021 (the “ZF Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the nine-month period ended October 31, 2021 (the “ZF Interim Financial Statements” and, together with the ZF Audited Financial Statements, the “ZF Financial Statements”).

(b)       The ZF Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, loss, changes in equity and results of operations of ZF and its Subsidiaries as of the dates and for the periods indicated in the ZF Financial Statements in conformity with GAAP during the periods involved (except in the case of the ZF Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments) and were derived from, and accurately reflect, the books and records of ZF and its Subsidiaries.

(c)         ZF and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ZF’s and its Subsidiaries’ assets.  ZF and its Subsidiaries maintain and, for all periods covered by the ZF Financial Statements, have maintained books and records of ZF and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of ZF and its Subsidiaries in all material respects.

(d)          Except as set forth on Schedule 4.08(d), neither ZF nor its independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of ZF and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of ZF and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of ZF and its Subsidiaries who have a significant role in the internal controls over financial reporting of ZF and its Subsidiaries.

(e)          Attached as Schedule 4.08(e) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of IDX and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, changes in stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon (the “IDX Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of IDX as at September 30, 2021 (the “IDX Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income, changes in stockholders’ equity and cash flows for the nine-month period ended September 30, 2021 (the “IDX Interim Financial Statements” and, together with the IDX Audited Financial Statements, the “IDX Financial Statements”).

(f)          The IDX Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of IDX and its Subsidiaries as of the dates and for the periods indicated in the IDX Financial Statements in conformity with GAAP during the periods involved (except in the case of the IDX Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments) and were derived from, and accurately reflect, the books and records of IDX and its Subsidiaries.

(g)          IDX and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for IDX’s and its Subsidiaries’ assets.  IDX and its Subsidiaries maintain and, for all periods covered by the IDX Financial Statements, have maintained books and records of IDX and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of IDX and its Subsidiaries in all material respects.

(h)       Neither IDX nor IDX’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of IDX and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of IDX and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of IDX and its Subsidiaries who have a significant role in the internal controls over financial reporting of IDX and its Subsidiaries.

Section 4.09         Undisclosed Liabilities.

(a)          Except as set forth on Schedule 4.09(a), as of the date hereof, neither ZF nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the ZF Most Recent Balance Sheet, (b) that have arisen since October 31, 2021 in the ordinary course of business of ZF and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or any other Transaction Agreement or the performance by ZF of its obligations hereunder or thereunder, including ZF Transaction Expenses, (d) that would not be required to be set forth on a consolidated balance sheet of ZF and its Subsidiaries prepared in accordance with GAAP, or (e) that would not reasonably be expected to be material to ZF and its Subsidiaries, taken as whole.  Neither ZF nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b)         Except as set forth on Schedule 4.09(b), as of the date hereof, neither IDX nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the IDX Most Recent Balance Sheet, (b) that have arisen since September 30, 2021 in the ordinary course of business of IDX and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or any other Transaction Agreement or the performance by IDX of its obligations hereunder or thereunder, including IDX Transaction Expenses, (d) that would not be required to be set forth on a consolidated balance sheet of IDX and its Subsidiaries prepared in accordance with GAAP, or (e) that would not reasonably be expected to be material to IDX and its Subsidiaries, taken as whole.  Neither IDX nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10        Litigation and Proceedings.  There is no, and since June 1, 2018, there has been no, pending or, to the knowledge of such Company Party, threatened Actions by, against or affecting such Company Party or any of its Subsidiaries or any of their properties, rights or assets that, as of the date hereof or as of the Closing Date, would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would have a Company Material Adverse Effect.  There is no, and since June 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of such Company Party, threatened against such Company Party or any of its Subsidiaries or any of their properties, rights or assets that, as of the date hereof or as of the Closing Date, would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither such Company Party nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11         Compliance with Laws.  Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to such Company Party and its Subsidiaries, taken as a whole, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as otherwise set forth on Schedule 4.11, such Company Party and its Subsidiaries are, and since June 1, 2018 have been, in compliance with all applicable Laws.  Such Company Party and its Subsidiaries hold, and since June 1, 2018 have (a) held, all licenses, approvals, clearances, consents, registrations, franchises and permits necessary for the lawful conduct of their business (the “Permits”), except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) to the extent applicable, maintained at least a “satisfactory” rating with respect to any such Permits with a Governmental Authority and (c) complied in all material respects with all applicable requirements under such Permits.  Since June 1, 2018, (a) neither such Company Party nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), (b) to the knowledge of such Company Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Company Party or any of its Subsidiaries is currently threatened against such Company Party or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and (c) neither such Company Party nor any of it Subsidiaries has had any such Permit revoked, excluding terminations as may occur in the ordinary course of business, in the case of the foregoing clauses (a), (b) and (c), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No investigation or review by any Governmental Authority with respect to such Company Party or any of its Subsidiaries is pending or, to the knowledge of such Company Party, threatened, and no such investigations have been conducted by any Governmental Authority since June 1, 2018, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12         ZF Contracts; No Defaults.

(a)         Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.12(a) to which, as of the date of this Agreement, ZF or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business (all such Contracts as described in clauses (i) through (xvi), collectively, the “ZF Material Contracts”).  True, correct and complete copies of the ZF Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)            Each Contract that involves aggregate payments or consideration furnished (A) by ZF or by any of its Subsidiaries of more than $500,000 or (B) to ZF or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)         Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $1,000,000;

(iii)         Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of ZF or any of its Subsidiaries (A) since June 1, 2018, in each case, involving payments in excess of $1,000,000 or (B) pursuant to which there are any material ongoing obligations;

(iv)        Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $400,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)        Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of ZF) that is material to the business of ZF and its Subsidiaries, taken as a whole;

(vi)        Each Contract requiring capital expenditures by ZF or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

(vii)        Each Contract prohibiting or restricting in any material respect the ability of ZF or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)       Each Contract under which ZF or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property (excluding (v) non-exclusive licenses for commercially available, “off-the-shelf software” products (including for software as a service) and commercially available threat intelligence data feeds, (w) non-disclosure agreements, contractor services agreements, consulting services agreements, or employment proprietary agreements, (x) non-exclusive licenses having a value of less than $100,000, (y) non-exclusive Intellectual Property license grants incidental to marketing, printing or advertising arrangements, and (z) any licenses for Open Source Code, in each case, entered into in the ordinary course of business and used solely for ZF’s or any of its Subsidiaries’ internal use), (B) is a licensor or otherwise grants to a third party any right(s) to use specifically any item of Owned Intellectual Property owned by ZF or any of its Subsidiaries (excluding non-exclusive licenses granted by ZF or any of its Subsidiaries to customers, channel partners and technology partners in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;

(ix)         Each Contract for the development of Intellectual Property by a third party (other than pursuant to ZF’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror) that involves aggregate payments or consideration furnished by ZF or by any of its Subsidiaries of more than $250,000 in any calendar year;

(x)          Each Contract for employment or engagement with any individual (including employees, directors, officers, and individual independent contractors) that (A) provides for annual base compensation in excess of $250,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of ZF or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi)         Each CBA with ZF or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of ZF or such Subsidiary, on the other hand;

(xii)         Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which ZF or any of its Subsidiaries will have any outstanding obligation in excess of $100,000 after the date of this Agreement;

(xiii)       Each sales commission or brokerage Contract that involves annual referral payments in excess of $1,000,000 or is not cancellable on 90 or less calendar days’ notice prior to the expiration of the then current term without payment or penalty;

(xiv)        Any Contract with (A) any Affiliate of ZF (other than a Subsidiary of ZF) or (B) any Affiliate or family member of any ZF Pre-Closing Holder;

(xv)       Any Contract with a Governmental Authority requiring a Permit, except to the extent such Contract involves payments furnished to ZF or any of its Subsidiaries of less than $100,000 per year;

(xvi)        Any Contract that is a currency or interest hedging arrangement; and

(xvii)       Any commitment to enter into agreements of the type described in clauses (i) through (xv) of this Section 4.12(a).

(b)          Except for any Contract that has terminated or as set forth on Schedule 4.12(b), or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to ZF and its Subsidiaries, taken as a whole, as of the date of this Agreement, each ZF Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of ZF or one of its Subsidiaries that is a party thereto and, to the knowledge of ZF, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions.  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to ZF and its Subsidiaries taken as a whole, (w) neither ZF, any of its Subsidiaries nor, to the knowledge of ZF, any other party thereto is or is alleged to be in breach of or default under any ZF Material Contract, (x) since June 1, 2020, neither ZF nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of ZF, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such ZF Material Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such ZF Material Contract that is a customer of or supplier to ZF or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, ZF or any of its Subsidiaries.

Section 4.13         IDX Contracts; No Defaults.

(a)         Schedule 4.13(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.13(a) to which, as of the date of this Agreement, IDX or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business (all such Contracts as described in clauses (i) through (xvi), collectively, the “IDX Material Contracts”).  True, correct and complete copies of the IDX Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)                                                                       Each Contract that involves aggregate payments or consideration furnished (A) by IDX or by any of its Subsidiaries of more than $500,000 or (B) to IDX or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)         Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $1,000,000;

(iii)         Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of IDX or any of its Subsidiaries (A) since June 1, 2018, in each case, involving payments in excess of $1,000,000 or (B) pursuant to which there are any material ongoing obligations;

(iv)        Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $400,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)        Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of IDX) that is material to the business of IDX and its Subsidiaries, taken as a whole;

(vi)        Each Contract requiring capital expenditures by IDX or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

(vii)        Each Contract prohibiting or restricting in any material respect the ability of IDX or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)        Each Contract under which IDX or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property (excluding (v) non-exclusive licenses for commercially available, “off-the-shelf software” products (including for software as a service) and commercially available threat intelligence data feeds, (w) non-disclosure agreements, contractor services agreements, consulting services agreements, or employment proprietary agreements, (x) non-exclusive licenses having a value of less than $100,000, (y) non-exclusive Intellectual Property license grants incidental to marketing, printing or advertising arrangements, and (z) any licenses for Open Source Code, in each case, entered into in the ordinary course of business and used solely for IDX’s or any of its Subsidiaries’ internal use), (B) is a licensor or otherwise grants to a third party any right(s) to use specifically any item of Owned Intellectual Property owned by IDX or any of its Subsidiaries (excluding non-exclusive licenses granted by IDX or any of its Subsidiaries to customers, channel partners and technology partners in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;

(ix)          Each Contract for the development of Intellectual Property by a third party (other than pursuant to IDX’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror) that involves aggregate payments or consideration furnished by IDX or by any of its Subsidiaries of more than $250,000 in any calendar year;

(x)          Each Contract for employment or engagement with any individual (including employees, directors, officers, and individual independent contractors) that (A) provides for annual base compensation in excess of $250,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of IDX or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi)          Each CBA with IDX or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of IDX or such Subsidiary, on the other hand;

(xii)         Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which IDX or any of its Subsidiaries will have any outstanding obligation in excess of $100,000 after the date of this Agreement;

(xiii)        Each sales commission or brokerage Contract that involves annual referral payments in excess of $1,000,000 or is not cancellable on 90 or less calendar days’ notice prior to the expiration of the then current term without payment or penalty;

(xiv)       Any Contract with (A) any Affiliate of IDX (other than a Subsidiary of IDX) or (B) any Affiliate or family member of any IDX Pre-Closing Holder;

(xv)       Any Contract with a Governmental Authority requiring a Permit, except to the extent such Contract involves payments furnished to IDX or any of its Subsidiaries of less than $100,000 per year;

(xvi)        Any Contract that is a currency or interest hedging arrangement; and

(xvii)       Any commitment to enter into agreements of the type described in clauses (i) through (xv) of this Section 4.13(a).

(b)          Except for any Contract that has terminated or as set forth on Schedule 4.13(b), or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to IDX and its Subsidiaries, taken as a whole, as of the date of this Agreement, each IDX Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of IDX or one of its Subsidiaries that is a party thereto and, to the knowledge of IDX, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions.  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to IDX and its Subsidiaries taken as a whole, (w) neither IDX, any of its Subsidiaries nor, to the knowledge of IDX, any other party thereto is or is alleged to be in breach of or default under any IDX Material Contract, (x) since June 1, 2020, neither IDX nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such IDX Material Contract, (y) to the knowledge of IDX, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such IDX Material Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such IDX Material Contract that is a customer of or supplier to IDX or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, IDX or any of its Subsidiaries.

Section 4.14         ZF Benefit Plans.

(a)       Schedule 4.14(a) sets forth a true and complete list of each ZF Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement or sales compensation agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a).  For purposes of this Agreement, a “ZF Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each equity ownership, equity purchase, equity option, phantom equity, equity appreciation right, restricted stock, restricted stock unit, performance stock unit, equity or other equity-based incentive award, severance or termination payment or benefit, employment, consulting, retention, change-in-control, fringe benefit or prerequisited, bonus, incentive, commission, deferred compensation, employee loan, pension, retirement, profit sharing, health, welfare, accident, disability, sick pay or paid time off, and each other benefit or compensation plan, agreement, program, policy, Contract or other arrangement, which is contributed to, required to be contributed to, sponsored by or maintained by ZF or any of its Subsidiaries, including for the benefit of any Company Party Service Provider of ZF or any of its Subsidiaries, or under or with respect to which ZF or any of its Subsidiaries has or could reasonably be expected to have any liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority.

(b)         With respect to each ZF Benefit Plan, ZF has delivered or made available to Acquiror copies of (i) such ZF Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such ZF Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each ZF Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such ZF Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the U.S. Internal Revenue Service (“IRS”) with respect to any ZF Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c)          Each ZF Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.  All contributions, premiums or other payments that are due with respect to any ZF Benefit Plan have been timely made in accordance with the terms of such ZF Benefit Plan and the requirements of all applicable Laws and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in ZF’s financial statements to the extent required by GAAP.

(d)         Each ZF Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified in all material respects and (i) has received a favorable determination letter as to its qualification or (ii) has been established under an IRS pre-approved plan document for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)          No event has occurred and no condition exists that could subject ZF or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.  There do not exist any pending or, to the knowledge of ZF, threatened claims or Actions (other than routine claims for benefits), audits or investigations with respect to any ZF Benefit Plan or the assets thereof, and, to the knowledge of ZF, there are no facts or circumstances that could give rise to any such claims or Actions.  There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any ZF Benefit Plans that could reasonably be expected to result in material liability to ZF or any of its Subsidiaries.  No breaches of fiduciary duty (as determined under ERISA) with respect to any ZF Benefit Plan have occurred that could reasonably be expected to result in material liability to ZF or any of its Subsidiaries.

(f)          No ZF Benefit Plan provides, and neither ZF nor any of its Subsidiaries has any current or projected liability or obligation in respect of providing, post-employment, post-retirement, post-ownership or post-termination health, medical or life insurance benefits for any current, former or retired Company Party Service Provider of ZF or any of its Subsidiaries or any other Person, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable state Law, (ii) if provided for under the terms of the applicable insurance Contract, coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(f) (including a template) requiring ZF or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.  Neither ZF nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax, liability or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such material Taxes, penalties or liabilities.

(g)       None of ZF, any of its Subsidiaries, or any of its ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to:  (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Neither ZF nor any of its Subsidiaries has any current or contingent material liability or material obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)         Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by ZF nor the consummation of the Mergers will (whether alone or in connection with any other event(s), including, but not limited to, a termination of employment) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of ZF or its Subsidiaries (or any dependent or beneficiary thereof) to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any ZF Benefit Plan (or under any arrangement that would be a ZF Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of ZF or its Subsidiaries of any severance or termination payments or benefits, or any increase in severance or termination payments or benefits upon any termination of employment or service, (iii) limit or restrict the right of ZF to merge, amend or terminate any ZF Benefit Plan, or (iv) result in any payments or benefits under any agreement with ZF or any of its Subsidiaries that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of ZF or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)        Except as set forth on Schedule 4.14(i), neither ZF nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)          Each ZF Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k)         Without limiting the generality of Section 4.14(a) through Section 4.14(j) above, with respect to each ZF Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “ZF Foreign Plan”):  (i) all employer and employee contributions to each ZF Foreign Plan required by Law or by the terms of such ZF Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each ZF Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no ZF Foreign Plan is a defined benefit retirement plan, seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iv) no ZF Foreign Plan has any unfunded or underfunded liabilities.

Section 4.15         IDX Benefit Plans.

(a)        Schedule 4.15(a) sets forth a true and complete list of each IDX Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement or sales compensation agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.15(a), shall not be required to be listed on Schedule 4.15(a).  For purposes of this Agreement, an “IDX Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each equity ownership, equity purchase, equity option, phantom equity, equity appreciation right, restricted stock, restricted stock unit, performance stock unit, equity or other equity-based incentive award, severance or termination payment or benefit, employment, consulting, retention, change-in-control, fringe benefit or prerequisited, bonus, incentive, commission, deferred compensation, employee loan, pension, retirement, profit sharing, health, welfare, accident, disability, sick pay or paid time off, and each other benefit or compensation plan, agreement, program, policy, Contract or other arrangement, which is contributed to, required to be contributed to, sponsored by or maintained by IDX or any of its Subsidiaries, including for the benefit of any Company Party Service Provider of IDX or any of its Subsidiaries, or under or with respect to which IDX or any of its Subsidiaries has or could reasonably be expected to have any liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority.

(b)         With respect to each IDX Benefit Plan, IDX has delivered or made available to Acquiror copies of (i) such IDX Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such IDX Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each IDX Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such IDX Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any IDX Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c)         Each IDX Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.  All contributions, premiums or other payments that are due with respect to any IDX Benefit Plan have been timely made in accordance with the terms of such IDX Benefit Plan and the requirements of all applicable Laws and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in ZF’s financial statements to the extent required by GAAP.

(d)          Each IDX Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified in all material respects and (i) has received a favorable determination letter as to its qualification or (ii) has been established under an IRS pre-approved plan document for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)          No event has occurred and no condition exists that could subject IDX or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.  There do not exist any pending or, to the knowledge of IDX, threatened claims or Actions (other than routine claims for benefits), audits or investigations with respect to any IDX Benefit Plan or the assets thereof, and, to the knowledge of IDX, there are no facts or circumstances that could give rise to any such claims or Actions.  There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any IDX Benefit Plans that could reasonably be expected to result in material liability to IDX or any of its Subsidiaries.  No breaches of fiduciary duty (as determined under ERISA) with respect to any IDX Benefit Plan have occurred that could reasonably be expected to result in material liability to IDX or any of its Subsidiaries.

(f)         No IDX Benefit Plan provides, and neither IDX nor any of its Subsidiaries has any current or projected liability or obligation in respect of providing, post-employment, post-retirement, post-ownership or post-termination health, medical or life insurance benefits for any current, former or retired Company Party Service Provider of IDX or any of its Subsidiaries or any other Person, except (i) as required to avoid an excise tax under COBRA or similar applicable state Law, (ii) if provided for under the terms of the applicable insurance Contract, coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.15(f) (including a template) requiring IDX or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.  Neither IDX nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax, liability or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such material Taxes, penalties or liabilities.

(g)        None of IDX, any of its Subsidiaries, or any of its ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to:  (i) a Multiemployer Plan, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Neither IDX nor any of its Subsidiaries has any current or contingent material liability or material obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)         Except as set forth on Schedule 4.15(h), neither the execution and delivery of this Agreement by IDX nor the consummation of the Mergers will (whether alone or in connection with any other event(s), including, but not limited to, a termination of employment) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of IDX or its Subsidiaries (or any dependent or beneficiary thereof) to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any IDX Benefit Plan (or under any arrangement that would be a IDX Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of IDX or its Subsidiaries of any severance or termination payments or benefits, or any increase in severance or termination payments or benefits upon any termination of employment or service, (iii) limit or restrict the right of IDX to merge, amend or terminate any IDX Benefit Plan, or (iv) result in any payments or benefits under any agreement with IDX or any of its Subsidiaries that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of IDX or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)         Except as set forth on Schedule 4.15(i), neither IDX nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)          Each IDX Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k)          Without limiting the generality of Section 4.15(a) through Section 4.15(j) above, with respect to each IDX Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (an “IDX Foreign Plan”):  (i) all employer and employee contributions to each IDX Foreign Plan required by Law or by the terms of such IDX Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each IDX Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no IDX Foreign Plan is a defined benefit retirement plan, seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iv) no IDX Foreign Plan has any unfunded or underfunded liabilities.

Section 4.16         Labor Matters.

(a)        Neither such Company Party nor any of its Subsidiaries is party to or bound by any CBA and no such Company Party’s Company Party Employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party or any of its Subsidiaries.  There are, and since June 1, 2018 there have been, no pending, or to the knowledge of such Company Party, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of such Company Party’s Company Party Employees, or (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, work stoppages or other material labor disputes against or affecting such Company Party or any of its Subsidiaries.  Such Company Party and its Subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any of such Company Party’s Company Party Employees, in connection with the execution of this Agreement or consummation of the Transactions.

(b)         Except as set forth on Schedule 4.16(b), such Company Party and its Subsidiaries are, and since June 1, 2018 have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole: (i)  such Company Party and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s or its Subsidiaries’ current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii)  neither such Company Party nor its Subsidiaries have had direct or indirect liability regarding any misclassification of any person as an independent contractor rather than as an employee since June 1, 2018.

(d)         To the knowledge of such Company Party and except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole, no current or former employee or independent contractor is in any material respect in violation of any term of any Company Party Benefit Plan, including, but not limited to, any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation:  (i) owed to such Company Party or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by such Company Party or any of its Subsidiaries.

(e)        Such Company Party and its Subsidiaries have complied with their legal obligations regarding any formal sexual harassment, discrimination or unlawful retaliation allegations raised in the last three years against any of its Company Party Employees (including, without limitation, taking corrective action where necessary).  Such Company Party and its Subsidiaries do not reasonably expect any material liabilities with respect to any allegations of sexual harassment, discrimination or unlawful retaliation and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group Members, that, if known to the public, would bring such Company Party into material disrepute.

(f)          Except as set forth on Schedule 4.16(f), no material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting the Company Party Employees of such Company Party or its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g)          Since June 1, 2018, neither such Company Party nor any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(h)         Such Company Party has not received written notice that any Key Employee intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.

Section 4.17         ZF Tax Matters.

(a)         All material Tax Returns required by Law to be filed by ZF and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)          All material amounts of Taxes due and owing by ZF and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the ZF Most Recent Balance Sheet, none of ZF or any of its Subsidiaries has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c)          ZF and each of its Subsidiaries has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d)         Neither ZF nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes.  Neither ZF nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing.  All material deficiencies for Taxes asserted or assessed in writing against ZF and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.  No written claim has been made by any Governmental Authority in a jurisdiction where ZF or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of ZF and its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)         Neither ZF nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)         Neither ZF nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g)         Neither ZF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business.  Neither ZF nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h)         There are no Liens with respect to Taxes on any of the equity interests or assets of ZF and its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)          Neither ZF nor any of its Subsidiaries (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only ZF or any of its Subsidiaries, or (B) has any material liability for or in respect of the Taxes of any Person (other than ZF or any of its Subsidiaries) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(j)         Neither ZF nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(k)          Schedule 4.17(k) sets forth the classification of ZF and each of its Subsidiaries for U.S. federal income Tax purposes.

(l)         Except as set forth on Schedule 4.17(l), neither ZF nor any of its Subsidiaries has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(m)         Neither ZF nor any of its Subsidiaries has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(n)          Neither ZF nor any of its Subsidiaries is or has ever been a resident for Tax purposes in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable, and does not nor has ever had any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable.

Section 4.18          IDX Tax Matters.

(a)         All material Tax Returns required by Law to be filed by IDX and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)         All material amounts of Taxes due and owing by IDX and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the IDX Most Recent Balance Sheet, none of IDX or any of its Subsidiaries has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c)        IDX and each of its Subsidiaries has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d)         Neither IDX nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes.  Neither IDX nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing.  All material deficiencies for Taxes asserted or assessed in writing against IDX and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.  No written claim has been made by any Governmental Authority in a jurisdiction where IDX or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of IDX and its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)          Neither IDX nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)       Neither IDX nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g)         Neither IDX nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business.  Neither IDX nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h)         There are no Liens with respect to Taxes on any of the equity interests or assets of IDX and its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)         Neither IDX nor any of its Subsidiaries (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only IDX or any of its Subsidiaries, or (B) has any material liability for or in respect of the Taxes of any Person (other than IDX or any of its Subsidiaries) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(j)          Neither IDX nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(k)          Schedule 4.18(k) sets forth the classification of IDX and each of its Subsidiaries for U.S. federal income Tax purposes.

(l)          Neither IDX nor any of its Subsidiaries has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(m)         Neither IDX nor any of its Subsidiaries has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(n)         Neither IDX nor any of its Subsidiaries is or has ever been a resident for Tax purposes in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable, and does not nor has ever had any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable.

Section 4.19        Insurance.  Schedule 4.19 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, such Company Party or its Subsidiaries as of the date of this Agreement.  With respect to each such insurance policy required to be listed on Schedule 4.19, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither such Company Party nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to such Company Party’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of such Company Party, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.20      Permits.  Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, such Company Party and its Subsidiaries, (a) hold all Permits, and (b) are in compliance with the terms of all Permits necessary for the ownership and operation of their respective businesses.  No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries, taken as a whole.  Except as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of such Company Party, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of such Company Party or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.21       Equipment and Other Tangible Property.  Such Company Party or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of such Company Party and its Subsidiaries as owned by such Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to such Company Party and its Subsidiaries, taken as a whole.

Section 4.22         Real Property.

(a)         Schedule 4.22(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property held by such Company Party or its Subsidiaries including the address of each such Leased Real Property and a true, correct and complete list of all material Contracts pursuant to which such Company Party or any of its Subsidiaries uses or occupies (or has been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (collectively, the “Leases”), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.  Each Company Party has made available to Acquiror true, correct and complete copies of the Leases.  Such Company Party or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, such Company Party’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Leases has not been disturbed, and to the knowledge of such Company Party, there are no material disputes with respect to any Lease, in each case, subject only to Permitted Liens.  With respect to each Lease, (i) such Lease is legal, valid, binding and enforceable and in full force and effect against such Company Party or one of its Subsidiaries and, to such Company Party’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) neither such Company Party nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of such Company Party, neither such Company Party nor any of its Subsidiaries has received oral notice of any default or breach that has not been cured, (iv) to the knowledge of such Company Party, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by such Company Party or one of its Subsidiaries or, in each case, to such Company Party’s knowledge, the other party thereto, (v) neither such Company Party nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof and (vi) except as set forth on Schedule 4.22(a)(vi), neither such Company Party nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(b)          Neither such Company Party nor any of its Subsidiaries is in default or violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, except as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries, taken as a whole.

(c)          Neither such Company nor any of its Subsidiaries owns any land, buildings or other real property.

Section 4.23         Intellectual Property and IT Security.

(a)         Schedule 4.23(a) sets forth a complete and correct list, as of the date of this Agreement, of all (i) registrations or applications for the following that are included in the Owned Intellectual Property or Intellectual Property exclusively licensed to such Company Party or any of its Subsidiaries:  (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number, and the date of application or registration (“Registered Intellectual Property”).  All Owned Intellectual Property is subsisting (to the extent that it constitutes Registered Intellectual Property), and, to the knowledge of such Company Party, valid and enforceable.  All filing, registration, maintenance, and renewal fees currently due in connection with the Registered Intellectual Property have been paid; all documents, recordations, and certificates in connection with such Registered Intellectual Property currently required to be filed in the name of such Company Party or any of its Subsidiaries have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions; and all internet domain names are registered in the name of and are under the full administrative and operational control of such Company Party or its applicable Subsidiary.  Such Company Party or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a valid, written agreement all other Intellectual Property used in or necessary for the operation of the respective businesses of such Company Party and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b)        To the knowledge of such Company Party, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of such Company Party’s or any of its Subsidiaries’ right to own or use any of its material Company Party Intellectual Property, or (ii) the payment of any additional consideration for such Company Party’s or any of its Subsidiaries’ right to own or use any of its Company Party Intellectual Property.

(c)         There is not, and there has not in the last three years been, any Action pending, threatened or received in writing, by such Company Party or any of its Subsidiaries with respect to Intellectual Property.  To the knowledge of such Company Party, neither such Company Party, nor any of its Subsidiaries nor the conduct of their businesses infringes, misappropriates or otherwise violates, or has, in the past three years, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party.  To the knowledge of such Company Party, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole.

(d)         Such Company Party and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all of its material Owned Intellectual Property.  Each current or former employee, consultant and independent contractor of such Company Party and its Subsidiaries who has contributed to or participated in the creation of any Owned Intellectual Property has executed and delivered to such Company Party or one of its Subsidiaries either a (i) “work-for-hire” agreement under which such Company Party or one of its Subsidiaries is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of such Company Party or one of its Subsidiaries of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property.  Neither such Company Party nor any of its Subsidiaries, nor to the knowledge of such Company Party, any other Person, is in material breach of any such agreement.

(e)          Such Company Party and its Subsidiaries are in possession of the source code and object code for all Software constituting their Owned Intellectual Property (“Owned Software”).  Neither such Company Party nor any of its Subsidiaries has incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge.

(f)         Such Company Party and its Subsidiaries use commercially reasonable efforts to protect the IT Systems, including using commercially reasonable efforts designed to protect the confidentiality, integrity and security of the IT Systems and all information stored or contained therein or transmitted thereby from any loss, theft, or unauthorized disclosure, use, access, interruption, or modification by any Person.  All IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) are free from any Malicious Code, material defect, bug or programming, or material design or documentation error, in each case, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole.  The IT Systems are sufficient for the current needs of such Company Party and its Subsidiaries, in all material respects.  Since June 1, 2018, there have not been any material failures, breakdowns or continued substandard performance of any IT Systems that have caused a material failure or disruption of the IT Systems.  Such Company Party and its Subsidiaries have implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in accordance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(g)          Such Company Party and its Subsidiaries are, and at all times since June 1, 2018 have been, in compliance with all Privacy and Security Requirements that apply to such Company Party and its Subsidiaries, except where the failure to be, or to have been, in compliance with such Laws has not been, and would not, individually or in the aggregate, reasonably be expected to be material to such Company Party and its Subsidiaries, taken as a whole.  Such Company Party and its Subsidiaries have in place, maintain and enforce commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security.  Since June 1, 2018, such Company Party and its Subsidiaries have not experienced any (i) data security breaches of the IT Systems, (ii) unauthorized access or use of any of the IT Systems, or (iii) unauthorized acquisition, access to, disclosure, or use of any Personal Information, Trade Secrets, or other confidential or proprietary information owned by or under the custody or control of such Company Party or its Subsidiaries, and neither such Company Party nor any of its Subsidiaries has received any written complaints from any Person with respect thereto, except in the case of the foregoing clauses (ii) and (iii), as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a material liability to such Company Party and its Subsidiaries, taken as a whole.

(h)        To the knowledge of such Company Party, at all times since June 1, 2018, all third parties who have performed services for such Company Party and its Subsidiaries relating to the conduct of their respective businesses and have had access to Personal Information in connection with the performance of such services and all activities undertaken by such Company Party and its Subsidiaries with respect to the collection of any data (Personal Information or otherwise) in connection with the performance of any services, have complied with all applicable Privacy and Security Requirements, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole.

(i)         There is (and since June 1, 2018 there has been) no pending or, to the knowledge of such Company Party, threatened Actions by or against such Company Party or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Authority, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Information by or on behalf of such Company Party is or was in material violation of any Privacy and Security Requirements that apply to such Company Party or any of its Subsidiaries, nor, to the knowledge of such Company Party is there a reasonable basis for the forgoing.

Section 4.24         Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole:

(a)          Such Company Party and its Subsidiaries are, and since June 1, 2018 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b)        There are no Actions or notices of violation pending against or, to the knowledge of such Company Party, threatened in writing against such Company Party or any of its Subsidiaries alleging, and such Company Party and its Subsidiaries have not received any notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor, to the knowledge of such Company Party, is there any basis for any such claims or notices.

Section 4.25        ZF Absence of Changes.  From and after October 31, 2021, (i) no ZF Material Adverse Effect shall have occurred and is continuing and (ii) neither ZF nor any of its Subsidiaries has taken any action between such date and the date of this Agreement that would have required the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof (and where such consent could properly have been withheld in accordance with Section 6.01).

Section 4.26        IDX Absence of Changes.  From and after September 30, 2021, (i) no IDX Material Adverse Effect shall have occurred and is continuing and (ii) neither IDX nor any of its Subsidiaries has taken any action between such date and the date of this Agreement that would have required the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof (and where such consent could properly have been withheld in accordance with Section 6.01).

Section 4.27         Brokers’ Fees.  Except as set forth on Schedule 4.27, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Company Party, any of its Subsidiaries or any of its Affiliates.

Section 4.28      Related Party Transactions.  Except for the Contracts set forth on Schedule 4.28, there are no Contracts between such Company Party or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of such Company Party or any of its Subsidiaries or, to such Company Party’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by such Company Party or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a) and Schedule 4.15(a), as applicable.

Section 4.29        Information Provided.  None of the information relating to such Company Party or its Subsidiaries supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, such Company Party makes no representation or warranty with respect to: (a) statements made or incorporated by reference therein based on information supplied by any Acquiror Party or the other Company Party for inclusion or incorporation by reference in the Registration Statement or any SEC Reports; or (b) any projections or forecasts included in the Registration Statement.

Section 4.30         International Trade; Anti-Corruption.

(a)        Neither such Company Party nor any of its Subsidiaries, nor, to the knowledge of such Company Party, any of their respective officers, directors or employees, nor, to the knowledge of such Company Party, any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, is currently, or has been since June 1, 2016:  (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii)  engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations; or (v) otherwise in violation of applicable Sanctions Laws, export-import Laws administered by the U.S. Department of Commerce and the U.S. Department of State’s Directorate of Defense Trade Controls, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b)        Neither such Company Party nor any of its Subsidiaries, nor, to the knowledge of such Company Party, any of their respective officers, directors or employees, nor, to the knowledge of such Company Party, any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, has since June 1, 2016 (i) made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws or (ii) otherwise been in violation of any Anti-Corruption Laws.

(c)          Since June 1, 2016, neither such Company Party nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, subpoena, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Authority related to, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to, Trade Controls or Anti-Corruption Laws.  Such Company Party and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

Section 4.31          Government Contracts.

(a)        Since June 1, 2018, such Company and its Subsidiaries have complied in all material respects with all statutory and regulatory requirements with respect to each of the Government Contracts and Government Bids.  Such Company Party and its Subsidiaries have established and maintain adequate internal controls for compliance with its Government Contracts.

(b)         Since June 1, 2018, (i) neither such Company Party nor any of its Subsidiaries has received any written notice of termination for default or convenience, cure notice, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to any Government Contract, and (ii) such Company Party and its Subsidiaries have complied with all material terms and conditions of the Government Contracts.

(c)         Since June 1, 2018, to such Company Party’s knowledge, there have not been any outstanding or unsettled allegations of fraud, false claims or overpayments nor is there any pending (i) civil fraud or criminal investigation of such Company Party or any of its Subsidiaries by any Governmental Authority, (ii) suspension or debarment proceeding (or equivalent proceeding) against such Company Party or any of its Subsidiaries, (iii) audit, review, inspection, survey or examination of records relating to any Government Contract, (iv) disclosure or obligation to make any disclosure to any Governmental Agency (pursuant to FAR 52.203-13 or any other disclosure requirement or program or (v) request by a Governmental Authority for a contract price adjustment based on any claimed disallowance, claim of defective pricing, or any other withholding or offset by any Governmental Authority.

(d)         Neither such Company Party nor any of its Subsidiaries nor any of their respective Principals (as that term is defined under Federal Acquisition Regulation 2.101) is, or within the past three years has been, proposed for debarment, debarred, suspended, or otherwise declared ineligible from participation in the award of a Government Contract.

Section 4.32         ITGS GSA.  ITGS is in good standing with the U.S. General Services Administration (“GSA”) related to the performance of its GSA Schedule Contract No. GS-23F-0037T active through March 25, 2022 (“GS-23F-0037T”) as described in the latest GSA Contractor Assessment Report.  ITGS’s GSA contract prices under GS-23F-0037T are discounted an additional 0.00% - 26.87% from its Most Favored Customer prices, excluding the required 0.75% Industrial Funding Fee.  ITGS does not have an active Basis of Award customer pricing change that would require ITGS to apply a price reduction under GS-23F-0037T pursuant to FAR 552.238-75, Price Reductions (MAY 2004) (ALTERNATE I - MAY 2003), the GSA Price Reduction Clause (“PRC”).  None of the items sold under GS-23F-0037T are sold commercially by IDX or its Subsidiaries.  Neither IDX nor its Subsidiaries are aware of any current or potential PRC violations by ITGS under GS-23F-0037T.  The United States Office of Personnel Management (“OPM”) has a Blanket Purchase Agreement Call contract in effect under GS-23F-0037T (the “OPM BPA”) and orders placed thereunder are issued off of the GS-23F-0037T GSA Schedule, and to the knowledge of IDX and its Subsidiaries, GSA will allow ITGS to renew or extend the GS-23F-0037T GSA Schedule in 2022.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures, in each case to the extent that are predictive, cautionary or forward looking in nature) (provided, however, that nothing set forth in or disclosed in the SEC Reports filed by Acquiror will qualify, or be deemed to qualify, the representations and warranties set forth in Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.09 (Business Activities), Section 5.11 (Capitalization) and Section 5.14 (Related Party Transactions)), each Acquiror Party represents and warrants to the Company Parties as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.01       Corporate Organization.  Each Acquiror Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) and has the requisite exempted company, corporate, limited liability company or other similar power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company Parties are true, correct and complete and are in effect as of the date of this Agreement.  Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents.  Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02         Due Authorization.

(a)         Each of the Acquiror Parties has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and, with respect to Acquiror, upon receipt of the Acquiror Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Domestication, the Transactions and the other transactions contemplated by the other Transaction Agreements.  L&F Holdings, as sole stockholder of each of ZF Merger Sub and IDX Merger Sub, has delivered consents (which shall become effective immediately after the execution of this Agreement in accordance with Section 228(c) of the DGCL) approving this Agreement and the Transactions.  The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Domestication, the Transactions and the other transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Shareholder Approval and the adoption of this Agreement by L&F Holdings (in its capacity as sole stockholder of each of ZF Merger Sub and IDX Merger Sub), no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder.  This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party (when executed and delivered by such Acquiror Party) will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)        At a meeting duly called and held, the Acquiror Board has:  (i) determined that this Agreement, the Domestication, the Transactions and the other transactions contemplated by the other Transaction Agreements are fair to and in the best interests of Acquiror’s shareholders, (ii) approved the Transactions as a Business Combination, (iii) approved of the issuance of shares of Acquiror Common Stock in connection with the Transactions as may be required under NYSE or NASDAQ listing requirements, as applicable, (iv) resolved to recommend to Acquiror’s shareholders’ approval of each of the Acquiror Shareholder Matters, and (v) determined that the fair market value of the Company Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c)           At the Special Meeting:

(i)          approval by the Acquiror Shareholders of the Domestication Proposal shall require the Supermajority Acquiror Shareholder Approval;

(ii)           approval by the Acquiror Shareholders of the Acquiror Charter Proposal shall require the Supermajority Acquiror Shareholder Approval; and

(iii)        approval by the Acquiror Shareholders of each Acquiror Shareholder Matter other than the Domestication Proposal and the Charter Proposal shall require the Majority Acquiror Shareholder Approval.

(d)          The foregoing votes are the only votes of any of Acquiror’s shareholders necessary in connection with entry into this Agreement and the other Transaction Agreements by the Acquiror Parties and the consummation of the Domestication, the Transactions and the other transactions contemplated by the other Transaction Agreements.

Section 5.03       No Conflict.  The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Shareholder Approval, the consummation of the Domestication, the Transactions and the transactions contemplated by any of the other Transaction Agreements do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04      Litigation and Proceedings.  There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party or Sponsor, or otherwise affecting any Acquiror Party or Sponsor or their respective assets or properties, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect.  There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party or Sponsor which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws.  No Acquiror Party has received any written notice of any violation of Law.

Section 5.05       Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Domestication, the Transactions or the other transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of (i) the ZF Certificate of Merger, (ii) the IDX Certificate of Merger, (iii) the IDX Forward Certificate of Merger, and (iv) the Acquiror Charter, each in accordance with the DGCL and, the DLLCA in the case of the IDX Forward Certificate of Merger, (c) the filing with the SEC of (i) the Registration Statement (and the effectiveness of the Registration Statement under the Securities Act) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions or the other transactions contemplated thereby, (d) such filings with and approval of NYSE or NASDAQ, as applicable, to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE or NASDAQ, as applicable, (e) all filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.06       Trust Account.  As of the date hereof, there is at least $175,106,330 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of November 23, 2020, by and between Acquiror and the Trustee filed as an exhibit to the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”).  Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of November 18, 2020 and filed with the SEC (File No. 333-249497) on November 20, 2020 (the “IPO Prospectus”).  Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days of less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.  Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.  The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  The Trust Agreement has not been breached, terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.  There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Pre-Domestication Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Pre-Domestication Acquiror Ordinary Shares pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.  There are no Actions pending with respect to the Trust Account.  Since November 23, 2020, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement).  As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions.  Following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of Pre-Domestication Acquiror Ordinary Shares for redemption pursuant to the Acquiror Shareholder Redemption.

Section 5.07         Brokers’ Fees.  Except as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or the other transactions contemplated by the other Transaction Agreements based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

Section 5.08         SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities

(a)          Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Registration Statement, the “Additional SEC Reports”).  None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained (and in the case of the Additional SEC Reports, will contain) any untrue statement of a material fact or omitted (and in the case of the Additional SEC Reports, will omit) to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading.  The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports and that will be included in the Additional SEC Reports complied (and in the case of the Additional SEC Reports, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared (and in the case of the Additional SEC Reports, will be prepared) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (and in the case of the Additional SEC Reports, will fairly present) (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.  There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Acquiror Parties, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for in the financial statements and notes contained or incorporated by reference in the SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the SEC Reports in the ordinary course of the operation of business of Acquiror; (iii) incurred in connection with the Transactions; or (iv) that would not be material to the business of the Acquiror Parties, taken as a whole.  No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)         Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer.  To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)         There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquiror.  Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d)       Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets.  Acquiror maintains and, for all periods covered by Acquiror’s financial statements included in the SEC Reports, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(e)         There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror, or (iv) any claim or allegation regarding any of the foregoing.

(f)          To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.  To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09         Business Activities.

(a)       Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto.  Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect.  Each of ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub were formed solely for the purpose of engaging in the Transactions and the other transactions contemplated by the other Transaction Agreements, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any other Transaction Agreement to which such entities are a party, as applicable.  Acquiror owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of L&F Holdings, ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub.

(b)          Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.  Except for this Agreement and the Transactions and the other Transaction Agreements and the transactions contemplated thereby, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          Except for this Agreement and the other Transaction Agreements, no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts.

(d)         As of the date hereof, there is no liability, debt or obligation owed by Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of September 30, 2021 in the ordinary course of the operation of business of Acquiror, or (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses.

Section 5.10          Taxes.

(a)        All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)          All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.  Since their respective formation dates, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business that has not been duly paid to the appropriate Governmental Authority.

(c)         Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d)        Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes.  Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing.  All material deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)          Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)       No Acquiror Party has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(g)        No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created, as applicable, prior to the Closing; or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business.

(h)         There are no Liens with respect to Taxes on any of the equity interests or assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.  Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i)           Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person (other than Acquiror or any of its Subsidiaries) (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(j)          Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(k)          Schedule 5.10(k) sets forth the classification of each Acquiror Party for U.S. federal income Tax purposes.

(l)        No Acquiror Party has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(m)      Neither Acquiror nor any person related to Acquiror (as “related person” is defined in Treasury Regulation Section 1.368-1(e)(4)) has any present intention to, directly or indirectly, (i) acquire interests of ZF or IDX for consideration other than the IDX Closing Cash Consideration, the IDX Closing Stock Consideration or the ZF Closing Stock Consideration; (ii) redeem or otherwise acquire any IDX Closing Stock Consideration or ZF Closing Stock Consideration (including any such redemptions or acquisitions for which a plan or intention existed at the time of the Mergers); or (iii) make or have paid on its behalf any extraordinary or special distributions on the IDX Closing Stock Consideration or the ZF Closing Stock Consideration (including any extraordinary or special dividends for which a plan or intention existed at the time of the Mergers), in each case, that would reasonably be expected to result in any of the Mergers not qualifying as a “reorganization” under Code Section 368.  Acquiror or another member of Acquiror’s consolidated group have the present plan or intention to continue the “historic business” of IDX, ZF and their Subsidiaries or use a significant portion (at least 33-1/3 percent) of IDX and ZF’s “historic business assets” in a business, in each case, such that the Mergers can satisfy the “continuity of business enterprise” requirement as set forth in Treasury Regulations Section 1.368-1(d).  For purposes of the representations in the prior sentence, it shall be assumed that the business that IDX and its Subsidiaries conduct as of the Closing constitutes the “historic business” of IDX and its Subsidiaries and the assets IDX and its Subsidiaries own as of the Closing constitute 100% of IDX and its Subsidiaries’ “historic business assets” and the business that ZF and its Subsidiaries conduct as of the Closing constitutes the “historic business” of ZF and its Subsidiaries and the assets ZF and its Subsidiaries own as of the Closing constitute 100% of ZF and its Subsidiaries’ “historic business assets.”

(n)       No Acquiror Party is or has ever been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its incorporation or formation, as applicable, and does not nor has ever had any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its incorporation or formation, as applicable.

Section 5.11          Capitalization.

(a)         As of the date of this Agreement and without taking into effect the Investment, the Domestication and the Sponsor Holders Class B Conversion, the authorized share capital of Acquiror consists of US$55,100 divided into (i) 500,000,000 Pre-Domestication Acquiror Ordinary Shares, (ii) 50,000,000 Pre-Domestication Acquiror Class B Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Acquiror Preference Shares”), of which (A) 17,250,000 shares of Pre-Domestication Acquiror Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 4,312,500 shares of Pre-Domestication Acquiror Class B Shares are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preference Shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract.  As of the date hereof, Acquiror has issued 16,213,430 Pre-Domestication Acquiror Warrants that entitle the holder thereof to purchase Pre-Domestication Acquiror Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)        Except for this Agreement, the Pre-Domestication Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding.  Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror.  There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote.  Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Pre-Domestication Acquiror Ordinary Shares, Pre-Domestication Acquiror Class B Shares, Acquiror Preference Shares, Acquiror Common Stock or any other equity interests of Acquiror.

(c)        Acquiror does not own any capital stock or any other equity interests in any other Person (other than the other Acquiror Parties) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)         The authorized capital stock of L&F Holdings consists of 100 units of limited liability company interests, of which 100 units are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding units of membership interests of L&F Holdings (i) are owned beneficially and of record by Acquiror, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the L&F Holdings certificate of formation and limited liability company agreement and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract.  There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for units of membership interests or other equity securities of L&F Holdings, or any other Contracts to which L&F Holdings is a party or by which L&F Holdings is bound obligating Acquiror or L&F Holdings to issue or sell any units of limited liability company interest of, other equity securities in, or debt securities of, L&F Holdings, and (B) no equity equivalents, unit appreciation rights, phantom unit ownership interests or similar rights in L&F Holdings.

(e)          The authorized capital stock of ZF Merger Sub consists of 100 shares of common stock, of which 100 shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of common stock of ZF Merger Sub (i) are owned beneficially and of record by L&F Holdings, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the ZF Merger Sub Organizational Documents and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract.  There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of common stock or other equity securities of ZF Merger Sub, or any other Contracts to which ZF Merger Sub is a party or by which ZF Merger Sub is bound obligating L&F Holdings or ZF Merger Sub to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, ZF Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in ZF Merger Sub.

(f)         The authorized capital stock of IDX Merger Sub consists of 100 shares of common stock, of which 100 shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of common stock of IDX Merger Sub (i) are owned beneficially and of record by L&F Holdings, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the IDX Merger Sub Organizational Documents and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract.  There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of common stock or other equity securities of IDX Merger Sub, or any other Contracts to which IDX Merger Sub is a party or by which IDX Merger Sub is bound obligating L&F Holdings or IDX Merger Sub to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, IDX Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in IDX Merger Sub.

(g)       The authorized capital stock of IDX Forward Merger Sub consists of 100 units of limited liability company interests, of which 100 units are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding units of limited liability company interests of IDX Forward Merger Sub (i) are owned beneficially and of record by L&F Holdings, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the IDX Forward Merger Sub certificate of formation and limited liability company agreement and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract.  There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for units of limited liability company interests or other equity securities of IDX Forward Merger Sub, or any other Contracts to which IDX Forward Merger Sub is a party or by which IDX Forward Merger Sub is bound obligating L&F Holdings or IDX Forward Merger Sub to issue or sell any units of limited liability company interest of, other equity securities in, or debt securities of, IDX Forward Merger Sub, and (B) no equity equivalents, unit appreciation rights, phantom unit ownership interests or similar rights in IDX Forward Merger Sub.

Section 5.12         Stock Market Listing.  The issued and outstanding units of Acquiror (the “Units”), each such unit comprised of one share of Pre-Domestication Acquiror Ordinary Shares and one-half of one Pre-Domestication Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE under the symbol “LNFA.U”.  The issued and outstanding shares of Pre-Domestication Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE under the symbol “LNFA”.  The issued and outstanding Pre-Domestication Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE under the symbol “LNFA WS”.  As of the Closing, after giving effect to the Transactions, the Acquiror Common Stock and the Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE or NASDAQ.  Acquiror is in compliance in all material respects with the applicable NYSE corporate governance requirements for continued listing of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants and, as of the Closing, Acquiror will be in compliance in all material respects with the applicable NASDAQ corporate governance requirements for continued listing of the Acquiror Common Stock and the Acquiror Warrants.  There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Warrants on the NYSE.  None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.  Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Warrants from the NYSE or deregistering of the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Warrants with the SEC.  Notwithstanding anything in this Agreement to the contrary, following the date of this Agreement, in the event the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants are listed for trading on the NASDAQ, the foregoing references to the NYSE included in this Section 5.12 shall be deemed to refer to NASDAQ.

Section 5.13      Investments.  Acquiror has delivered to the Company Parties true, correct and complete copies of (i) each of the fully executed Subscription Agreements entered into by Acquiror with the applicable Investors therein, pursuant to which (i) the PIPE Investors have committed to purchase an aggregate of no less than 2,000,000 shares of Acquiror Common Stock for $10.00 per share for an aggregate amount of no less than the PIPE Investment Amount, (ii) the Convertible Notes Investors have committed to purchase an aggregate principal amount of Convertible Notes of no less than the Convertible Notes Investment Amount, and (iii) the form of the Convertible Notes Indenture to be executed upon the closing of the Convertible Notes Investment.  Each of the Subscription Agreements are in full force and effect (assuming, with respect to each Investor and the Company, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable Investor), and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror.  Each Subscription Agreement is and the Convertible Notes Indenture will be upon Closing (i) a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each Investor and the indenture trustee, as applicable and (ii) enforceable against Acquiror and, to the knowledge of Acquiror, each Investor and indenture trustee, as applicable, subject to the Enforceability Exceptions and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement or the Convertible Notes Indenture violates or will violate any Laws.  The Subscription Agreements provide that ZF and IDX are a third-party beneficiaries thereof.  There are no other agreements, side letters, or arrangements between Acquiror and any Investor relating to any Subscription Agreement or the purchase by such Investor of securities of Acquiror, that could affect the obligation of the Investors to purchase the applicable portion of the Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Investment Amount not being available to Acquiror, on the Closing Date.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.  The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the Investors to purchase the applicable portion of the Investment Amount set forth in the Subscription Agreements on the terms therein.  No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Affiliates (including, from and after the Closing, the Surviving Entities and their respective Subsidiaries) to any Investor in respect of its portion of the Investment Amounts, except as set forth in the Subscription Agreements.

Section 5.14         Related Party Transactions.  Except as described in the SEC Reports, there are no Contracts between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party.  No Affiliate, officer, director or senior management-level employee of any Acquiror Party, or, to the knowledge of Acquiror, any immediate family member of any officer, director or senior management-level employee of any Acquiror Party (a) owns any material interest in any material asset or property used by Acquiror in the conduct of its business as currently conducted or (b) owes any material amount to, or is owed any material amount by, any of the Acquiror Parties (other than ordinary course accrued compensation, employee benefits, and expense reimbursements).

Section 5.15        Information Provided.  None of the information relating to the Acquiror Parties or Sponsor supplied or to be supplied by any Acquiror Party or Sponsor, or by any other Person acting on behalf of any Acquiror Party or Sponsor, in writing specifically for inclusion in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no Acquiror Party makes any representation or warranty with respect to: (a) statements made or incorporated by reference therein based on information supplied by or on behalf of any Company Group Member for inclusion or incorporation by reference in the Registration Statement; or (b) any projections or forecasts included in the Registration Statement.

Section 5.16         Absence of Changes.  From and after September 30, 2021, (i) no Acquiror Material Adverse Effect shall have occurred and be continuing and (ii) neither Acquiror nor any of its Subsidiaries has taken any action between such date and the date of this Agreement that would have required the consent of the Company Parties pursuant to Section 7.02 if such action had been taken after the date hereof (and where such consent could properly have been withheld in accordance with Section 7.02).

Section 5.17      Employees.  Other than any officers as described in the SEC Reports, the Acquiror Parties have never employed any employees or retained any contractors.  The Acquiror Parties have never maintained, sponsored, contributed to or had any direct liability under, and do not currently maintain, sponsor, contribute to or have any direct liability under, any employee benefit plan.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee or individual consultant of the Acquiror Parties, or (ii) result in the acceleration of the time of payment or vesting of any such benefits (whether payable pursuant to an employee benefit plan or otherwise).  The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Acquiror Parties or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code.  There is no contract, agreement, plan or arrangement to which any Acquiror Party is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person, including under Section 4999 or 409A of the Code.

Section 5.18         Investment Company Act.  No Acquiror Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19         Acquiror Foreign Person Status. Acquiror hereby represents that (a) it is not a “foreign person,” as defined in the DPA and (b) it will not permit any foreign person affiliated with Acquiror, whether affiliated as a limited partner or otherwise, to obtain through Acquiror any of the following with respect to the Company Parties: (i) control (as defined in the DPA) of the Company Parties, including the power to determine, direct or decide any important matters for the Company Parties; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of the Company Parties (which shall not include financial information about the Company Parties), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture products of the Company Parties, including processes, techniques, or methods; (iii) membership or observer rights on the Board of Directors of the Company Parties or the right to nominate an individual to a position on the Board of Directors of the Company Parties; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Company Parties regarding (x) the use, development, acquisition, safekeeping, or release of any critical technologies of the Company Parties (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of sensitive personal data (as defined in the DPA) of U.S. citizens maintained or collected by the Company Parties, or (z) the management, operation, manufacture, or supply of covered investment critical infrastructure (as defined in the DPA).

Section 5.20         Compliance with Laws.

(a)         The Acquiror Parties are, and since inception have been, in compliance in all material respects with all applicable Laws and Governmental Orders.  No Acquiror Party has received any written notice of any material violations of applicable Laws, Governmental Orders or material licenses, approvals, consents, registrations, franchises or permits held by any Acquiror Parties.

(b)         None of the Acquiror Parties, nor any of their respective directors, officers, employees, nor to the knowledge of Acquiror, agents or other Persons acting on their behalf, have taken, directly or indirectly, any act in furtherance of an improper offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment or contribution to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause any Acquiror Party to be in material violation of Anti-Corruption Laws.  To the knowledge of Acquiror, no Acquiror Party has been subjected to any investigation by a Governmental Authority for material violation of any applicable Anti-Corruption Laws.  No Acquiror Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law.

Section 5.21         Sponsor Support Letter Agreement.  Acquiror has delivered to the Company Parties a true, correct and complete copy of the Sponsor Support Letter Agreement.  The Sponsor Support Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror.  The Sponsor Support Letter Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Letter Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Support Letter Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY PARTIES

Section 6.01        Conduct of Business.  From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Company Party shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, and (ii) maintain the existing relations and goodwill of such Company Party and its Subsidiaries with customers, suppliers, distributors and creditors of such Company Party and its Subsidiaries in all material respects.  Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), neither Company Party shall, and each Company Party shall cause its Subsidiaries not to, during the Interim Period (provided that nothing set forth in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of any Company Party):

(a)         change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents (including, by merger, consolidation or otherwise);

(b)       make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party;

(c)         except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or fail to renew, any ZF Material Contract, in the case of ZF or any of its Subsidiaries, or IDX Material Contract, in the case of IDX or any of its Subsidiaries (including, for clarity, any Contract that, if existing on the date hereof, would have been a ZF Material Contract, in the case of ZF or any of its Subsidiaries, or an IDX Material Contract, in the case of IDX or any of its Subsidiaries) or any Lease to which such Company Party or its Subsidiaries is a party or by which it is bound;

(d)         (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries (other than Equity Securities issued upon exercise of a ZF Option, ZF Warrant, IDX Option or IDX Warrant or conversion of ZF Preferred Stock or IDX Preferred Stock or conversion of any outstanding convertible debt) or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of such Company Party or its Subsidiaries (except in the ordinary course consistent with any applicable Company Party Benefit Plan);

(e)          sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of such Company Party and its Subsidiaries, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business and in such Company Party’s exercise of its good faith business judgment, (ii) non-exclusive licenses of Owned Intellectual Property granted to customers, channel partners or technology partners in the ordinary course consistent with past practices, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f)          disclose to any Person any material Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(g)        (i) cancel or compromise any material claim or material Indebtedness owed to such Company Party or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by such Company Party in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting a Company Party in a manner materially adverse to such Company Party, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to such Company Party and its Subsidiaries any confidentiality or similar Contract to which such Company Party or any of its Subsidiaries are a party;

(h)         (i) make any grant or promise of any severance, retention or termination payment or arrangement to any ZF Knowledge Party or IDX Knowledge Party, as applicable, or (ii) except in the ordinary course of business consistent with past practice or as required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and Schedule 4.15(a) and as in effect on the date hereof, (A) materially increase the compensation or benefits of any current or former Specified Employee, (B) make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any individuals who would be, upon such action, Specified Employees, or the termination (other than for “cause” or due to death or disability) of Specified Employees, (C) take any action to accelerate any payments or benefits, or the vesting or funding of any payments or benefits, payable or that may become payable to any current or former Company Party Service Provider, or (D) establish, adopt, enter into, amend or terminate in any material respect any material Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement (other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

(i)          implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that implicates the WARN Act;

(j)          (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee of such Company Party or any of its Subsidiaries;

(k)          waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Party Service Provider or current or former employee or independent contractor;

(l)           hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual compensation in excess of $250,000;

(m)         directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to such Company Party and its Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(n)         make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Company Party for expenses not to exceed $100,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans, advances or contributions among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of a Company Party;

(o)        redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for (i) the acquisition by such Company Party or any of its Subsidiaries of any Equity Securities of such Company Party or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;

(p)          adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;

(q)           make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(r)          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions);

(s)        make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, except as required by Law, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (s), if such action could reasonably be expected to have a material adverse impact (other than a de minimis adverse impact) on any Acquiror Party or such Company Party and its Subsidiaries;

(t)          (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to such Company Party or its applicable Subsidiary than the Indebtedness being replaced, (x) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of such Company Party or its applicable Subsidiary and in an aggregate amount not to exceed $10,000,000, (y) Indebtedness incurred between such Company Party and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of such Company Party otherwise incurred in compliance with this Section 6.01(t);

(u)        fail to maintain in full force and effect material insurance policies covering such Company Party and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party and its Subsidiaries;

(v)         enter into any Contract or amend in any material respect any existing Contract with any ZF Pre-Closing Holders or IDX Pre-Closing Holders, as applicable, any Person that is an Affiliate of any ZF Pre-Closing Holders or IDX Pre-Closing Holders, as applicable, or an Affiliate of such Company Party or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party or its Subsidiaries in their capacity as an officer or director);

(w)       amend, modify, extend, renew or terminate any material Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(x)         permit any “foreign person,” as defined in Section 721 of the DPA, whether affiliated as a limited partner or otherwise, to obtain through that Company Party any of the following rights with respect to that Company Party, ZF, or Surviving IDX Entity as a result of that foreign person’s investment in the Company Party, ZF, or Surviving IDX Entity: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the entity; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the entity or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the entity; (iii) any involvement, other than through the voting of shares, in the substantive decisionmaking of the entity regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the entity, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the entity (as defined in the DPA); or

(y)          enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (x).

Section 6.02         Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement, the Transactions, the other Transaction Agreements or the other transactions contemplated by the other Transaction Agreements, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of a Company Party would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), (i) each Company Party shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives, (ii) ZF shall, and shall cause its Subsidiaries to, afford to IDX and its Representatives, and (iii) IDX shall, and shall cause its Subsidiaries to, afford to ZF and its Representatives, reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of such Company Party and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of such Company Party and its Subsidiaries that are in the possession of such Company Party or its Subsidiaries, in each case, as Acquiror and its Representatives, IDX and its Representatives, or ZF and its Representatives, as applicable, may reasonably request solely for purposes of consummating the Transactions and the other transactions contemplated by the other Transaction Agreements.  The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.  Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing.  All information obtained by Acquiror and its Representatives, IDX and its Representatives, or ZF and its Representatives, as applicable, under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 6.03        No Claim Against the Trust Account.  Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has received copies of the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only:  (a) to the Public Shareholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination.  Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement; provided, that (a) nothing herein shall serve to limit or prohibit any Company Party’s right to pursue a claim against the Acquiror Parties for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for the Acquiror Parties to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption) to the Company Parties in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Shareholder Redemption and (b) nothing herein shall serve to limit or prohibit any claims that any Company Party may have in the future against Acquiror’s or any other Acquiror Party’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Acquiror Shareholder Redemption) and any assets that have been purchased or acquired with any such funds) (subject to the foregoing limitations set forth in sub-clauses (a) and (b), collectively, the “Released Claims”).  The Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company Parties, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company Parties, the Pre-Closing Holders and their respective Affiliates under applicable Law.  To the extent the Company Parties, the Pre-Closing Holders and their respective Affiliates commence any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, hereby acknowledge and agree that the Company Parties, the Pre-Closing Holders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom in accordance with this Section 6.03) or any amounts contained therein.  This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04         Registration Statement.

(a)        As of the date of this Agreement, (i) ZF has delivered to Acquiror the audited consolidated balance sheets of ZF and its Subsidiaries as of January 31, 2021 and the related audited consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon, and (ii) IDX has delivered to Acquiror the audited consolidated balance sheets of IDX and its Subsidiaries as of December 31, 2020 and the related audited consolidated statements of income, changes in stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon.  Each of ZF and IDX shall deliver to Acquiror any other audited or unaudited consolidated balance sheets and, in the case of ZF, the related consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows, and in the case of IDX, the related audited or unaudited consolidated statements of income, changes in stockholders’ deficit and cash flows of such Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Registration Statement.  All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated financial statements of ZF and IDX and their respective Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement (A) will fairly present in all material respects the financial position of such Company Party and its Subsidiaries as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement.  Each of ZF and IDX shall be available to, and such Company Party and its Subsidiaries shall use their reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Registration Statement and (II) responding in a timely manner to comments on the Registration Statement from the SEC.  Without limiting the generality of the foregoing, each of ZF and IDX shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)         From and after the date on which the Registration Statement becomes effective under the Securities Act, each of ZF and IDX will give Acquiror prompt written notice of any action taken or not taken by such Party or its Subsidiaries or of any development regarding such Party or its Subsidiaries, in any such case which is or becomes known by such Company Party, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror, ZF and IDX shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05         [RESERVED].

Section 6.06         Pay-off Letters and Amendments.

(a)        ZF shall either (i) use reasonable best efforts to obtain and provide to Acquiror and IDX a fully executed copy of an amendment to, or waiver of rights and remedies under, the ZF Orix LSA, permanently waiving in all respects any Default or Event of Default (each as defined in the ZF Orix LSA) then existing and continuing (as well as any Default or Event of Default arising from the Transactions) or otherwise amending the ZF Orix LSA to cure, negate or prevent any such Default or Event of Default, in each case, in form and substance reasonably satisfactory to Acquiror and IDX, by the Closing or (ii) obtain and provide to Acquiror and IDX a fully executed copy of customary pay-off letters related to the Indebtedness outstanding under the ZF Orix LSA, which shall be in form and substance reasonably satisfactory to Acquiror and IDX and which pay-off letters shall contain a customary statement that all such Indebtedness (other than any inchoate obligations and ongoing banking service obligations), and all related instruments evidencing such Indebtedness shall be terminated and all Liens (other than any cash collateral securing ongoing banking services) and guarantees in connection therewith securing such Indebtedness shall be released and terminated by the Closing; provided, that at least five Business Days prior to Closing, ZF shall provide to Acquiror and IDX written notice of whether ZF reasonably expects to deliver either the amendment or waiver described in the foregoing clause (i) or pay-off letters described in the foregoing clause (ii).

(b)         ZF shall either (i) use reasonable best efforts to obtain and provide to Acquiror and IDX a fully executed copy of either (i) an amendment to, or waiver of rights and remedies under, that certain Loan and Security Agreement, dated as of January 7, 2021, by and among ZF, as Borrower, the US ZF Subsidiaries, as Guarantors, and Stifel Bank (as further amended, restated, or modified from time to time, the “ZF Stifel LSA”), permanently waiving in all respects any Event of Default (each as defined in the ZF Stifel LSA) then existing and continuing (as well as any Event of Default arising from the Transactions) or otherwise amending the ZF Stifel LSA to cure, negate or prevent any such default or Event of Default, in each case, in form and substance reasonably satisfactory to Acquiror and IDX, by the Closing or (ii) obtain and provide to Acquiror and IDX a fully executed copy of customary pay-off letters related to the Indebtedness outstanding under the ZF Stifel LSA, which shall be in form and substance reasonably satisfactory to Acquiror and IDX and which pay-off letters shall contain a customary statement that all such Indebtedness (other than any inchoate obligations and ongoing banking service obligations), and all related instruments evidencing such Indebtedness shall be terminated and all Liens (other than any cash collateral securing ongoing banking services) and guarantees in connection therewith securing such Indebtedness shall be released and terminated, by the Closing; provided, that at least five Business Days prior to Closing, ZF shall provide to Acquiror and IDX written notice of whether ZF reasonably expects to deliver either the amendment or waiver described in the foregoing clause (i) or pay-off letters described in the foregoing clause (ii).

(c)       IDX shall obtain and provide to Acquiror and ZF fully executed copies of customary pay off letters relating to the Indebtedness outstanding under (i) the Comerica Credit Facility and (ii) the IDX Convertible Promissory Notes (which pay-off letters shall be in form and substance reasonably satisfactory to Acquiror and ZF and shall each contain a customary statement that all such Indebtedness (other than any inchoate indemnity obligations and ongoing banking services), and all related instruments evidencing such Indebtedness shall be terminated and all Liens (other than any cash collateral securing ongoing banking services) and guarantees in connection therewith securing such Indebtedness shall be released and terminated) (the “IDX Debt Payoff Letters”), in each case, at least two Business Days prior to Closing.

(d)         Immediately prior to Closing, ZF’s and IDX’s Indebtedness shall comply with the covenants under the Convertible Notes Indenture.

Section 6.07        Company Party Approvals.  Upon the terms set forth in this Agreement, each of ZF and IDX shall use reasonable best efforts to obtain, as soon as reasonably practicable, and in any event no later than 5:00 p.m. Eastern Time on the first (1st) Business Day following the date of this Agreement, written consents effecting the Required ZF Stockholder Approval and Required IDX Stockholder Approval, as applicable (such written consents, the “ZF Written Consent” and “IDX Written Consent,” as applicable, and together, the “Written Consents”).  The Written Consents shall be irrevocable with respect to all shares owned of record by the Persons signing the Written Consents or as to which such Persons have, directly or indirectly, the right to vote or direct the voting thereof.  ZF has, through its board of directors, declared advisable and approved the Agreement and recommended to the ZF Pre-Closing Holders that they adopt this Agreement (the “ZF Board Recommendation”) and ZF shall include the ZF Board Recommendation in its distribution to the ZF Pre-Closing Holders requested to execute the ZF Written Consent.  IDX has, through its board of directors, declared advisable and approved the Agreement and recommended to the IDX Pre-Closing Holders that they adopt this Agreement (the “IDX Board Recommendation”) and IDX shall include the IDX Board Recommendation in its distribution to the IDX Pre-Closing Holders requested to execute the IDX Written Consent.  Each of ZF and IDX shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required ZF Stockholder Approval or the Required IDX Stockholder Approval, as applicable.  Promptly following the receipt of the Required ZF Stockholder Approval and Required IDX Stockholder Approval, as applicable, via the applicable Written Consent, ZF and IDX, as the case may be, will prepare and deliver to the ZF Pre-Closing Holders and IDX Pre-Closing Holders, as applicable, who have not executed and delivered the applicable Written Consent the notices required by Section 228(e) of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.  Promptly following the date upon which the Registration Statement becomes effective under the Securities Act, ZF and IDX, as the case may be, will prepare and deliver to the ZF Pre-Closing Holders and IDX Pre-Closing Holders, as applicable, who have not executed and delivered the applicable Written Consent the notices required by Section 262 of the DGCL and include a solicitation of a waiver of any and all appraisal rights available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

Section 6.08       No Acquiror Common Stock Transactions.  Each Company Party acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company.  Each Company Party hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective controlled Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.09       GSA Schedule Renewal.  Considering that orders placed under the OPM BPA are issued off of the GS-23F-0037T GSA Schedule, IDX and its Subsidiaries will take commercially reasonable efforts to ensure that GSA will allow ITGS to renew or extend the GS-23F-0037T GSA Schedule in 2022.

Section 6.10        IDX Employment Arrangement Amendments.  IDX shall terminate the employment of Thomas F. Kelly and Sanjay Uppal in accordance with, and shall pay the full change in control and termination benefits pursuant to, the arrangements disclosed on Schedule 4.15(h), as amended by the amendment each such employee has executed with ITGS concurrent with the execution of this Agreement (which benefits, for the avoidance of doubt, shall constitute IDX Transaction Expenses).

Section 6.11        Section 280G.  Prior to the Closing Date, IDX shall (a) secure from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such Person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code, and (b) seek the approval of the stockholders of IDX who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations § 1.280G-1, which shall include adequate written disclosure to all stockholders who are entitled to vote prior to such vote, of any such Waived 280G Benefits.  At least five Business Days prior to obtaining the Section 280G waivers, and prior to seeking such stockholder approval, IDX shall provide drafts of such waivers and such stockholder approval materials (including related calculations) to Acquiror and ZF for their review and approval.  Prior to the Closing, IDX shall deliver to Acquiror and ZF evidence that a vote of the stockholders of IDX who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.11 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.01         Indemnification and Directors’ and Officers’ Insurance.

(a)         From and after the Effective Time, Acquiror shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of Acquiror, each Company Party and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company Party or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify (and advance expenses as incurred in defense of any Action, to the fullest extent permitted under applicable Law, to) such Person.  Without limiting the foregoing, Acquiror shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation of, and advancement of expenses to, officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions for a period of not less than six years from the Effective Time in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)          Each of Acquiror and each Company Party shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s or such Company Party’s or any of its Subsidiaries’, as applicable, directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each other Party or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Acquiror or the Company Parties and their Subsidiaries, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) each of Acquiror and each Company Party may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Entities and all successors and assigns of Acquiror and the Surviving Entities.  If Acquiror or the Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02          Conduct of Acquiror During the Interim Period.

(a)        During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 7.02, as consented to in writing by the Company Parties (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects.  Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 7.02, as consented to by the Company Parties in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not, and shall cause its Subsidiaries not to, during the Interim Period (provided that nothing set forth in this Agreement shall (i) give ZF or IDX, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) prohibit or otherwise restrict the ability of any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses):

(i)         change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of any of Acquiror’s Subsidiaries;

(ii)           (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror or any of Acquiror’s Subsidiaries, (B) split, combine or reclassify any Equity Securities of Acquiror or any of Acquiror’s Subsidiaries, or (C) other than in connection with the Acquiror Shareholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror or any of Acquiror’s Subsidiaries;

(iii)         make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (iii), if such action could reasonably be expected to have an adverse impact (other than a de minimis adverse impact) on Acquiror or a Company Group;

(iv)          enter into, renew or amend, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)          settle any pending or threatened Action, (A) if such settlement would require payment by Acquiror or any of its Subsidiaries in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(vi)         incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than (A) Sponsor Working Capital Loans and (B) any indebtedness incurred among Acquiror and its Subsidiaries;

(vii)       (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (w) issuance of Pre-Domestication Acquiror Ordinary Shares in connection with the exercise of any Pre-Domestication Acquiror Warrants outstanding on the date hereof, (x) issuance of Acquiror Common Stock at not less than $10 per share in connection with the transactions contemplated by the PIPE Subscription Agreements, (y) issuance of Convertible Notes at a conversion price of not less than $11.50 per share in connection with the transactions contemplated by the Convertible Notes Subscription Agreements or (z) issuance of Acquiror Common Stock in connection with the Sponsor Holders Class B Conversion, or (B) amend, modify or waive any of the terms or rights set forth in, any Pre-Domestication Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)        directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants);

(x)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or any of its Subsidiaries (other than the Transactions);

(xi)          enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xii)        make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xiii)      permit any “foreign person,” as defined in Section 721 of the DPA, whether affiliated as a limited partner or otherwise, to obtain through Acquiror any of the following rights with respect to Acquiror, ZF, or Surviving IDX Entity as a result of that foreign person’s investment in Acquiror, ZF, or Surviving IDX Entity: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the entity; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the entity or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the entity; (iii) any involvement, other than through the voting of shares, in the substantive decisionmaking of the entity regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the entity, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the entity (as defined in the DPA); or

(xiv)        enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)         During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03         Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to ZF and IDX, and their respective Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as ZF, IDX and their respective Representatives may reasonably request solely for purposes of consummating the Transactions.  The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.  All information obtained by ZF, IDX and their respective Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 7.04        Section 16 Matters.    Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Pre-Domestication Acquiror Ordinary Shares, Pre-Domestication Acquiror Class B Shares or Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05       Post-Closing Directors and Officers.    Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)          the Board of Directors of Acquiror shall include:

(i)            James C. Foster from ZF as Chairman;

(ii)           four director nominees that are existing board members of ZF to be designated by ZF pursuant to written notice to be delivered to Acquiror and IDX as soon as reasonably practicable following the date of this Agreement, each of whom shall be reasonably acceptable to Acquiror and IDX;

(iii)         Thomas F. Kelly from IDX (who shall be assigned to a class of directors that shall not be up for re-election until one year or more after the Closing Date);

(iv)          one director  nominee that is an existing board member of IDX to be designated by IDX pursuant to written notice to be delivered to ZF and Acquiror as soon as reasonably practicable following the date of this Agreement, who shall be reasonably acceptable to ZF and Acquiror;

(v)          one independent director nominee to be designated by Sponsor pursuant to written notice to be delivered to ZF and IDX as soon as reasonably practicable following the date of this Agreement, who shall be reasonably acceptable to ZF and IDX and shall be “independent” pursuant to the rules of the SEC and NYSE or NASDAQ, as applicable (who shall be assigned to a class of directors that shall not be up for re-election until two years or more after the Closing Date); and

(vi)          such other director nominees to be designated by ZF and IDX pursuant to written notice to Acquiror following the date of this Agreement; and

(b)         the officers of Acquiror shall be as set forth on Schedule 7.05(b), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the Effective Time.

Section 7.06       Incentive Equity Plan.      Prior to the Closing Date, Acquiror shall adopt, subject to approval of the shareholders of Acquiror:  (a) its 2022 Incentive Equity Plan, in the form attached hereto as Exhibit H, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, ZF and IDX prior to obtaining approval of the Acquiror Shareholders (the “Incentive Equity Plan”); and (b) its 2022 Employee Stock Purchase Plan, in the form attached hereto as Exhibit I, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, ZF and IDX prior to obtaining approval of the Acquiror Shareholders (the “ESPP”), in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document.  Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

Section 7.07         Domestication.

(a)         Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall continue and domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Companies Act by (i) filing a certificate of corporate domestication with respect to the Domestication and the Acquiror Charter with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies.  In connection with the Domestication, Acquiror shall cause to be adopted as Acquiror’s initial certificate of incorporation the Acquiror Charter.  Following the consummation of the Domestication and prior to the Closing, Acquiror shall cause to be adopted the Acquiror Bylaws.  Acquiror shall effect the Domestication in such a way that the representations and warranties of the Acquiror Parties set forth in Article V remain true and correct, in compliance with all applicable Laws and in a matter so as to properly effectuate the purposes of this Agreement.

(b)         In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Pre-Domestication Acquiror Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); (ii) each then issued and outstanding share of Pre-Domestication Acquiror Class B Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); (iii) each then issued and outstanding Pre-Domestication Acquiror Warrant shall convert automatically into an Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) Acquiror’s name shall be changed to “ZeroFox Holdings, Inc.” or such other name as determined by ZF and IDX in their discretion prior to obtaining approval of the shareholders of Acquiror and set forth in the Acquiror Charter.

Section 7.08         Subscriptions.     Unless otherwise approved in writing by ZF and IDX (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not (i) increase conditionality or impose any new obligation on ZF, IDX or Acquiror, (ii) reduce the Investment Amount or the subscription amount under any Subscription Agreement or (iii) reduce or impair the rights of Acquiror under any Subscription Agreement or the Convertible Notes Indenture, Acquiror shall not (other than changes that are solely ministerial or otherwise immaterial and do not affect any economic or any other material term of a Subscription Agreement) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Convertible Notes Indenture, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Acquiror Common Stock or Convertible Notes contemplated thereby.  Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary to consummate the transactions contemplated by the Subscription Agreements on the terms described therein and in the Convertible Notes Indenture, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Investors to pay to Acquiror the applicable purchase price under each Subscription Agreement in accordance with its terms.  Without limiting the generality of the foregoing, Acquiror shall give ZF and IDX prompt written notice (email being sufficient): (a) of any requested amendment to any Subscription Agreement or the Convertible Notes Indenture; (b) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (c) of the receipt of any written notice or other written communication from any party to a Subscription Agreement with respect to any actual or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provision thereof; and (d) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement in accordance with its terms.

Section 7.09       Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10        Listing.    From the date hereof until the Effective Time, Acquiror shall use its reasonable best efforts to ensure that Acquiror remains listed as a public company on the NYSE or NASDAQ, as applicable.  Notwithstanding the foregoing, in connection with the initial filing of the Registration Statement with the SEC pursuant to Section 8.02(a), Acquiror will take such action as necessary to delist the Units, the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants from the NYSE in connection with the Closing, and shall prepare and submit to NASDAQ a listing application, in accordance with NASDAQ rules, covering the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants and shall take all actions necessary to obtain approval for the listing of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants effective upon the delisting from the NYSE.  Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ, subject to official notice of issuance, on or prior to the Closing Date.  Prior to filing any document in connection with the foregoing, Acquiror shall give the Company Parties a reasonable opportunity to review and comment on any proposed filings and incorporate such reasonable comments thereto.

Section 7.11         Employee Benefits.

(a)           Comparability.  For a period of 12 months following the Closing Date (or, if earlier, until the date of termination of employment of the relevant Continuing Employee), Acquiror shall cause ZF and Surviving IDX Entity to provide each of its respective employees as of immediately prior to the Closing who remain so employed immediately following the Closing (each, a “Continuing Employee”) with an annual base salary or base wages (as applicable) and incentive compensation opportunities (excluding any equity or equity-based, change in control or retention incentive compensation) that are no less than the annual base salary or base wages (as applicable) and target incentive compensation opportunities (excluding any equity or equity-based, change in control or retention incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date.  As soon as practicable following the Closing Date, Acquiror shall cause ZF and Surviving IDX Entity to provide Continuing Employees with employee benefits that are, on a benefit by benefit basis, no less favorable to the Continuing Employees than the more favorable of the benefit (of such type) provided by ZF and the benefit (of such type) provided by IDX immediately prior to the date hereof under the Company Party Benefit Plans set forth on Schedule 4.14(a) and Schedule 4.15(a), in all cases, excluding equity or equity-based, defined benefit pension, post-employment welfare, change in control or retention incentive compensation and nonqualified deferred compensation benefits, which such comparable employee benefits shall be provided to Continuing Employees for a period ending 12 months after enrollment therein (or, if earlier, until the date of termination of employment of the relevant Continuing Employee).  In recognition that subjective judgment may be involved in determining whether one benefit is more favorable to employees than another, Acquiror, ZF and IDX shall work together in good faith prior to the Closing Date to determine which benefit (of each type) is more favorable to employees.

(b)          Service Credit.  From and after the Closing, Acquiror shall cause ZF and Surviving IDX Entity to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off (and for any other purposes as may be required under applicable Law), but not for benefit accrual purposes under any defined benefit pension plan or any purpose under any equity-based plan or arrangement, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with the applicable Company Party or any predecessor thereof was credited on or prior to the Closing under the corresponding Company Party Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of compensation or benefits for the same period of service.

(c)          Pre-Existing Conditions/Copayment Credit.  With respect to each New Plan that is a group health benefit plan in which any Continuing Employee or eligible spouse or dependent thereof is eligible to participate on or after the Closing and in the plan year in which the Closing occurs, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Subsidiaries or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or eligible spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Party Benefit Plan in which such Continuing Employee participated in such plan year, and (ii) for the plan year in which the Closing occurs, provide or cause its Subsidiaries to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Party Benefit Plan during the portion of the plan year ending on the Closing Date to the same extent and for the same purpose as credited under such comparable Company Party Benefit Plan as if such amounts had been paid under such New Plan.

(d)          401(k) Plan. ZF and IDX shall cooperate in good faith to mutually determine, no later than 10 days before the Closing Date, whether any 401(k) plans maintained by ZF or any of its Subsidiaries or by IDX or any of its Subsidiaries shall be terminated effective as of the day immediately preceding the Closing Date (the “Plan Termination Date”).  Following any such mutual determination to terminate such a 401(k) plan (the “Terminating 401(k) Plan”), ZF, IDX, or one of their Subsidiaries, as applicable, shall (i) cause written resolutions of the applicable board of directors (or similar governing body) to be adopted to terminate the Terminating 401(k) Plan and to fully vest all participants under the Terminating 401(k) Plan, such termination and vesting to be effective no later than the Plan Termination Date and (ii) make all employee and employer contributions to the Terminating 401(k) Plan on behalf of all participants under such plan for all periods of service prior to the Plan Termination Date, including such contributions that would have been made on behalf of such employees had the transactions contemplated hereby not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Plan Termination Date.  ZF or IDX, as applicable, shall cause the sponsor of the Terminating 401(k) Plan to provide the other party with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to its adoption or execution.  ZF and IDX shall cooperate and take all such other actions as are reasonably necessary in furtherance of terminating the Terminating 401(k) Plan and causing participants in the Terminating 401(k) Plan to become participants in the appropriate remaining 401(k) plan of ZF, IDX or one of their Subsidiaries, including causing such replacement plan to accept rollovers of account balances (in cash but including notes associated with outstanding plan loans) from the Terminating 401(k) Plan at the participant’s election.

(e)          Limitations.  The Parties acknowledge and agree that all provisions contained in this Section 7.11 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer on any other Person any third-party beneficiary or other rights, remedies or benefits (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Party Benefit Plan or other benefit or compensation plan, policy, program, agreement or arrangement, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Party Benefit Plan or other benefit or compensation plan, policy, program, agreement or arrangement following the Closing Date.  Notwithstanding anything to the contrary in Section 7.11, Acquiror’s obligations under Section 7.11 shall not (A) apply to any individual who is furloughed, temporarily laid off, or suffers a termination of employment or reduction in hours or benefits at any time because of, in whole or in part, COVID-19-related circumstances, or (B) limit Acquiror’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19-related circumstances (in which case, for the avoidance of doubt, Acquiror shall have no obligations under Section 7.11, including in respect of providing any severance or termination benefits).

ARTICLE VIII
JOINT COVENANTS

Section 8.01         Efforts to Consummate.

(a)         Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Domestication and the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the Investments on the terms and subject to the conditions set forth in the Subscription Agreements).  Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Domestication, the Transactions and the other transactions contemplated by the Transaction Agreements.  Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act.  Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and each Company Party shall promptly inform Acquiror and the other Company Party of any communication between any Company Group Member, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding the Domestication, any of the Transactions, any other Transaction Agreement or any of the other transactions contemplated thereby.  Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Domestication or any of the Transactions, except with the prior written consent of the other Parties.  The Acquiror will pay all filing fees in connection with the HSR Act, and will pay any and all similar filing fees regarding regulatory or Governmental Authority approval in connection with the Domestication and the Transactions, including, but not limited to filing of the Registration Statement, when due and such fees shall be deemed 100% Acquiror Transaction Expenses.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of either Company Party or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations.  No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent.  During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for ZF and IDX (in the case of any Acquiror Party) or Acquiror and the other Company Party (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements.  Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, ZF and IDX, or, in the case of either Company Party, Acquiror and the other Company Party, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, ZF and IDX, or, in the case of either Company Party, Acquiror and the other Company Party, the opportunity to attend and participate in such meeting or discussion.

(b)         In furtherance of, and without limiting the foregoing, the Parties shall use reasonable best efforts to take the actions specified on Schedule 8.01(b).

(c)        Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which either Company Party or its Subsidiaries is a party.

(d)         During the Interim Period, Acquiror and the Company Parties shall each notify the other Parties in writing promptly after learning of any shareholder demands (including without limitation stockholder demands for appraisal pursuant to Section 262 of the DGCL) or other shareholder or stockholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company Parties, any member of the applicable Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group).  Acquiror and the Company Parties shall each (i) keep the other Parties reasonably informed regarding any Transaction Litigation, (ii) give the other Parties the opportunity to, at their own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Parties in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other Parties’ advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) Acquiror or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company Parties (not to be unreasonably withheld, conditioned or delayed), or (y) any Company Party or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Acquiror and the other Company Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02         Registration Statement; Proxy Statement/Prospectus; Special Meeting.

(a)           Registration Statement; Proxy Statement/Prospectus.

(i)           As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and each of ZF and IDX will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Party, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Acquiror with the SEC pursuant to which shares of Acquiror Common Stock issuable in the Mergers to holders of ZF Common Stock, ZF Restricted Shares, IDX Capital Stock, ZF Warrants and IDX Warrants, other than holders executing the Written Consents, and pursuant to which shares of Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Domestication, will be registered with the SEC, which shall include a proxy statement in connection with the Transactions (the “Proxy Statement/Prospectus”) to be sent to the shareholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things (i) providing Acquiror’s shareholders with the opportunity to redeem Pre-Domestication Acquiror Ordinary Shares by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Shareholder Redemption”) and (ii) soliciting proxies or votes from holders of Pre-Domestication Acquiror Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Shareholder Matters.  Without the prior written consent of ZF and IDX, the Acquiror Shareholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s shareholders at the Special Meeting, as adjourned or postponed.  Each of Acquiror, ZF and IDX shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions.  Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to shareholders of Acquiror.

(ii)          Prior to filing with the SEC, Acquiror will make available to ZF and IDX and their respective counsel drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide ZF and IDX and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.  Acquiror shall not file any such documents with the SEC without the prior consent of ZF and IDX (such consent not to be unreasonably withheld, conditioned or delayed).  Acquiror will advise ZF and IDX promptly after it receives notice thereof, of:  (A) the time when the Registration Statement has been filed; (B) the filing of any supplement or amendment to the Registration Statement; (C) any request by the SEC for amendment of the Registration Statement; (D) any comments from the SEC relating to the Registration Statement and responses thereto; (E) requests by the SEC for additional information; and (F) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose.  Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to ZF and IDX and their respective counsel drafts of any such response and provide ZF and IDX and their respective counsel with a reasonable opportunity to comment on such drafts.

(iii)          If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information.  Each of ZF and IDX will provide to Acquiror and the other Company Party all information regarding such Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence.  If, at any time prior to the Closing, ZF or IDX discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform Acquiror and the other Company Party of such information, event or circumstance and provide to Acquiror and the other Company Party all information necessary to correct any such deficiencies.

(iv)         Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.  Each of ZF and IDX agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of such Party and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement/Prospectus.  Each of Acquiror, ZF and IDX agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Acquiror, ZF, IDX, or their respective Affiliates to any regulatory authority (including the NYSE and NASDAQ) in connection with the Transactions.

(v)          If, in connection with the preparation and filing of the Registration Statement or Proxy Statement/Prospectus, the SEC requests or requires that tax opinions be prepared and submitted in connection therewith, Acquiror and the Company Parties (together with any applicable officers or Affiliates) shall deliver to Kirkland & Ellis, Venable LLP and Wilson Sonsini Goodrich & Rosati, P.C., respectively, customary Tax representation letters reasonably satisfactory to their respective counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement/Prospectus, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Domestication should be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, if required, Venable LLP and/or Wilson Sonsini Goodrich & Rosati, P.C. shall furnish an opinion or opinions to their respective clients, subject to customary assumptions and limitations, to the effect that the Intended Income Tax Treatment should apply to the Mergers applicable to their respective clients.  The Parties and their Affiliates (including officers) shall use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to any other Party of any such tax opinion.

(b)         Special Meeting.  Acquiror will take, in accordance with applicable Law, NYSE or NASDAQ rules, as applicable, and the Acquiror Organizational Documents, all action necessary to duly convene and hold an extraordinary general meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement/Prospectus to the shareholders of Acquiror as promptly as practicable after the effective date of the Registration Statement), to (i) consider and vote upon the approval of the Acquiror Shareholder Matters and to cause such vote to be taken and (ii) provide shareholders of Acquiror with the opportunity to elect to effect an Acquiror Shareholder Redemption.  Acquiror may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares represented (either in person or by proxy) and voting to approve the Acquiror Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) Acquiror determines the payments for the Acquiror Shareholder Redemption could reasonably be expected to cause the conditions in Section 9.01(g) to not be satisfied at the Closing.  Acquiror shall, following the effective date of the Registration Statement, use its reasonable best efforts to solicit from its shareholders proxies in favor of the Acquiror Shareholder Matters and shall include in the Proxy Statement/Prospectus the Acquiror Board Recommendation.  The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation; provided, that the Parties shall cooperate with Acquiror in good faith to make any public filings or disclosures as may be necessary pursuant to applicable Law.  Acquiror shall keep ZF and IDX reasonably informed regarding all matters relating to the Acquiror Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of Acquiror to make communications to its shareholders that it has determined are required to comply with Law or its fiduciary duties.

(c)          Notwithstanding anything in this Agreement to the contrary, if the Registration Statement and Proxy Statement/Prospectus is not mailed prior to April 25, 2022, then unless otherwise agreed by the Parties, Acquiror shall use reasonable best efforts to take steps to amend the Acquiror’s Organizational Documents and the Trust Agreement, in each case, to extend the time period for Acquiror to consummate a business combination from May 23, 2022 to August 24, 2022 (the “Extension Proposal”), including by preparing and filing with the SEC a proxy statement (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purpose of seeking shareholder approval of the Extension Proposal.  Acquiror shall comply in all material respects with all applicable Laws, any applicable rules and regulations of NYSE or NASDAQ, as applicable, Acquiror’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, if any, any solicitation of proxies thereunder, the holding of a meeting of Acquiror Shareholders to consider and vote on the Extension Proposal (the “Acquiror Extension Shareholder Meeting”) and the Redemption related thereto.  Section 8.02 shall apply mutatis mutandis to the Extension Proxy Statement, Extension Proposal, Acquiror Extension Approval and Acquiror Extension Shareholder Meeting, including with respect to the actions to be taken by the Acquiror Board.

Section 8.03         Exclusivity.    During the Interim Period, neither Company Party shall take, nor shall such Company Party permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving such Company Party and its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would prohibit or delay the Transactions (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, shall not be deemed a violation of this Section 8.03 or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries).  Each Company Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)         During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (an “Alternate Business Combination Proposal”) other than with the Company Parties, their stockholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b).  Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04         Tax Matters.

(a)           Intended Income Tax Treatment.

(i)            For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers (along with other relevant transactions) will qualify for the Intended Income Tax Treatment.  The Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.04(a)(i) and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law); provided, if a Party delivers a Tax Treatment Notification (as defined below) and the Parties are unable to or otherwise do not take actions or steps pursuant to the final sentence of this Section 8.04(a)(i) to make it so that they reasonably believe that the applicable transactions covered by the Tax Treatment Notification qualify for the Intended Income Tax Treatment, then this sentence shall not apply to such transactions.  Each Party shall use commercially reasonable efforts to promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that one or more of the Mergers or the Domestication may not qualify for the Intended Income Tax Treatment.  Notwithstanding anything to the contrary herein, but subject to the provisos at the end of this sentence, if before the Closing Date, any Party reasonably determines that the Mergers or the Domestication are not likely to qualify for the Intended Income Tax Treatment and notifies the other Parties in writing accordingly (any such notification to the other Parties, a “Tax Treatment Notification”), the Parties shall cooperate in good faith to take the steps that they jointly and reasonably determine to be necessary to increase by an amount that will be meaningful the likelihood that the transactions will qualify for the Intended Income Tax Treatment; provided, no Party shall be required to take any step or action pursuant to this sentence if such step or action would reasonably be expected to result in a material cost (including a material Tax) to such Party, its Affiliates, another Party or any direct or indirect owners of Acquiror except, with respect to any such cost, if some or all of the direct or indirect owners of the Company Parties or any other Person (but not, for the avoidance of doubt, directly or indirectly, including by way of distribution of cash or property, any Party, such that no Party economically bears any such cost) holds harmless the affected Party, its Affiliates and any direct or indirect owners of Acquiror for any such costs; provided, further, no action or step shall be taken pursuant to this sentence without the consent of each Party (which may be withheld in a Party’s reasonable discretion) if any such action or step would delay or otherwise jeopardize the Closing.

(ii)           No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Income Tax Treatment.  The Parties acknowledge that as of the date hereof they are unaware of any facts that could reasonably prevent the Mergers or the Domestication contemplated by this Agreement from qualifying for the Intended Income Tax Treatment.

(iii)        The Acquiror Parties and the Company Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b)          Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror.  Unless otherwise determined by Acquiror in its reasonable discretion, the Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(c)         Tax Sharing Agreements.  Any Tax-sharing agreements or similar agreements with respect to or involving IDX and/or its Subsidiaries or ZF and/or its Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(d)        Cooperation.  The Parties shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.04 and any other claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes (each a “Tax Proceeding”).  Such cooperation shall include furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns or management of any Tax Proceedings with respect to Taxes.  The Parties shall retain all Tax Returns, schedules and work papers, records, and other documents relating to Tax matters until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

Section 8.05         Confidentiality; Publicity.

(a)          Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference.  The Confidentiality Agreements shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.  Each Company Party acknowledges that, in connection with the Investments, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Investors, which information may include Confidential Information (as defined in the ZF Confidentiality Agreement and the IDX Confidentiality Agreement, as applicable).

(b)         Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) ZF, if the disclosing party is Acquiror or IDX, (B) IDX, if the disclosing party is Acquiror or ZF, or (C) Acquiror, if the disclosing party is ZF or IDX (prior to the Closing), to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05(b), and (iii) to Governmental Authorities in connection with any Consents required to be obtained under this Agreement or in connection with the Transactions.  Notwithstanding anything to the contrary in this Section 8.05(b), or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the Investments) or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.

(c)         The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by ZF, IDX and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter).  Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which ZF and IDX shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith.  ZF, IDX, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”).  Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which ZF and IDX shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith.  In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06        Post-Closing Cooperation; Further Assurances.  Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07         Qualification as an Emerging Growth Company.   Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.08      A&R Registration Rights Agreement.   At the Closing, (a) Acquiror shall deliver to ZF and IDX a copy of the A&R Registration Rights Agreement duly executed by Acquiror and Sponsor, (b) ZF shall deliver, or cause to be delivered, to Acquiror and IDX a copy of the A&R Registration Rights Agreement duly executed by the ZF Pre-Closing Holders set forth on Schedule 8.08, and (c) IDX shall deliver, or cause to be delivered, to Acquiror and ZF a copy of the A&R Registration Rights Agreement duly executed by the IDX Pre-Closing Holders set forth on Schedule 8.08.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.01      Conditions to Obligations of All Parties.    The obligations of Acquiror, ZF, and IDX, to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Party or Parties for whose benefit such condition exists:

(a)                                                     HSR Approval.  All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)          No Prohibition.   There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to Domestication or the Transactions enjoining, prohibiting, or making illegal the consummation of the Domestication or any of the Transactions.

(c)        Stockholder and Shareholder Approval.    Each of the Required Acquiror Shareholder Approval, the Required ZF Stockholder Approval and the Required IDX Stockholder Approval shall have been obtained.

(d)       Investments.  The Investments (and the funding of the Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

(e)         Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)          NYSE or NASDAQ.  The shares of Acquiror Common Stock to be issued in connection with the Mergers shall have been approved for listing on the NYSE or NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, and, immediately following the Effective Time, Acquiror shall, after giving effect to the Acquiror Shareholder Redemption, satisfy any applicable initial and continuing listing requirements of NYSE or NASDAQ, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Effective Time.

(g)          Available Closing Acquiror Cash and Tangible Net Assets.  After giving effect to the Transactions, (i) the Available Closing Acquiror Cash shall not be less than $170,000,000, and the Acquiror shall have made arrangements for the Available Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time, and (ii) the Acquiror shall have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

Section 9.02        Additional Conditions to Obligations of Acquiror Parties.  The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)          Representations and Warranties.

(i)           Each of the representations and warranties of ZF and IDX contained in Section 4.01 (Corporate Organization of the Company Parties), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization) (other than the penultimate sentence of Sections 4.06(a) and 4.06(d)), Section 4.07 (Capitalization of Subsidiaries), clause (ii) of Section 4.25 (ZF Absence of Changes), clause (ii) of Section 4.26 (IDX Absence of Changes) and Section 4.27 (Brokers’ Fees) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).  For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.02(a)(i), only effects on the combined Company Group as a whole (including each of (x) ZF and its direct and indirect Subsidiaries and (y) IDX and its direct and indirect Subsidiaries) shall be considered.

(ii)          The representations and warranties contained in clause (i) of Section 4.25 (ZF Absence of Changes) and clause (i) of Section 4.26 (IDX Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii)       Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations and  the   representations and warranties contained in clauses (i) of Section 4.25 and Section 4.26) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)          Agreements and Covenants.  The covenants and agreements of ZF and IDX in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of ZF or IDX shall only be deemed to have not been performed if ZF or IDX, respectively, has materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to ZF or IDX (or if earlier, the Termination Date).  For purposes of determining whether any covenant or agreement of ZF or IDX, respectively, has been performed in all material respects, only effects on the combined Company Group as a whole (including each of (i) ZF and its direct and indirect Subsidiaries and (ii) IDX and its direct and indirect Subsidiaries) shall be considered.

(c)         Officer’s Certificate.  Each of ZF and IDX shall have delivered to Acquiror a certificate signed by its respective officer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) with respect to ZF and IDX, as applicable, have been fulfilled.

(d)        FIRPTA Certificate.  Each of ZF and IDX shall provide a properly executed statement pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than 30 days prior to the Closing Date and signed by an officer of ZF and IDX, as applicable, certifying that interests in ZF or IDX, as applicable, do not constitute “United States real property interests” under Section 897(c) of the Code, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, substantially in the forms set forth in Exhibit J or Exhibit K, as applicable.

(e)        No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 9.03       Additional Conditions to the Obligations of ZF.   The obligation of ZF to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ZF:

(a)          Representations and Warranties.

(i)       Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.11 (Capitalization), Section 5.14 (Related Party Transactions), and clause (ii) of Section 5.16 (Absence of Changes) (collectively, the “Acquiror Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)        The representations and warranties of the Acquiror Parties contained in clause (i) of Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii)         Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the Acquiror Specified Representations and the representations and warranties contained in clause (i) of Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(iv)          Each of the Company Group Specified Representations made by IDX shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(v)          The representations and warranties contained in clause (i) of Section 4.26 (IDX Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(vi)         Each of the representations and warranties contained in Article IV made by IDX (other than the Company Group Specified Representations made by IDX and the representations and warranties contained in clause (i) of Section 4.26) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)        Agreements and Covenants.  The covenants and agreements of the Acquiror Parties and IDX in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b) a covenant or agreement of the Acquiror Parties or IDX shall only be deemed to have not been performed if the Acquiror Parties have or IDX has, as applicable, materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror or IDX, as applicable (or if earlier, the Termination Date).

(c)         Officer’s Certificate.  Each of Acquiror and IDX shall have delivered to ZF a certificate signed by its respective officer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) with respect to the Acquiror Parties or IDX, as applicable, have been fulfilled.

(d)          Domestication.    The Domestication shall have been completed as provided in Section 7.07 and a time-stamped copy of the certificates issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to ZF.

(e)          Material Adverse Effect.  No Acquiror Material Adverse Effect or IDX Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Effective Time.

Section 9.04         Additional Conditions to the Obligations of IDX.    The obligation of IDX to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by IDX:

(a)          Representations and Warranties.

(i)            Each of the Acquiror Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)        The representations and warranties of the Acquiror Parties contained in clause (i) of Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii)         Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the Acquiror Specified Representations and the representations and warranties contained in clause (i) of Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(iv)         Each of the Company Group Specified Representations made by ZF shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(v)          The representations and warranties contained in clause (i) of Section 4.25 (ZF Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(vi)         Each of the representations and warranties contained in Article IV made by ZF (other than the Company Group Specified Representations made by ZF and the representations and warranties contained in clause (i) of Section 4.25) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)       Agreements and Covenants.  The covenants and agreements of the Acquiror Parties and ZF in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b) a covenant or agreement of the Acquiror Parties or ZF shall only be deemed to have not been performed if the Acquiror Parties have or ZF has, as applicable, materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror or ZF, as applicable (or if earlier, the Termination Date).

(c)         Officer’s Certificate.  Each of Acquiror and ZF shall have delivered to IDX a certificate signed by its respective officer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) with respect to the Acquiror Parties or ZF, as applicable, have been fulfilled.

(d)          Domestication.    The Domestication shall have been completed as provided in Section 7.07 and a time-stamped copy of the certificates issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to IDX.

(e)         Material Adverse Effect.  No Acquiror Material Adverse Effect or ZF Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Effective Time.

Section 9.05        Frustration of Conditions   A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.01     Termination.  This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)          by mutual written agreement of Acquiror, ZF and IDX;

(b)        by Acquiror, ZF or IDX, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Domestication or any of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)        by Acquiror, ZF or IDX, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on May 23, 2022 if the Acquiror Shareholders have not approved an Extension Proposal or, if the Acquiror Shareholders have approved an Extension Proposal, on August 23, 2022 (such date, as applicable, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;

(d)          by Acquiror, ZF or IDX, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 8.02;

(e)          by Acquiror or IDX, if ZF has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b), in the case of Acquiror, or in Section 9.04(a) or Section 9.04(b), in the case of IDX, to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by ZF before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror or IDX of such breach or failure to perform; provided, that Acquiror and IDX, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f)         by ZF or IDX, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b), in the case of ZF, or Section 9.04(a) or Section 9.04(b), in the case of IDX, to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by such Acquiror Party, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from ZF or IDX of such breach or failure to perform; provided, that ZF and IDX, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

(g)         by Acquiror or ZF, if IDX has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a), Section 9.02(b), in the case of Acquiror, or in Section 9.03(a) or Section 9.03(b), in the case of ZF, to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by IDX before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror or ZF of such breach or failure to perform; provided, that Acquiror and ZF, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.04(a) or Section 9.04(b) to be satisfied.

(h)         by written notice from Acquiror or IDX if the ZF Written Consent shall not have been obtained and delivered to Acquiror and IDX on or prior to 5:00 p.m. Eastern Time on the first (1st) Business Day following the date of this Agreement; provided, however, that the termination rights under this Section 10.01(h) shall expire and neither Acquiror nor IDX shall be entitled to terminate this Agreement pursuant to this Section 10.01(h) if the Required ZF Stockholder Approval has been obtained and delivered to Acquiror and IDX prior to the time that this Agreement is terminated pursuant to this Section 10.01(h);

(i)          by written notice from Acquiror or ZF if the IDX Written Consent shall not have been obtained and delivered to Acquiror and ZF on or prior to 5:00 p.m. Eastern Time on the first (1st) Business Day following the date of this Agreement; provided, however, that the termination rights under this Section 10.01(i) shall expire and neither Acquiror nor ZF shall be entitled to terminate this Agreement pursuant to this Section 10.01(i) if the Required IDX Stockholder Approval has been obtained and delivered to Acquiror and ZF prior to the time that this Agreement is terminated pursuant to this Section 10.01(i); or

(j)         by written notice from ZF or IDX to Acquiror, at any time prior to obtaining the Acquiror Shareholder Approval, if the Acquiror Board shall have failed to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus; provided, that ZF’s and IDX’s right to terminate this Agreement shall expire at the end of the 10th Business Day following the date on which ZF and IDX first had the right to terminate this Agreement pursuant to such event.

Section 10.02      Effect of Termination.    Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination.  The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreements, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01      Waiver.   At any time and from time to time prior to the Effective Time, Acquiror, ZF and IDX may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of another Party, as applicable, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by another Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01).  Any agreement on the part of Acquiror, ZF or IDX to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party.  Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02       Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror prior to the Closing, to:

L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:  Adam Gerchen, Chief Executive Officer
Tom Gazdziak, Chief Financial Officer
E-mail: [***]
[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:  Richard J. Campbell, P.C.
Email:   [***]

and

Kirkland & Ellis LLP
401 Congress Avenue
Austin, Texas 78701
Attention:  John Kaercher, P.C.
Email: [***]

(b) If to ZF prior to the Closing or after the ZF Effective Time, to:

ZeroFox, Inc.
1834 S. Charles Street
Baltimore, Maryland 21230
Attention: James C. Foster, Chief Executive Officer and President
Email: [***]

ZeroFox, Inc.
1834 S. Charles Street
Baltimore, Maryland 21230
Attention: Tim Bender, Chief Financial Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Attention:  Anthony J. Rosso
Email: [***]

(c) If to IDX prior to the Closing, to:

ID Experts Holdings, Inc.
10300 SW Greenburg Road, Suite 570
Portland, Oregon 97223
Attention: Thomas F. Kelly, Chief Executive Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Todd Cleary
Email: [***]

or to such other address or addresses as the Parties may from time to time designate in writing.  Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03       Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04       Rights of Third Parties.    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of ZF, IDX and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and (c) the ZF Pre-Closing Holders and IDX Pre-Closing Holders listed on Schedule 8.08 are intended third party beneficiaries of, and may enforce, Section 8.08.

Section 11.05      Expenses.    Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, the Acquiror shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses, all ZF Transaction Expenses and all IDX Transaction Expenses.

Section 11.06      Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall, to the greatest extent permitted by Law, be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication and the Required Transaction Proposals shall be effected in accordance with the Companies Act and, in the case of the Domestication, the DGCL, in each case without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07      Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08      Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule.  Certain information set forth in the Schedules is included solely for informational purposes.  The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09     Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements (together with the Schedules and Exhibits thereto), the Mutual Non-Disclosure Agreement, by and between ZF and ITGS, dated as of February 25, 2021 (as amended, modified or supplemented from time to time, the “IDX Confidentiality Agreement”), and the Mutual Non-Disclosure Agreement, by and between Stifel, Nicolaus & Company, Incorporated (on behalf of IDX and ZF) and Acquiror, dated as of May 27, 2021 (as amended, modified or supplemented from time to time, the “ZF Confidentiality Agreement,” together with the IDX Confidentiality Agreement, the “Confidentiality Agreements”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreements.

Section 11.10      Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement at any time prior to the Effective Time, whether before or after the Required ZF Stockholder Approval or the Required IDX Stockholder Approval has been obtained; provided, however, that after the Required ZF Stockholder Approval or the Required IDX Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Acquiror or the stockholders of ZF or IDX, as applicable, without such further approval or adoption.  The approval of this Agreement by the stockholders or shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11       Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12      Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought exclusively in Court of Chancery of the State of Delaware (the “Court of Chancery”) and any state appellate court therefrom (or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13      Enforcement.    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) Acquiror, ZF and IDX shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement.  Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that none of Acquiror, ZF nor IDX, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14       Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement) and to the fullest extent permitted by Law, (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15       Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16     Acknowledgements.    Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective controlled Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties.  The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof.  Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

L&F ACQUISITION CORP.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

L&F ACQUISITION HOLDINGS, LLC

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

ZF MERGER SUB, INC.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

IDX MERGER SUB, INC.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

IDX FORWARD MERGER SUB, LLC

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

ZEROFOX, INC.

By:	/s/ James C. Foster
Name:	James C. Foster
Title:	Chief Executive Officer and President

Signature Page to Business Combination Agreement

ID EXPERTS HOLDINGS, INC.

By:	/s/ Thomas F. Kelly
Name:	Thomas F. Kelly
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

Exhibit A

Form of Acquiror Charter

CERTIFICATE OF INCORPORATION

OF

ZEROFOX HOLDINGS, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation is ZeroFox Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.  The Corporation is incorporated in connection with the domestication of L&F Acquisition Corp., a Cayman Islands exempted company (“LNFA”) to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of LNFA (the “Certificate of Domestication”).

ARTICLE IV

Section 1.  The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000 shares, of which 1,000,000,000 shares are Common Stock, $0.0001 par value per share (the “Common Stock”), and 100,000,000 shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

Section 2.  Upon the filing of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing (the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, entered into as of December 17, 2021, by and among LNFA, L&F Acquisition Holdings, LLC, a Delaware limited liability company, ZF Merger Sub, Inc., a Delaware corporation, IDX Merger Sub, Inc., a Delaware corporation, IDX Forward Merger Sub, LLC, a Delaware limited liability company, ZeroFox, Inc., a Delaware corporation, and ID Experts Holdings, Inc., a Delaware corporation, each Class A ordinary share, $0.0001 par value per share, and each Class B ordinary share, $0.0001 par value per share, of LNFA issued and outstanding immediately prior to the Effective Time, shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock, without any further action required on the part of LNFA, the Corporation or any holder of ordinary shares of LNFA or capital stock of the Corporation.  The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.

Section 3.  Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one vote on any matter submitted to a vote of the stockholders.

Section 4.  The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors).  The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.  The Board of Directors is further authorized to increase or decrease the number of shares of any series, subject to applicable law and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series.  Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 5.  Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) or the DGCL.

Section 6.  The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), irrespective of the provisions of Section 242(b)(2) of the DGCL.

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ARTICLE V

Section 1.  Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Section 2.  The directors of the Corporation (other than any who may be elected by holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (the “Preferred Stock Directors”)) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.  At the first annual meeting of stockholders following the Closing Date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a term of three years.  At the second annual meeting of stockholders following the Closing Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term of three years.  At the third annual meeting of stockholders following the Closing Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a term of three years to succeed the directors of the class whose terms expire at such annual meeting.

ARTICLE VI

Section 1.  Subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

Section 2.  Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders.  A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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Section 3.  During any period when the holders of one or more series of Preferred Stock have the separate right to elect Preferred Stock Directors and upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (b) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VII

Section 1.  The Corporation is to have perpetual existence.

Section 2.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.  The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, alter, amend or repeal the Bylaws of the Corporation.  The Bylaws of the Corporation may also be adopted, altered, amended or repealed by the stockholders of the Corporation.  No Bylaw hereafter legally adopted, altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, altered, amended or repealed.

Section 4.  The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5.  No stockholder will be permitted to cumulate votes at any election of directors.

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ARTICLE VIII

Section 1.  Subject to the rights of holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 2.  Subject to the rights of holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.  Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.  Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors.

Section 3.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

Section 1.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.  The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 3.  Neither any amendment, repeal nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any act or omission which occurred prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

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ARTICLE X

Section 1.  Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Section 2.  Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Corporation (each, as in effect from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.  Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person (including, but not limited to, any underwriters or auditors retained by the Corporation) in connection with any offering of the Corporation’s securities, asserting a cause of action arising under the Securities Act of 1933, as amended.  The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 2 of ARTICLE X with respect to any current or future actions or claims.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 2 of ARTICLE X.

ARTICLE XI

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Section 1.  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding voting securities of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4 of ARTICLE IV, ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, ARTICLE VIII, ARTICLE IX, Section 2 of ARTICLE X, this ARTICLE XI or ARTICLE XII of this Certificate of Incorporation.

Section 2.  If any provision or provisions of this Certificate of Incorporation shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and the court will replace such invalid, illegal or unenforceable provision with a valid and enforceable provision that most accurately reflects the Corporation’s intent in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision and (b) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

Section 1.  In recognition and anticipation that members of the Board of Directors who are not employees or officers of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.  To the fullest extent permitted by applicable law, no Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, and no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by applicable law, the Corporation hereby, pursuant to Section 122(17) of the DGCL renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in this Article XII.  Subject to Section 2 of this Article XII, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

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Section 2.  Subject to Section 3 of this Article XII, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 1 of this Article XII shall not apply to any such corporate opportunity.

Section 3.  In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 4.  For purposes of this Article XII, (a) “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; (b) “Affiliated Entity” shall mean (i) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (c) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 5.  To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.  Neither the alteration, amendment, addition to or repeal of this Article XII, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.  This Article XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws of the Corporation, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

ARTICLE XIII

The incorporator of the Corporation is Adam Gerchen, whose mailing address is 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606.

[SIGNATURE PAGE FOLLOWS]

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I, the undersigned, being the Incorporator, hereby acknowledge that the foregoing Certificate of Incorporation is his act and deed on ___________, 2022.

Adam Gerchen, Incorporator

Exhibit A to Business Combination Agreement

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Exhibit B

Form of Acquiror Bylaws

ZEROFOX HOLDINGS, INC.

BYLAWS

(as adopted on [________], 2022)

ARTICLE I - CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of ZeroFox Holdings, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2 OTHER OFFICES

The Corporation may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Corporation (the “Board of Directors”).  The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).  In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING

The Board of Directors shall designate the date and time of the annual meeting of stockholders.  At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted.  The Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

2.3 SPECIAL MEETING

(a) A special meeting of the stockholders may be called at any time only by (i) the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.  The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president.  Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors; (C) as may be provided in the certificate of designation for any class or series of preferred stock; or (D) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (4) is a stockholder of record at the time of the annual meeting; and (5) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such proposed business (other than a nomination) must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to have occurred on [DATE]).  However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation.  In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.  The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.  Notwithstanding anything in the second sentence of this Section 2.4(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased after the time period for which nominations would otherwise be due under this Section 2.4(a)(ii) and there is no public announcement naming the nominees for the additional directorships at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made.  “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).  “The date of the proxy statement” means “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the 1934 Act, as interpreted by the Securities and Exchange Commission from time to time.

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(iii) A stockholder’s notice to the secretary must set forth:

(A) as to each person whom the stockholder proposes to nominate for election as a director:

(1) such person’s name, age, business address, residence address and principal occupation or employment; the class, series and number of shares of stock of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(2) such person’s written consent to being named in the proxy statement and related materials of the Corporation and the proxy statement and related materials of such stockholder as a nominee of the stockholder and to serving as a director of the Corporation if elected;

(3) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

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(4) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(B) as to any other business that the stockholder proposes to bring before the annual meeting:

(1) a brief description of the business desired to be brought before the annual meeting;

(2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);

(3) the reasons for conducting such business at the annual meeting;

(4) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(5) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(2) for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(3) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

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(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

(5) any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(6) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(8) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(9) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(10) a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(11) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

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(12) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(13) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, or postponement thereof and (B) to provide any additional information that the Corporation may reasonably request.  Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).  The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b) Special Meetings of Stockholders.  Special meetings of stockholders may be called only in accordance with the certificate of incorporation and Section 2.3(a) of these bylaws.  Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b).  The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting.  For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by the Corporation.  In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice.  A stockholder’s notice to the secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

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(c) Other Requirements.

(i) To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b), as applicable:

(A) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request);

(B) a written representation and undertaking that, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(C) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(D) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(E) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4.  No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

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(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting.  If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum.  For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, director, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (A) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (B) compliance with clause (D) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (B) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.  Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  Where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders so present (by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation which are present in person or represented by proxy and entitled to vote thereon) shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting in accordance with Section 2.7, until a quorum is present or represented.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 ORGANIZATION; CONDUCT OF BUSINESS

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The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting.  The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the votes cast.  Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

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2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.

2.11 RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.  If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by consent without a meeting, may authorize another person or persons to act for such stockholder by proxy  in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.  The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment.  The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

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(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.  Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1 POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person.  The size of the Board of Directors will be fixed in the manner set forth in the certificate of incorporation.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws.  The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

The terms of directors shall be as set forth in the certificate of incorporation.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board of Directors, chief executive officer, president or secretary of the Corporation.  A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.  Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

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Any vacancies or newly created directorship on the Board of Directors shall be filled in accordance with the certificate of incorporation.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the directors then in office; provided that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

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If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting.  If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.  Any oral notice may be communicated to the director.  The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

Unless otherwise provided in the certificate of incorporation, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business.  If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9 BOARD ACTION BY CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL.  Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time.  Any such consent shall be revocable prior to its becoming effective.  After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law.  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

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3.12 BOARD MINUTES

The Board of Directors shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

ARTICLE IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.

4.2 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.3 COMMITTEE MINUTES

Each committee and subcommittee shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

4.4 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

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(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members; provided, however, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee.  The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

ARTICLE V - OFFICERS

5.1 OFFICERS

The officers of the Corporation shall include a president, a treasurer and a secretary.  The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws.  Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require.  Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

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5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.  Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of the Corporation, including the right to act by written consent.  The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

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The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock.  Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation.  The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 CERTAIN RESTRICTIONS ON TRANSFER

Without the prior written consent of the Corporation as approved by a majority of the independent directors of the Corporation, and without limiting the rights of any party to the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and the stockholders party thereto (the “A&R Registration Rights Agreement”), neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Seller (or any Permitted Transferee thereof) may be made during the Lock-Up Period applicable to such Lock-Up Shares.

No Transfer of any shares of the Corporation’s stock may be made, except in compliance with applicable federal and state securities laws.

To the extent shares of the Corporation’s stock are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 6.7 in accordance with the DGCL.

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During the Lock-Up Period applicable to any Non-Electing Seller (or any Permitted Transferee thereof), any purported Transfer of Lock-Up Shares by such Non-Electing Seller (or such Permitted Transferee) other than in accordance with these Bylaws shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

Notwithstanding the provisions set forth in this Section 6.7, if (A) at least 120 days have elapsed since the Closing Date (as defined in the Business Combination Agreement) and (B) the Lock-Up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Closing (as defined in the Business Combination Agreement) occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

The foregoing notwithstanding, to the extent any Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) is granted a release or waiver from the restrictions contained in this Section 6.7 prior to the expiration of the Lock-Up Period or any party under the Sponsor Holders Agreement, dated as of the date hereof, by and among the Corporation and the parties thereto (the “Sponsor Holders Agreement”) or the A&R Registration Rights Agreement is granted a release or waiver from its restrictions on transfer of the Corporation’s securities under such agreement, then all Non-Electing Sellers (and any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) shall be automatically granted a release or waiver from the restrictions contained in this Section 6.7 to the same extent, on substantially the same terms as and on a pro rata basis with, such Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) or Person under the Sponsor Holders Agreement or A&R Registration Rights, as applicable, to which such release or waiver is granted.

As used in this Section 6.7, the below terms shall have the following meanings ascribed to them:

(a) “Affiliate” means (i) with respect to any specified Person that is not a natural person, (A) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (B) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Corporation and each of its subsidiaries shall be deemed not to be Affiliates of any Person.

(b) “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

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(c) “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy.

(d) “Lock-Up Period” means the period ending one hundred and eighty (180) days following the Closing Date.

(e) “Lock-Up Shares” means shares of the Corporation’s stock held by a Non-Electing Seller or a Permitted Transferee thereof, issued (i) as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), dated as of December 17, 2021, by and among the Corporation, L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc., IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFox, Inc. (“ZF”), and ID Experts Holdings, Inc. (“IDX” and together with ZF, the “Prior Companies”) or (ii) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing (as defined in the Business Combination Agreement) in respect of awards of the Prior Companies outstanding immediately prior to the Closing. For the avoidance of doubt, shares of the Corporation’s stock, which prior to the Domestication (as defined in the Business Combination Agreement) were Class A ordinary shares, shares of the Corporation’s stock sold to the PIPE Investors (as defined in the Business Combination Agreement), shares of the Corporation’s stock issuable upon conversion of the Convertible Notes (as defined in the Business Combination Agreement), shares acquired pursuant to open market purchases after the Closing, as well as any and all other shares of the Corporation’s stock held by any Person other than a Non-Electing Seller or a Permitted Transferee thereof, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under these Bylaws.

(f) “Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

(g) “Non-Electing Seller” means any Person that (i) is a holder of Lock-Up Shares and (ii) did not execute a counterpart to the A&R Registration Rights Agreement agreeing to be party thereto.

(h) “Permitted Transfer” means any Transfer (i) made to an Affiliate; (ii) pursuant to a bona fide gift or charitable contribution; (iii) by will or intestate succession upon the death of the stockholder; (iv) pursuant to a court order, qualified domestic relations order, divorce settlement, divorce decree, separation agreement or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) pro rata (or in accordance with the applicable organizational documents of the Person making a Transfer) to the direct or indirect partners, members or stockholders of a Person or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi) above; (viii) in connection with any legal, regulatory or other order; (ix) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Corporation’s stock or the vesting of Corporation stock-based awards; (x) to the Corporation in connection with the repurchase of any Person’s shares of the Corporation’s stock in connection with the termination of the stockholder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (xi) made in connection with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Corporation’s stock; (xiii) in the event of the Corporation’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of stock for cash, securities or other property.

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(i) “Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any Person to whom a Non-Electing Seller is permitted to Transfer shares of stock prior to the expiration of the Lock-Up Period pursuant to the definition of Permitted Transfer.

(j) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k) “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(l) “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(m) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the transferor (whether by operation of law or otherwise) and, when used as a verb, the transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (as may be amended, the “Exchange Act”) with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Section 6.7 of these Bylaws. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

6.8 REGISTERED STOCKHOLDERS

The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

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(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and these bylaws.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.  This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person.  Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.  In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

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ARTICLE VIII - INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.  The Corporation may indemnify any other person who is not a present or former director or officer (as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law.  The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL.  Such expenses (including attorneys’ fees) actually and reasonably incurred by current or former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.  The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

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(a) for which payment has actually been received by or on behalf of such person under any statute, insurance policy, contract, agreement or other indemnity or advancement provision, vote or otherwise, except with respect to any excess beyond the amount actually received under any statute, insurance policy, contract, agreement, other indemnity or advancement provision, vote or otherwise;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses.  The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action brought in accordance with this Section 8.7 for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law.  In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

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8.9 INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued.  For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

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ARTICLE IX - GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

9.2 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors.  The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person.  Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw).  The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

Exhibit B to Business Combination Agreement

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Exhibit C

Sponsor Support Letter Agreement

December 17, 2021
L&F Acquisition Corp.
c/o Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

Re:	Amended and Restated Sponsor Support Letter Agreement (“Letter Agreement”)

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Sponsor Support Letter Agreement re Initial Public Offering, dated as of November 18, 2020 (the “Original Letter Agreement”), by and among (i) L&F Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (the “Acquiror”), (ii) JAR Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), (iii) the undersigned individuals listed on the signature page hereto as a “Sponsor Holder” (each such undersigned individual, a “Sponsor Holder,” and collectively, the “Sponsor Holders”), and (iv) certain members of Acquiror’s board of directors and/or management team listed on the signature page hereto as “Original Signatories” (the “Original Signatories”), and (b) that certain Business Combination Agreement, dated as of the date hereof (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”), by and among (i) Acquiror, (ii) L&F Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“L&F Holdings”), (iii) ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings, (iv) IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings, (v) IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings, (vi) ZeroFox, Inc., a Delaware corporation (“ZF”), and (vii) ID Experts Holdings, Inc., a Delaware corporation (“IDX” and, together with Acquiror, Sponsor, the Sponsor Holders (solely in their capacity as (x) current record holders or beneficial owners of Pre-Domestication Acquiror Class B Shares and future record holders or beneficial owners of any shares of Acquiror Common Stock into which such Pre-Domestication Acquiror Class B Shares convert in connection with the Domestication (collectively, the “Founder Shares”) and/or (y) current record holders or beneficial owners of Pre-Domestication Acquiror Warrants and future record holders or beneficial owners of any Acquiror Warrants into which such Pre-Domestication Acquiror Warrants convert in connection with the Domestication (collectively, the “Founder Warrants”)), the Original Signatories (solely for the limited purposes of amending and restating the Original Letter Agreement, Section 5 and Section 20) and ZF, each, a “Party,” and collectively, the “Parties”). Unless otherwise expressly provided herein, capitalized terms shall have the respective meanings assigned to them in the Business Combination Agreement.

WHEREAS, in order to induce each of the parties to the Business Combination Agreement to enter into and proceed with the consummation of the transactions contemplated by the Business Combination Agreement, the parties to the Original Letter Agreement desire to (i) amend and restate the Original Letter Agreement in its entirety to reflect certain rights and obligations as further specified herein and (ii) include ZF and IDX as parties; and

WHEREAS, Section 7.07 of the Business Combination Agreement provides that, prior to the time at which the Effective Time occurs, Acquiror will transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate in the State of Delaware as a corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and in connection with the Domestication, (a) each then-issued and outstanding Pre-Domestication Acquiror Ordinary Share shall convert automatically, on a one-for-one basis, into a share of common stock, par value US $0.0001 per share, of Acquiror (the “Acquiror Common Stock”); (b) each then-issued and outstanding Pre-Domestication Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock; and (c) each then-issued and outstanding whole warrant of Acquiror, exercisable for one Pre-Domestication Acquiror Ordinary Share, shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock, pursuant to the Warrant Agreement.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquiror, the Sponsor, the Sponsor Holders (solely in their capacity as current or future record holders or beneficial owners of Founder Shares and/or Founder Warrants and not in their individual capacities), the Original Signatories (solely for the limited purposes of amending and restating the Original Letter Agreement and Section 5), ZF and IDX hereby agree as follows:

1.          Effective upon and subject to the Closing, the Sponsor and the Sponsor Holders irrevocably (a) agree to, on a Pro Rata Basis, subject an aggregate amount of 1,293,750 shares of Acquiror Common Stock owned by the Sponsor and Sponsor Holders, as allocated in accordance with Schedule 1 attached hereto (the “Sponsor Holders Earnout Shares”), to forfeiture (by automatic cancellation by Acquiror) if the Triggering Events do not occur during the Earnout Period (the “Potential Forfeiture”) in accordance with Section 3.10 of the Business Combination Agreement and (b) acknowledge and agree that, if, and as often as, the outstanding shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Sponsor Holders Earnout Shares to be surrendered or forfeited pursuant to the terms of Section 3.10 of the Business Combination Agreement will in each case be equitably adjusted to reflect such change. Until the occurrence of the applicable Triggering Event, certificates representing the Sponsor Holders Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement and Section 3.10 of the Business Combination Agreement, and any transfer agent for Acquiror Common Stock will be given appropriate legends that will be applicable until the Sponsor Holders Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Holders Earnout Shares in accordance with the terms of Section 3.10 of the Business Combination Agreement, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that any such legends are no longer applicable. To the extent any dividends or other distributions are paid or otherwise made by Acquiror (including, without limitation, any shares of Acquiror Common Stock or other equity securities of Acquiror distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Sponsor and Sponsor Holders would have been entitled to such dividends or other distributions in respect of the Sponsor Holders Earnout Shares if such Sponsor Holders Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Acquiror shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Sponsor and Sponsor Holders, and (i) in the event all or any portion of the Sponsor Holders Earnout Shares are earned in accordance with Section 3.10 of the Business Combination Agreement, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so earned shall be released to the Sponsor and Sponsor Holders, on a Pro Rata Basis, at the time such Sponsor Holders Earnout Shares are earned in accordance with Section 3.10 of the Business Combination Agreement or (ii) in the event all or any portion of the Sponsor Holders Earnout Shares are forfeited in accordance with Section 3.10 of the Business Combination Agreement, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so forfeited shall be forfeited to Acquiror.

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2.          Effective upon and subject to the Domestication, except to the extent this Letter Agreement is terminated in accordance with Section 20, the Sponsor and the Sponsor Holders hereby irrevocably waive the anti-dilution adjustments set forth in Article 17.2 of Acquiror’s Amended and Restated Articles of Association (as amended from time to time, the “Cayman Charter”) and any other anti-dilution or similar adjustment rights to which Sponsor and any Sponsor Holder otherwise are entitled, related to or arising from the PIPE Investment, the Convertible Notes Investment, the Domestication, the Mergers or any of the other Transactions and solely for purposes of effectuating the Transactions (the “Anti-dilution Waiver”). For the avoidance of doubt, the Anti-dilution Waiver is intended to constitute a waiver within the meaning of Article 17.3 of the Cayman Charter, as well as a waiver for all other purposes arising under Contract or Law, and shall apply to any Pre-Domestication Acquiror Class B Shares owned by Sponsor or any Sponsor Holder and any shares of Acquiror Common Stock issued as part of the Sponsor Holders Class B Conversion.

3.          Effective upon and subject to the Closing, Acquiror acknowledges the Anti-dilution Waiver and agrees to give effect to the Potential Forfeiture set forth in Section 1, including by cancelling the Sponsor Holders Earnout Shares immediately upon the occurrence of the Potential Forfeiture.

4.         From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, solely in their capacity as beneficial owners or holders of Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares shall vote or cause to be voted, all of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares beneficially owned or held by the Sponsor or the Sponsor Holders, as applicable, at every meeting of the shareholders of Acquiror at which such matters are considered and at every adjournment or postponement thereof (and shall appear at such meetings for the purposes of constituting a quorum), and shall execute and return (or cause to be executed and returned), any action by written resolution of the shareholders of Acquiror: (a) in favor of the Acquiror Shareholder Matters; (b) in favor of the Extension Proposal, if applicable in accordance with the terms of the Business Combination Agreement; (c) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Business Combination Agreement and the Transactions); (d) against any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement or the Transactions; (e) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Letter Agreement, the Business Combination Agreement or the Transactions, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.

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5.       The Sponsor, the Sponsor Holders and the Original Signatories agree to be bound by the provisions of Section 8.03(b) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror. The Sponsor, the Sponsor Holders and the Original Signatories agree to be bound by the provisions of Section 8.05(a) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror.

6.         From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, agree not to redeem any Pre-Domestication Acquiror Ordinary Shares or Founder Shares owned by it, him or her in connection with any of the shareholder approval matters described in Section 4. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, agree not to convert any Pre-Domestication Acquiror Class B Shares except in connection with the Domestication.

7.         From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination in accordance with its terms, except as set forth in Section 8, the Sponsor and the Sponsor Holders, as applicable, agree not to Transfer any Founder Shares or Founder Warrants. “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

8.         Notwithstanding the provisions set forth in Section 1, Section 7 and Section 9 of this Letter Agreement, Transfers of Founder Shares or Founder Warrants, as applicable, that are held by the Sponsor, any Sponsor Holder or any of their permitted transferees (that have complied with this Section 8), are permitted (a) to Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon the death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Mergers, in each case at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon the dissolution of the Sponsor; (g) in the event of Acquiror’s liquidation prior to the completion of an initial Business Combination; or (h) following the Closing, in the event of Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (g), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions and provisions contained in this Letter Agreement (including the provisions of Section 1, Section 7 and Section 9).

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9.         Except for those transfers permitted by Section 8, following the Closing, the Sponsor and the Sponsor Holders, as applicable, agree not to Transfer (a) any Founder Warrants (or any Acquiror Common Stock underlying the Founder Warrants) until 30 days after the Closing and (b) any Founder Shares until the earlier of (i) one year after the Closing and (ii) subsequent to the Closing, (x) if the Common Share Price equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date following the Closing on which Acquiror completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property. For purposes of this Section 9, the term “Common Share Price” shall have the meaning assigned to such term in the Business Combination Agreement, except that the measurement period shall be as set forth in clause (x) above. For the avoidance of doubt, the restrictions in this Section 9 shall not apply to any equity interests in Acquiror that do not constitute Founder Shares or Founder Warrants.

10.        In the event of a stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

11.         Each of the Sponsor and the Sponsor Holders, severally and not jointly, represent and warrant to Acquiror, ZF and IDX as follows:

(a)          Such Party, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Party. This Letter Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties hereto, this Letter Agreement constitutes a legally valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b)         Such Party is the record and beneficial owner of, and has good title to, all of its Pre-Domestication Acquiror Class B Shares and Founder Warrants as set forth on Schedule 2 attached hereto, and there exist no Liens (other than Permitted Liens) or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Pre-Domestication Acquiror Class B Shares or Founder Warrants (other than transfer restrictions under the Securities Act and the Warrant Agreement)) affecting any such securities, other than Liens pursuant to (i) this Letter Agreement, (ii) the Business Combination Agreement, or (iii) any applicable Securities Laws. Such Party’s Pre-Domestication Acquiror Class B Shares and Founder Warrants are the only equity securities of Acquiror owned of record or beneficially by such Party on the date of this Letter Agreement, and none of such Party’s Pre-Domestication Acquiror Class B Shares and Founder Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Pre-Domestication Acquiror Class B Shares, except as provided hereunder. Such Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror other than the Founder Warrants.

(c)          The execution and delivery of this Letter Agreement by such Party does not, and the performance by such Party of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Party, if applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Party or such Party’s Pre-Domestication Acquiror Class B Shares or Founder Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Party of its obligations under this Letter Agreement.

(d)          There are no Actions pending against such Party or, to the knowledge of such Party, threatened against such Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Party of its obligations under this Letter Agreement.

(e)          Except for the fees described in Section 5.07 of the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Party, for which Acquiror or any of its Affiliates may become liable.

12.      This Letter Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among any of the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including (without limitation) the Original Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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13.        No Party may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this Section 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Acquiror, the Sponsor and each Sponsor Holder and their respective successors, heirs and assigns and permitted transferees and shall inure to the benefit of the Parties and their respective successors and assigns.

14.      This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement, and to the extent there are any inconsistencies between this Letter Agreement and the Business Combination Agreement, the Business Combination Agreement shall prevail. The provisions set forth in Section 11.13 (Enforcement) of the Business Combination Agreement are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement as if all references to the “Agreement” in such sections were instead references to this Letter Agreement and all references to “Parties” in such sections were instead references to Parties as defined in this Letter Agreement. For the avoidance of doubt, Section 6.03 (Trust Account) of the Business Combination Agreement shall apply to the Parties hereto, mutatis mutandis.

15.        Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the Parties any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the Parties and their successors, heirs, personal representatives and assigns and permitted transferees.

16.        This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.         This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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18.         This Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Letter Agreement, shall, to the greatest extent permitted by Law, be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the federal and state courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 18. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

19.         Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.02 (Notices) of the Business Combination Agreement, with notices to Acquiror, ZF and IDX being sent to the addresses set forth therein, and notices to the Sponsor and the Sponsor Holders to the addresses set forth on Schedule 1 hereto, in the cases of Acquiror, ZF and IDX with copies as required under the Business Combination Agreement.

20.         This Letter Agreement shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the Business Combination Agreement in accordance with its terms, and upon such termination, this Letter Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no rights or obligations under this Letter Agreement. Notwithstanding anything in this Letter Agreement to the contrary, in the event that the Business Combination Agreement is terminated, the Acquiror, the Sponsor and the Original Signatories acknowledge and agree that the Original Letter Agreement shall continue to apply to the Acquiror, the Sponsor and the Original Signatories. This Section 20 shall survive the termination of this Letter Agreement.

21.        Each Party agrees that (a) this Letter Agreement may only be enforced against, and any action for breach of this Letter Agreement may only be made against, the Parties, and no claims of action of any nature whatsoever (whether in tort, contract, equity or otherwise) based upon, arising under or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (who are not otherwise Parties), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (who are not otherwise Parties) shall have any liability arising out of or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract, equity or otherwise) for breach of this Letter Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Letter Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 21, (i) “Acquiror Non-Party Affiliate” means (1) any officer, director, employee, sponsor, incorporator, member, partner, stockholder, manager, direct or indirect equityholder, agent, attorney, advisor, representative or Affiliate of either Acquiror or Sponsor and (2) each of the past, present or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(1) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (1) any officer, director, employee, sponsor, incorporator, member, partner, stockholder, manager, direct or indirect equityholder, agent, attorney, advisor, representative or Affiliate of the Company Parties or any of their Subsidiaries (other than, for the avoidance of doubt, such Company Party or any of its respective Subsidiaries) or any family member of the foregoing Persons and (2) each of the past, present or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(1) (other than, for the avoidance of doubt, such Company Party or any of its respective Subsidiaries).

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22.         Notwithstanding anything in this Letter Agreement to the contrary, (a) each of Sponsor and the Sponsor Holders makes no agreement or understanding herein in any capacity other than in Sponsor’s or Sponsor Holder’s individual capacity as a current or future record holder or beneficial owner of Founder Shares and Founder Warrants, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party, or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

[Signature Page Follows]
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Sincerely,

JAR SPONSOR, LLC

By:
	Name:	Zachary Malkin
	Title:	Secretary

Signature Page to Letter Agreement

Acknowledged and agreed:
L&F ACQUISITION CORP.

Name:	Adam Gerchen
Title:	Chief Executive Officer

Signature Page to Letter Agreement

ZEROFOX, INC.

Name:	James C. Foster
Title:	Chief Executive Officer and President

Signature Page to Letter Agreement

ID EXPERTS HOLDINGS, INC.

Name:	Thomas F. Kelly
Title:	Chief Executive Officer

Signature Page to Letter Agreement

SPONSOR HOLDERS:

Name:	Joseph Lieberman

Name:	Albert Goldstein

Signature Page to Letter Agreement

Solely for purposes of amending
and restating the Original Letter Agreement:

ORIGINAL SIGNATORIES:

Name:	Jeffrey C. Hammes

Name:	Adam Gerchen

Name:	Tom Gazdziak

Name:	Richard Levy

Signature Page to Letter Agreement

Schedule 1

Sponsor Holders Earnout Shares Allocation

Name	Contact Information	Shares Subject to Earnout
JAR Sponsor, LLC	Address: c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606 Phone: [***] Email: [***]	1,272,750
Joseph Lieberman	Address: 3220 Arlington Ave Riverdale, NY 10463 Phone: [***] Email: [***]	15,000
Albert Goldstein	Address: 1900 N. Hoyne Chicago, IL 60647 Phone: [***] Email: [***]	6,000
Total:		1,293,750

Schedule 1 to Letter Agreement

Schedule 2

Pre-Domestication Acquiror Class B Shares and Founder Warrants

Name	Pre-Domestication Acquiror Class B Shares	Founder Warrants
JAR Sponsor, LLC	4,242,500	5,450,000
Joseph Lieberman	50,000	0
Albert Goldstein	20,000	0

Schedule 2 to Letter Agreement

Exhibit C to Business Combination Agreement

Exhibit D

Form of Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

ZEROFOX HOLDINGS, INC.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF _____________, 2022

This AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of ___________, 2022 is made by and among:

(i)           ZeroFox Holdings, Inc. (f/k/a “L&F Acquisition Corp.”), a Delaware corporation (the “Company”);

(ii)          JAR Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Jefferies LLC (collectively, together with their Permitted Transferees that become party hereto, the “Sponsor Investors”);

(iii)         each Person executing this Agreement and listed as an “IDX Pre-Closing Holder” on Schedule A hereto (collectively, together with their Permitted Transferees that become party hereto, the “IDX Investors”);

(iv)         each Person executing this Agreement and listed as a “ZF Pre-Closing Holder” on Schedule B hereto (collectively, together with their Permitted Transferees that become party hereto, the “ZF Investors”, and collectively with the IDX Investors and the Sponsor Investors, the “Investors”).

RECITALS

WHEREAS, the Company, the Sponsor, and Jefferies LLC are parties to that certain Registration and Shareholder Rights Agreement, dated as of November 23, 2020 (the “Prior Agreement”);

WHEREAS, the Company, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZF”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”), have consummated the transactions contemplated by that certain Business Combination Agreement, dated as of December 17, 2021 (as amended, modified and/or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) the Company transferred by way of continuation from the Cayman Islands and domesticated in the State of Delaware, (ii) ZF Merger Sub merged with and into ZF (the “ZF Merger”), with ZF being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned Subsidiary of L&F Holdings, (iii) IDX Merger Sub merged with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger (“Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned Subsidiary of L&F Holdings and (iv) Transitional IDX Entity merged with and into IDX Forward Merger Sub (the “IDX Forward Merger”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings; and

WHEREAS, the Company and the other parties hereto desire to amend and restate the Prior Agreement in its entirety and to enter into this Agreement and, as applicable, to accept the rights created pursuant to this Agreement in lieu of any rights granted to them under the Prior Agreement.

NOW, THEREFORE, the Company and the other parties to this Agreement hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

ARTICLE I

EFFECTIVENESS

1.1          Effectiveness. This Agreement shall become effective as of the date first set forth above.

ARTICLE II

DEFINITIONS

2.1          Definitions. Capitalized terms used but not otherwise defined in this Section 2.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the preamble.

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“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Combination Agreement” shall have the meaning set forth in the recitals.

“Bylaws” means the bylaws of the Company, as amended, modified, supplemented or restated and in effect from time to time.

“Certificate” means the certificate of incorporation of the Company, as amended, modified, supplemented or restated and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Effectiveness Deadline” shall have the meaning set forth in Section 3.2.1.1.

“Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (ii) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock or Options that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Filing Deadline” shall have the meaning set forth in Section 3.2.1.1.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” shall have the meaning set forth in Section 3.2.1.1.

“Form S-3 Shelf” shall have the meaning set forth in Section 3.2.1.1.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“IDX Holders” means, as of any determination time, IDX Investors who hold Registrable Securities under this Agreement.

“IDX Investor” shall have the meaning set forth in the preamble.

“IDX Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, an IDX Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Investor” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“JAR Sponsor Holder” shall have the meaning of “Sponsor Holder” in the Sponsor Holders Agreement.

“Lock-Up Period” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Shares” shall have the meaning set forth in Section 3.4.1.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

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“NASDAQ” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Permitted Transferee” means any transferee described in any of clauses (i) through (vii) or in clause (ix) in Section 3.4.1.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.3.2.

“Prior Agreement” shall have the meaning set forth in the recitals.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

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“Registrable Securities” means (i) all shares of Common Stock, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security, (iii) all Warrants and (iv) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) (i) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Requesting Holders” shall have the meaning set forth in Section 3.2.3.1.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 415” shall have the meaning set forth in Section 3.2.1.1.

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

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“Selling Stockholder Information” shall have the meaning set forth in Section 3.9.1.

“Shares” means all Sponsor Investor Shares, IDX Investor Shares and ZF Investor Shares.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.2.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.3.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.3.1.

“Sponsor Holders” means, as of any determination time, Sponsor Investors who hold Registrable Securities under this Agreement.

“Sponsor Holders Agreement” means the Amended and Restated Sponsor Support Letter Agreement dated December 17, 2021 by and among the Sponsor, the Company, ZF, IDX and the directors and executive officers of Sponsor.

“Sponsor Investors” shall have the meaning set forth in the preamble.

“Sponsor Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Sponsor Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

“ZF Holders” means, as of any determination time, ZF Investors who hold Registrable Securities under this Agreement.

“ZF Investor” shall have the meaning set forth in the preamble.

“ZF Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a ZF Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

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2.2          Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)          The term “including” is not limiting and means “including without limitation.”

(d)          The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)          Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1          Demand Registration.

3.1.1      Request for Demand Registration.

3.1.1.1          Provided the Company has not filed a Form S-3 Shelf or Form S-1 Shelf and caused the Form S-3 Shelf or Form S-1 Shelf, as applicable, to become effective, with the Prospectus therein available to effect resales of Registrable Securities, by the Effectiveness Deadline (subject to extension in accordance Section 3.2.1), each of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares or a majority of the ZF Investor Shares shall have the right to make one or more written requests from time to time (such Holders, the “Demanding Holders” and such request, a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Holders. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

3.1.1.2          Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

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3.1.1.3          Upon receipt of a Demand Registration Request, the Company shall as soon as practicable, but not more than thirty (30) days after receipt of a Demand Registration Request file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2      Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration has been filed and was declared or became effective, with the Prospectus in the applicable Registration Statement available to effect resales of Registrable Securities, or an Underwritten Shelf Takedown was consummated within the preceding sixty (60) calendar days (unless otherwise consented to by the Company).

3.1.3      Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than four (4) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Sponsor Holders, ZF Holders and IDX Holders, as applicable, and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date that the Demand Notice was delivered.

3.1.4      Demand Withdrawal. Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5      Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective as soon as practicable after filing a Demand Registration Statement and remain effective until all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn, or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

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3.1.6      Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, the IDX Holders and the ZF Holders whose Registrable Securities are included in such Demand Registration Statement delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day (or shorter) period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities. In the case of a Demand Suspension, the Sponsor Holders, the IDX Holders and the ZF Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders, the IDX Holders and the ZF Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders, the IDX Holders and the ZF Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders, the IDX Holders and the ZF Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by any of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares or a majority of the ZF Investor Shares that are included in such Demand Registration Statement.

3.1.7       Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion of the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities eligible for inclusion in such Registration.

3.2         Shelf Registration.

3.2.1      Initial Registration.

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3.2.1.1          The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the Closing Date (the “Filing Deadline”), file with the SEC (at its sole cost and expense) a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect)(“Rule 415”) on the terms and conditions specified in this subsection 3.2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the earlier of (x) sixty (60) calendar days following the earlier to occur of the Filing Deadline or the filing date of such Registration Statement (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) days after the earlier to occur of the Filing Deadline or the filing date of such Registration Statement if the Registration Statement is reviewed by, and receives comments from, the SEC, and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the SEC pursuant to this subsection 3.2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 3.2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 3.2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until the date on which Investors cease to hold any Registrable Securities. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Form S-1 Shelf or Form S-3 Shelf due to limitations on the use of Rule 415 for the resale of Registrable Securities by the applicable Holder or otherwise, such Registration Statement shall register for resale the maximum number of Registrable Securities as is permitted. In such event, the number of Registrable Securities to be registered for each Holder named in such Registration Statement shall be reduced pro rata among all such Holders, and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415, the Company shall amend such Registration Statement or file a new Form S-1 Shelf or Form S-3 Shelf to register such Registrable Securities not included in the initial Form S-1 Shelf or Form S-3 Shelf and use its reasonable best efforts to cause such amendment or Registration Statement to become effective as promptly as practicable. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 3.2.1.1, but in any event within one (1) Business Day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities.

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3.2.1.2          Required Holder Information. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article III, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information on or prior to the third Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article III.

3.2.2      Suspension of Registration. If the continued use of such Registration Statement under this Section 3.2 at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, IDX Holders and ZF Holders suspend use of such Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) calendar days. In the case of a Shelf Suspension, the Sponsor Holders, IDX Holders and ZF Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders, IDX Holders and ZF Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders, IDX Holders and ZF Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders, IDX Holders and ZF Holders may reasonably request. The Company shall, if necessary, supplement or amend the Registration Statement, if required by the registration form used by the Company for the Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by each of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares and a majority of the ZF Investor Shares that are included in such Registration Statement.

3.2.3      Shelf Takedown.

3.2.3.1          At any time the Company has an effective Form S-1 Shelf or Form S-3 Shelf, by notice to the Company specifying the intended method or methods of disposition thereof, each of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares and a majority of the ZF Investor Shares may make a written request (a “Shelf Takedown Request” and such requesting Holders, the “Requesting Holders”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Holders’ Registrable Securities that may be registered under such Registration Statement, and as soon as practicable the Company shall amend or supplement the Registration Statement as necessary for such purpose.

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3.2.3.2          Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.3.2 shall be determined by the Requesting Holder(s).

3.2.3.3          The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding sixty (60) days (unless otherwise consented to by the Company).

3.2.4       Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.3 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion of the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities eligible for inclusion in such Registration.

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3.3         Piggyback Registration.

3.3.1      Participation. At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

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3.3.2      Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

3.3.3      No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

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3.4         Lock-Up Agreements.

3.4.1      Each IDX Investor and ZF Investor agrees that such Investor shall not Transfer any Shares issued to such IDX Investors or ZF Investor, as applicable, as consideration in connection with the transactions contemplated by the Business Combination Agreement (“Lock-Up Shares”) for one hundred eighty (180)-days following the Closing Date (the “Lock-up Period”). Notwithstanding any other provision in this Agreement, Lock-Up Shares shall not include shares of Acquiror Common Stock issued as part of the PIPE Investment or shares of Acquiror Common Stock issuable upon exercise of Convertible Notes. The foregoing restriction is expressly agreed to preclude each IDX Investor and ZF Investor during such one hundred eighty (180)-day period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such IDX Investor and ZF Investor’s Shares, as applicable, even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such one hundred eighty (180)-day period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the IDX Investor and ZF Investor’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (x) each executive officer and director of the Company shall be permitted to establish a plan to acquire or sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-up Period and (y) to the extent any IDX Investor or ZF Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period (or Sponsor or any JAR Sponsor Holder is granted a release or waiver from its restrictions on transfer of Company securities under the Sponsor Holders Agreement), then all IDX Investors and ZF Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 to the same extent, on substantially the same terms as and on a pro rata basis with, the IDX Investor or ZF Investor (or Sponsor or any JAR Sponsor Holder, as applicable) to which such release or waiver is granted. In the event of any such release or waiver, the Company shall use its reasonable best efforts to notify the Investors as promptly as practicable, but in no event later than two (2) Business Days of the occurrence of such release or waiver. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an IDX Investor or ZF Investor; (iii) to any Affiliate; (iv) pursuant to a court order, qualified domestic relations order, divorce settlement, divorce decree, separation agreement or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) pro rata (or in accordance with the applicable organizational documents of the transferring IDX Investor or ZF Investor) to the direct or indirect partners, members or shareholders of an IDX Investor or ZF Investor or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi) above; (viii) in connection with any legal, regulatory or other order; (ix) in connection with any bona fide mortgage, encumbrance, pledge or other grant of a security interest in Shares granted by the ZF Investor set forth on Schedule C-1 to one or more financial or lending institutions as collateral or security for or in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by such ZF Investor under the credit facilities set forth on Schedule C-2, or any refinancings, replacements or new facilities of such ZF Investor pursuant to which there is any bona fide mortgage, encumbrance, pledge or other grant of a security interest in Shares, and any transfers of such Shares upon foreclosure thereof shall be deemed permitted for purposes of this Section 3.4.1; (x) to satisfy tax withholding obligations in connection with the exercise of options to purchase Shares or the vesting of Company stock-based awards granted under the Company’s equity incentive plans in effect as of the date first set forth above; (xi) to the Company in connection with the repurchase of such IDX Investor or ZF Investor’s Shares, as applicable, in connection with the termination of the IDX Investor or ZF Investor’s employment, as applicable, with the Company pursuant to contractual agreements with the Company; (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Shares granted under the Company’s equity incentive plans in effect as of the date first set forth above; (xiii) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of clauses (i) through (vii) and clause (ix) above, the recipient of such Transfer (including any financial or lending institution or other Person to which a security interest is granted or to which a transfer of Shares upon foreclosure would occur, in each case, pursuant to clause (ix) above) must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1.

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3.4.2      Each Investor also agrees, and the Company agrees to use its reasonable best efforts to cause each director and executive officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering in which such Investor participates, if requested, to become bound by and to execute and deliver a customary lock-up agreement reasonably acceptable to the Company with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Investors (and directors and executive officers bound by such lock-up agreements) shall be conditioned upon all applicable Investors and directors and executive officers of the Company bound by such lock-up agreements being subject to the same restrictions.

3.5          Registration Procedures.

3.5.1      Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1          as promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2          prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

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3.5.1.3          notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4          promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5          to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6          use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7          promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

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3.5.1.8          furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9          deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

3.5.1.10        on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11        cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12        use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13        make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

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3.5.1.14        enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15        obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16        in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17        cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18         use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

3.5.1.20        use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21        make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

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3.5.1.22        in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23        take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24        take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25        cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26        take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2       Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such Holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

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3.5.3      Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.6          Underwritten Offerings.

3.6.1      Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the underwriters and, to the extent its Registrable Securities are being sold, Holders of a majority of the Sponsor Investor Shares that are Registrable Securities being sold, a majority of the IDX Investor Shares that are Registrable Securities being sold and a majority of the ZF Investor Shares that are Registrable Securities being sold, as applicable, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

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3.6.2      Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3      Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4      Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and the rules of the stock exchange on which the shares of Common Stock are listed, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.

3.7          No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into subscription agreements providing for private investment in public equity and convertible notes in connection with the Business Combination Agreement and entry into such agreements, or one or more registration rights agreements in respect of such subscription agreements, shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.

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3.8         Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) reasonable fees and expenses of one counsel selected by the Holders of a majority of the Registrable Securities included in the relevant offering and, when required by the underwriters, reasonable fees and expenses of legal counsel for each Holder participating in such registration (or, in the case of a Form S-3 Shelf or Form S-1 Shelf, each Holder selling Registrable Securities under the applicable Registration Statement) solely in connection with the preparation of any legal opinions requested by the underwriters in respect of such Holder personally, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

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3.9          Indemnification.

3.9.1      Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

3.9.2      Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each of their respective Representatives from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

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3.9.3      Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party which consent shall not be unreasonably withheld or delayed. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

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3.9.4       Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

3.9.5       Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

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3.10       Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a).

3.11        Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

MISCELLANEOUS

4.1          Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

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4.2          Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, provided that any e-mail must be followed by confirmation copy sent by the means provided in the following clause (iii) on the same day the e-mail is sent, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

ZeroFox Holdings, Inc.
1834 S. Charles Street
Baltimore, Maryland 21230
Attention: James C. Foster, Chief Executive Officer and President
Email: [***]

with a copy (which shall not constitute notice) to each of:

Venable
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Attention:  Anthony J. Rosso
Email: [***]

If to an Investor, to his, her or its address as set forth on Schedule A or Schedule B.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (a) non-automated confirmation of receipt or (b) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

4.3          Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Holders holding (i) a majority of the Sponsor Investor Shares then outstanding, (ii) a majority of the ZF Investor Shares then outstanding and (iii) a majority of the IDX Investor Shares then outstanding; provided, that the consent of any Investor will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Investor. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.9, 3.10, 4.5, 4.7, 4.8, 4.9, 4.11, 4.12 and 4.13 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

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4.4          Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

4.5          Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.6          Amendments. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders holding (i) a majority of the Sponsor Investor Shares then outstanding, (ii) a majority of the ZF Investor Shares then outstanding and (iii) a majority of the IDX Investor Shares then outstanding. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Sponsor Investor, ZF Holder and IDX Holder shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor, ZF Holder and IDX Holder, as applicable, and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

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4.7          Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

4.8          Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 4.7; (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 4.8 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 4.2 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 4.8, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

4.9          WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 4.8. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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4.10       Merger; Binding Effect, Etc.. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements, including the Prior Agreement, or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

4.11       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

4.12       Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.13       No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	ZEROFOX HOLDINGS, INC.

By:
Name:
Title:

Investors:	JAR SPONSOR, LLC

By:
Name:
Title:

JEFFERIES LLC

By:
Name:
Title:

FORGEPOINT CYBERSECURITY FUND I, L.P.

By:
Name:
Title:

FORGEPOINT CYBER AFFILIATES FUND I, L.P.

By:
Name:
Title:

BLUECROSS BLUESHIELD VENTURE PARTNERS II, L.P.

By:
Name:
Title:

PELOTON EQUITY I, L.P.

By:
Name:
Title:

PELOTON ID EXPERTS, LLC

By:
Name:
Title:

THOMAS KELLY

By:
Name:
Title:

SANDBOX ADVANTAGE FUND, L.P.

By:
Name:
Title:

JAMES C. FOSTER

By:
Name:
Title:

WOLF ACQUISITIONS, L.P.

By:
Name:
Title:

NEW ENTERPRISE ASSOCIATES 14, L.P.

By:
Name:
Title:

HIGHLAND CAPITAL PARTNERS 9 LIMITED PARTNERSHIP

By:
Name:
Title:

HIGHLAND CAPITAL PARTNERS 9-B LIMITED PARTNERSHIP

By:
Name:
Title:

HIGHLAND ENTREPRENEURS’ FUND 9 LIMITED PARTNERSHIP

By:
Name:
Title:

REDLINE CAPITAL FUND UNIVERSAL INVESTMENTS

By:
Name:
Title:

INTEL CAPITAL CORPORATION

By:
Name:
Title:

LOOKINGGLASS CYBER SOLUTIONS, INC.
By:
Name:
Title:

SCHEDULE A

IDX Pre-Closing Holders

•	Forgepoint Cybersecurity Fund I, L.P.
•	Forgepoint Cybersecurity Affiliates Fund I, L.P.
•	BlueCross BlueShield Venture Partners II, L.P.
•	Peloton Equity I, L.P.
•	Peloton ID Experts, LLC
•	Thomas Kelly
•	Sandbox Advantage Fund, L.P.

SCHEDULE B

ZF Pre-Closing Holders

•	James C. Foster
•	Wolf Acquisitions, L.P.
•	New Enterprise Associates 14, L.P.
•	Highland Capital Partners 9 Limited Partnership
•	Highland Capital Partners 9-B Limited Partnership
•	Highland Entrepreneurs’ Fund 9 Limited Partnership
•	Redline Capital Fund Universal Investments
•	Intel Capital Corporation
•	LookingGlass Cyber Solutions, Inc.

Exhibit E

Form of Amended and Restated ZF Certificate of Incorporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZEROFOX, INC.

ARTICLE I

The name of the corporation is ZeroFox, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1.  The total number of shares of stock that the Corporation shall have authority to issue is 10,000 shares of common stock, $0.0001 par value per share (the “Common Stock”).

Section 2.  Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one vote on any matter submitted to a vote of the stockholders.

ARTICLE V

Section 1.  The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

ARTICLE VI

Section 1.  Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

Section 2.  Newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, by a sole remaining director, or by the stockholders.  A person so elected by the Board of Directors or stockholders to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.  The Corporation is to have perpetual existence.

Section 2.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.  The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, alter, amend or repeal the Bylaws of the Corporation.  The Bylaws of the Corporation may also be adopted, altered, amended or repealed by the stockholders of the Corporation.  No Bylaw hereafter legally adopted, altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, altered, amended or repealed.

Section 4.  The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5.  No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1.  Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be given in writing or by electronic transmission by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner required by Section 228 of the DGCL.

2

Section 2.  Special meetings of stockholders of the Corporation may be called in accordance with the Bylaws of the Corporation.  Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.  Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Section 1.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.  The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 3.  Neither any amendment, repeal nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any act or omission which occurred prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Section 1.  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

Section 2.  If any provision or provisions of this Certificate of Incorporation shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and the court will replace such invalid, illegal or unenforceable provision with a valid and enforceable provision that most accurately reflects the Corporation’s intent in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision and (b) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit E to Business Combination Agreement

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Exhibit F

Form of Amended and Restated IDX Forward Merger Sub Certificate of Formation

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

IDX FORWARD MERGER SUB, LLC

This Amended and Restated Certificate of Formation (the “Amended and Restated Certificate of Formation”) of IDX Forward Merger Sub, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to amend and restate the Certificate of Formation of the LLC, filed with the Secretary of State of the State of Delaware on November 23, 2021 (the “Original Certificate”).

The Original Certificate is hereby amended and restated as follows:

1.	The name of the LLC is “IDX Holdings, LLC”.

2.
The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.

3.
The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.

IN WITNESS WHEREOF, the undersigned has duly executed, signed and acknowledged this Amended and Restated Certificate of Formation as of the ____ day of ________________, 2022.

By:
Name:
Title:	Authorized Person

Exhibit F to Business Combination Agreement

Exhibit G

Form of Amended and Restated IDX Forward Merger Sub Limited Liability Company Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

IDX HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of ___________ ___, 2022, of IDX Holdings, LLC (f/k/a IDX Forward Merger Sub, LLC), a Delaware limited liability company (the “Company”), is made by L&F Acquisition Holdings, LLC, a Delaware limited liability company, as its sole member (the “Member”).

RECITALS:

WHEREAS, the Company was formed as a limited liability company under the name IDX Forward Merger Sub, LLC pursuant to and in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) by the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on November 23, 2021, and the adoption of the Limited Liability Company Agreement of the Company, dated as of November 23, 2021 (the “Original Agreement”), by the Member; and

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged) the Member, intending to be legally bound, hereby agrees as follows:

1.          Name.  The name of the limited liability company is “IDX Holdings, LLC”.

2.          Purpose.  The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.          Member.  The name and mailing address of the Member are as follows:

Name	Address
L&F Acquisition Holdings, LLC	c/o ZeroFox Holdings, Inc., 1834 S. Charles St., Baltimore, MD 21230

4.          Capitalization.  The Member’s interest in the Company, including the Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member’s interest therein, as provided by the Act or this Agreement, shall be represented by units of limited liability company interest (each a “Unit”).  All Units issued hereunder shall be issued in uncertificated form, unless otherwise determined by the Member.

5.          Capital Contributions by the Member.  The Member shall not be obligated to make capital contributions to the Company .  No Member will be paid any interest on its capital contributions to the Company.

6.          Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated entirely to the Member.

7.          Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member and shall be distributed to the Member in proportion to the relative number of Units held by the Member.  All assets of the Company shall be vested in the Company and not in or owned by the Member unless distributed pursuant to this Section 7.

8.          Board of Managers.

(a)          Establishment.  There is hereby established a Board of Managers (the “Board of Managers”) comprised of natural persons (the “Managers”) having the authority and duties set forth in this Agreement and the Act.  For all business that is put to the vote of the Board of Managers, each Manager shall be entitled to one vote.  Any decisions to be made by the Board of Managers shall require the approval of a majority of the Board of Managers.  Except as provided in the immediately preceding sentence, no Manager acting alone, or with any other Manager or Managers, shall have the power to act for or on behalf of, or to bind the Company in his or her capacity as a Manager.  Each Manager shall be a “manager” (as that term is defined in the Act) of the Company, but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement.  Managers need not be residents of the State of Delaware.

(b)          Powers.  The business and affairs of the Company shall be managed by or under the direction of the Board of Managers.  All actions outside of the ordinary course of business of the Company, to be taken by or on behalf of the Company, shall require the approval of the Board of Managers.  Managers shall have the duties, powers and rights of Managers under Delaware law applicable to directors of corporations organized under the Delaware General Corporation Law.

(c)          Number of Managers; Term of Office.  The authorized number of Managers shall, as of the date hereof, be three Managers and hereafter the authorized number of Managers may be increased or decreased by the Member.  The Managers shall, except as hereinafter otherwise provided for filling vacancies, be elected by vote of the Member and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.  The names of the Managers are set forth on the attached Schedule

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1, and such persons shall hold office as a Manager until his or her respective successor is duly elected and qualified or until his earlier death, resignation or removal.

(d)          The Member may remove, with or without cause, any Manager and fill the vacancy.  Vacancies caused by any such removal by the Member and not filled by the Member at a meeting at which such removal shall have been made or pursuant to the applicable written consent of the Member, may be filled by a majority of the Board of Managers, although less than a quorum, and any Manager so elected to fill any such vacancy shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(e)          A Manager may resign at any time by giving written notice to that effect to the Company.  Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any vacancy caused by any such resignation or by the death of any Manager or any vacancy for any other reason (including due to the authorization by the Board of Managers of an increase in the authorized number of Managers) and not filled by the Member may be filled by a majority of the Board of Managers, although less than a quorum, and any Manager so elected to fill any such vacancy shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(f)          Meetings of the Board of Managers.  The Board of Managers shall meet at such time and at such place (either within or without the State of Delaware) as the Board of Managers may designate.  Meetings of the Board of Managers shall be held on at least three business days’ (if the meeting is to be held in person) or eight hours (if the meeting is to be held by telephone communications) prior written notice to the Managers, or upon such shorter notice as may be approved by all of the Managers.  Any Manager may waive such notice as to himself or herself.  A record shall be maintained by the Secretary of the Company of each meeting of the Board of Managers.

(g)          Conduct of Meetings.  Any meeting of the Managers may be held, and any Manager may attend and vote and be present at a meeting, in person  or telephonically.

(h)          Quorum.  The presence (in person, telephonically or by operation of this Section 8(h)) of a majority of the Board of Managers shall constitute a quorum of the Board of Managers for purposes of conducting business.  At all times when the Board of Managers is conducting business at a meeting of the Board of Managers, a quorum of the Board of Managers must be present at such meeting.  If a quorum shall not be present at any meeting of the Board of Managers, then Managers having a majority of the votes of the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(i)          Attendance and Waiver of Notice.  Attendance by a Manager at any meeting (in person or telephonically) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

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(j)          Actions Without a Meeting.  Notwithstanding any provision contained in this Agreement, any action of the Board of Managers may be taken by written or electronic consent without a meeting.  Any such action taken by the Board of Managers without a meeting shall be effective only if the written or electronic consent or consents set forth the action so taken, are signed or otherwise given by a majority of the Board of Managers and filed with the minutes of the proceedings of the Board of Managers.

(k)          Compensation of the Managers.  Managers, as such, shall not receive any stated salary for their services, but shall receive such reasonable compensation for their services as may be from time to time agreed upon by the Member or by a majority of the Board of Managers.  In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its subsidiaries in any other capacity and receiving reasonable compensation for such service.

(l)          Chairman of the Board of Managers.  A majority of the Board of Managers may elect any one of the Managers to be the chairman of the Board of Managers (the “Chairman”).  At any time, the Chairman, if any, can be removed from his or her position as Chairman by a majority of the Board of Managers.  The Chairman shall preside at all meetings of the Board of Managers and at all meetings of the Member at which he or she shall be present.

9.          Officers.  The officers of the Company, if any, shall be appointed by the Board of Managers in its sole discretion.  The initial officers of the Company are set forth on Schedule 2 attached hereto.  Unless such appointment provides otherwise, each officer so appointed shall have such powers and duties as are provided in the following:

(a)          President.  The President shall be the Chief Executive Officer of the Company.  Subject to the direction of the Board of Managers, the President shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company, and shall perform all duties incident to the office of a President in a corporation organized under the Delaware General Corporation Law .

(b)          Vice Presidents.  The powers, duties, and responsibilities of the Vice Presidents shall be fixed by the President, with the approval of the Board of Managers.  A Vice President may be designated as an Executive Vice President, a Senior Vice President or a Vice President with a functional title.

(c)          Secretary.  The Secretary shall attend all meetings of the Member and record their proceedings, unless a temporary secretary is appointed.  The Secretary shall give due notice, as required, of all meetings of the Member, and the Secretary shall keep, or cause to be kept, at a place or places required by law, a record of the members and officers of the Company, giving the names and addresses of all such members and officers.  The Secretary shall be the custodian of all records, contracts, leases and other papers and documents of the Company, unless otherwise directed by the Board of Managers, and shall perform such other duties as the Board of Managers, or the President, may designate.  In the case of the Secretary’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Secretary.

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(d)          Treasurer.  The Treasurer shall receive, keep and disburse all moneys belonging to or coming to the Company, shall keep regular, true and full accounts of all receipts and disbursements, and make detailed reports thereof, shall keep a true record of expenses, losses, gains, assets, and liabilities of the Company, and shall perform such other duties in connection with the administration of the financial affairs of the Company as the Board of Managers, or the President, may designate.  In the case of the Treasurer’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Treasurer.

10.          Subordinate Officers.  Each subordinate officer shall hold office for such period, have such authority, and perform such duties as the Board of Managers may prescribe.  The Board of Managers may from time to time authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.  Each such officer shall also have such additional powers and duties as from time to time may be conferred by the Board of Managers.  Any number of offices may be held by the same person.  Each officer shall hold office until his or her successor shall be duly appointed and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Board of Managers in its sole discretion.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Board of Managers.  Any appointment pursuant to this Section 10 may be revoked at any time by the Board of Managers.

11.          Limitations on Authority.

(a)          The authority of the Member over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

(b)          Unless otherwise determined by the Member, neither the Member nor the Company shall take any action or make any election to treat the Company as other than a disregarded entity for U.S. federal income tax purposes.

12.         Indemnification.  The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any member, manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company.

13.        Liability of Members.  Except as otherwise required by applicable law or as expressly set forth in this Agreement, no Member or Manager shall have any personal liability whatsoever in such Member’s capacity as a holder of Units or such Manager’s capacity as manager of the Company, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third person for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as a Member or an equityholder, an owner or a shareholder of another person).  Each Member shall be liable only to make such Member’s capital contribution to the Company, if applicable, and the other payments provided for expressly herein.

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14.          Tax Elections.  The fiscal and taxable year of the Company shall be a calendar year.

15.          Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member to such effect; (b) at any time there are no members of the Company, unless the Company is continued in a manner permitted by the Act; and (c) the entry of a decree of judicial dissolution under the Act.

16.         Consents.  Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, is signed or otherwise given by the Member, and filed with the records of the Company.

17.          Amendments.  Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

18.        Governing Law.  This Agreement shall be governed by, and constructed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws (excluding its conflict-of-laws rules).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement of IDX Holdings, LLC as of the date first written above.

L&F ACQUISITION HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement]

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Schedule 1

Board of Managers

James C. Foster
Timothy S. Bender
Kevin T. Reardon

Schedule 1 to Amended and Restated Limited Liability Company Agreement

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Schedule 2

Officers

Name	Title

James C. Foster	Chief Executive Officer and President
Timothy S. Bender	Chief Financial Officer & Treasurer
Kevin T. Reardon	Chief Operating Officer
Thomas P. Fitzgerald	General Counsel and Corporate Secretary

Schedule 2 to Amended and Restated Limited Liability Company Agreement

Exhibit G to Business Combination Agreement

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Exhibit H

Form of Incentive Equity Plan

ZEROFOX HOLDINGS, INC.

2022 INCENTIVE EQUITY PLAN

ARTICLE I.
PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

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ARTICLE IV.
STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan shall be shares of Common Stock, and may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award (a) expires, lapses or is terminated, (b) is exchanged for or settled in cash, (c) is surrendered, repurchased, or canceled, without having been fully exercised or forfeited, in any case, in a manner that results in the Company (i) acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares, or (ii) not issuing any Shares covered by the Award or Prior Plan Award, then the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (A) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (B) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall not exceed ten percent (10%) of the issued and outstanding Shares as of the Effective Time.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.  This Section 4.4 shall not apply to the Prior Plans, which shall be governed by the terms described in Section 4.1 above.

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4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (which limits shall not apply to the compensation for any non-employee Director who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation); provided, that, the Administrator may make exceptions to this limit, but the non-employee Director receiving such additional compensation may not participate in the decision toward such compensation.

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying (a) the excess, if any, of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price per Share of the Stock Appreciation Right by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

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5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that, on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option), (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, in the Company’s discretion, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant may terminate immediately upon such violation.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full, (a) as specified in Section 5.5, for the number of Shares for which the Award is exercised, and (b) as specified in Section 9.5, for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) solely to the extent permitted by Applicable Law, if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

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(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

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(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case, subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

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ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

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(d) make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) replace such Award with other rights or property selected by the Administrator; and/or

(f) provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

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8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

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9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (b) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates, but in no event will withholding obligations be calculated based on rates in excess of the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (a) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (b) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (d) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have an aggregate Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights, in each case, unless such action is approved by the stockholders of the Company.

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9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE X.
MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award, and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective as of the Effective Time, as such term is defined in the Business Combination Agreement (the “Effective Date”), and it will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (a) the date the Board adopted the Plan and (b) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plans will continue in full force and effect in accordance with its terms.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

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10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

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10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

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10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

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11.5 “Board” means the Board of Directors of the Company.

11.6 “Business Combination Agreement” means that certain business combination agreement entered into by and among L&F Acquisition Corp., L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc. IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFOX, Inc., and ID Experts Holdings, Inc., dated as of December 17, 2021.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

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Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsections (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the common stock of the Company, par value $0.0001 per share.

11.11 “Company” means ZeroFOX Holdings, Inc., a Delaware corporation, or any successor.

11.12 “Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

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11.16 “Effective Date” has the meaning set forth in Section 10.3.

11.17 “Employee” means any employee of the Company or its Subsidiaries.

11.18 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.24 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.26 “Overall Share Limit” means the sum of (a) the number of Shares equal to ten percent (10%) of the Shares issued and outstanding as of the Effective Time, as such term is defined in the Business Combination Agreement, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2023 and ending on and including January 1, 2031 equal to the lesser of (i) the number of Shares equal to five percent (5%)  of the Shares issued and outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

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11.27 “Participant” means a Service Provider who has been granted an Award.

11.28 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.29 “Plan” means this 2022 Incentive Equity Plan.

11.30 “Prior Plan Award” means an award outstanding under any of the Prior Plans as of the Effective Date.

11.31 “Prior Plans” means the 2013 ZeroFOX, Inc. Equity Incentive Plan, the IDX 2016 Stock Option and Grant Plan, and the IDX 2017 Equity Incentive Plan, in each case as amended from time to time.

11.32 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

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11.34 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36 “Securities Act” means the Securities Act of 1933, as amended.

11.37 “Service Provider” means an Employee, Consultant or Director.

11.38 “Shares” means shares of Common Stock.

11.39 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Exhibit H to Business Combination Agreement

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Exhibit I

Form of ESPP

ZEROFOX HOLDINGS, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE

The purposes of this ZeroFOX Holdings, Inc. 2022 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of ZeroFOX Holdings, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Business Combination Agreement” shall mean that certain business combination agreement entered into by and among L&F Acquisition Corp., L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc. IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFOX, Inc., and ID Experts Holdings, Inc., dated as of December 17, 2021.

2.5 “Change in Control” shall mean and include each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

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(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

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2.7 “Common Stock” shall mean common stock of the Company, par value $0.0001 per share, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.8 “Company” shall mean ZeroFOX Holdings, Inc., a Delaware corporation, or any successor.

2.9 “Compensation” of an Eligible Employee shall mean the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments, but excluding any commissions and periodic bonuses, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.10 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.11 “Effective Date” shall mean the Effective Time, as such term is defined in the Business Combination Agreement.

2.12 “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

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2.13 “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.14 “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.

2.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.16 “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.17 “Offering Document” shall have the meaning given to such term in Section 4.1.

2.18 “Offering Period” shall have the meaning given to such term in Section 4.1.

2.19 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.20 “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.21 “Plan” shall mean this ZeroFOX Holdings, Inc. 2022 Employee Stock Purchase Plan, as it may be amended from time to time.

2.22 “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.23 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

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2.24 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.25 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.26 “Share” shall mean a share of Common Stock.

2.27 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.28 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of shares of Common Stock that may be issued pursuant to rights granted under the Plan shall be equal to two percent (2%) of the Shares issued and outstanding as of the Effective Time, as such term is defined in the Business Combination Agreement.  In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on and including January 1, 2023 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by an amount equal to the lesser of (a) one percent (1%) of the number of Shares issued and outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of twenty-five million (25,000,000) Shares, subject to Article VIII.

3.2 Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

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ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed 27 months;

(b) the length of the Purchase Period(s) within the Offering Period;

(c) in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 6,000 Shares;

(d) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 3,000 Shares; and

(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

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(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two decreases and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d) Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

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5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction. Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (i) the last Purchase Date of such Offering Period, (i) last day of such Offering Period and (iii) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.

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6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold (a) from the Participant’s wages or other compensation, (b) a sufficient whole number of Shares otherwise issuable following the exercise of the right to purchase Shares pursuant to the Plan during the applicable Offering Period having an aggregate value sufficient to pay the required tax-related items or (c) from proceeds from the sale of Shares issued upon exercise of the right to purchase Shares through a voluntary sale arranged by the Company, in each case, to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

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6.5 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

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ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN STOCK

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

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(c) make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

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9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence, including, but not limited to:

(a) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.
TERM OF PLAN

The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2 Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

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11.3 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan, to:

(a) determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical);

(b) designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company;

(c) construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(d) amend, suspend or terminate the Plan as provided in Article IX;

(e) generally exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.
MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable, other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

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12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

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12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

* * * * *

Exhibit I to Business Combination Agreement

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Exhibit J

Form of ZF FIRPTA Certificate

STATEMENT THAT A CORPORATION IS NOT A UNITED STATES REAL
PROPERTY HOLDING CORPORATION AND THAT STOCK IN THE
CORPORATION IS NOT A UNITED STATES REAL PROPERTY INTEREST

Reference is hereby made to that certain Business Combination Agreement (the “Agreement”), dated as of December 17, 2021 by and among L&F Acquisition Corp., a Cayman Islands exempted company (which, prior to the Closing, shall migrate to and domesticate as a Delaware corporation, ZeroFox Holdings, Inc. (“Buyer”)), ZeroFox, Inc., a Delaware corporation (the “Company”), and the other signatories thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), no withholding is required upon the acquisition of an interest in a domestic corporation if the transferor provides the transferee with a copy of a statement issued by the corporation pursuant to Treasury Regulation Section 1.897-2(h) certifying that the interest is not a United States real property interest.  In general, a corporation may issue such a statement only if the corporation was not a United States real property holding corporation at any time during the previous five (5) years (or the period in which the interest was held by its present holder, if shorter) or if interests in the corporation ceased to be United States real property interests under Section 897(c)(1) of the Code.

This Statement That A Corporation Is Not A United States Real Property Holding Corporation And That Stock In The Corporation Is Not A United States Real Property Interest (this “Statement”) is provided to Buyer pursuant to Section 9.02(d) of the Agreement and Treasury Regulation Section 1.897-2(h)(2).  The undersigned, as an officer of the Company with full power and authority to execute this Statement, makes the following voluntary certification to Buyer in order to confirm that no withholding is required by Buyer in connection with the transactions contemplated by the Agreement:

1.	The stock of the Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

2.
The Company is not as of the date of this Statement, and was not at any time during the five (5) year period ending on the date of this Statement, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

3.	The Company is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

4.	The Company’s United States employer identification number is 46-1796885;

5.	The Company’s office address is: 1834 S. Charles Street, Baltimore, Maryland 21230, Attention: Tim Bender, Chief Financial Officer;

6.
The Company acknowledges that (a) it is issuing this Statement pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), (b) the Company authorizes Buyer to file this Statement and the applicable notice on its behalf with the Internal Revenue Service, and (c) the undersigned understands that this Statement may be disclosed to the Internal Revenue Service by Buyer and any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned officer of the Company declares that such officer has examined this Statement, and, to the best of such officer’s knowledge and belief, this Statement is true, correct and complete.  The undersigned responsible corporate officer of the Company is authorized to execute this Statement on behalf of the Company.

Date:
ZeroFox, Inc.

By:
Name:
Title:

Signature Page to Statement

Exhibit K

Form of IDX FIRPTA Certificate

STATEMENT THAT A CORPORATION IS NOT A UNITED STATES REAL
PROPERTY HOLDING CORPORATION AND THAT STOCK IN THE
CORPORATION IS NOT A UNITED STATES REAL PROPERTY INTEREST

Reference is hereby made to that certain Business Combination Agreement (the “Agreement”), dated as of December 17, 2021, by and among L&F Acquisition Corp., a Cayman Islands exempted company (which, prior to the Closing, shall migrate to and domesticate as a Delaware corporation, ZeroFox Holdings, Inc. (“Buyer”)), ID Experts Holdings, Inc., a Delaware corporation (the “Company”), and the other signatories thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), no withholding is required upon the acquisition of an interest in a domestic corporation if the transferor provides the transferee with a copy of a statement issued by the corporation pursuant to Treasury Regulation Section 1.897-2(h) certifying that the interest is not a United States real property interest.  In general, a corporation may issue such a statement only if the corporation was not a United States real property holding corporation at any time during the previous five (5) years (or the period in which the interest was held by its present holder, if shorter) or if interests in the corporation ceased to be United States real property interests under Section 897(c)(1) of the Code.

This Statement That A Corporation Is Not A United States Real Property Holding Corporation And That Stock In The Corporation Is Not A United States Real Property Interest (this “Statement”) is provided to Buyer pursuant to Section 9.02(d) of the Agreement and Treasury Regulation Section 1.897-2(h)(2).  The undersigned, as an officer of the Company with full power and authority to execute this Statement, makes the following voluntary certification to Buyer in order to confirm that no withholding is required by Buyer in connection with the transactions contemplated by the Agreement:

1.	The stock of the Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

2.
The Company is not as of the date of this Statement, and was not at any time during the five (5) year period ending on the date of this Statement, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

3.	The Company is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

4.	The Company’s United States employer identification number is 81-3058697;

5.	The Company’s office address is: 10300 SW Greenburg Road, Suite 570, Portland, Oregon 97223, Attention: Thomas F. Kelly, Chief Executive Officer;

6.
The Company acknowledges that (a) it is issuing this Statement pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), (b) the Company authorizes Buyer to file this Statement and the applicable notice on its behalf with the Internal Revenue Service, and (c) the undersigned understands that this Statement may be disclosed to the Internal Revenue Service by Buyer and any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned officer of the Company declares that such officer has examined this Statement, and, to the best of such officer’s knowledge and belief, this Statement is true, correct and complete.  The undersigned responsible corporate officer of the Company is authorized to execute this Statement on behalf of the Company.

Date:
ID Experts Holdings, Inc.

By:
Name:
Title:

Signature Page to Statement